As filed with the Securities and Exchange Commission on January ___, 2001
                                                     Registration No. 33-38152


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ----------------------
                       POST-EFFECTIVE AMENDMENT NO. 13

                                       TO

                                   FORM S-2

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                        UNIFIED WESTERN GROCERS, INC.
            (Exact name of registrant as specified in its charter)

                 California                                  95-0615250
(State or other jurisdiction of incorporation            (I.R.S. Employer
             or organization)                            Identification No.)

                            ----------------------
                               5200 Sheila Street
                           Commerce, California 90040
                                (323) 264-5200
             (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Registrant's Principal Executive Offices)

                            ----------------------
                              Robert M. Ling, Jr.,
           Executive Vice President, Secretary and General Counsel
                          Unified Western Grocers, Inc.
                               5200 Sheila Street
                           Commerce, California 90040
                                 (323) 264-5200
          (Name, address, including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                            ----------------------
                                    Copy To:
                             John D. Hussey, Esquire
                   Sheppard, Mullin, Richter & Hampton LLP
                              333 South Hope Street
                                   48th Floor
                          Los Angeles, California 90071
                                 (213) 617-4112
                            ----------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
     If the registrant elects to deliver its latest annual report to securities holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [_]

                                  Prospectus
                        UNIFIED WESTERN GROCERS, INC.

                              8,920 Class A Shares
                             57,635 Class B Shares


Unified Western Grocers, Inc.             We operate a grocery wholesale distribution business
5200 Sheila Street                        primarily on a cooperative basis.  Customers that meet
Commerce, California 90040                certain volume purchase requirements are  required to
(323) 264-5200                            purchase shares in Unified Western Grocers, Inc. These
                                          customers are referred to as member-patrons.  Each
Price to Public:         Book Value       member-patron is required to purchase 100 Class A
Proceeds to Unified      100%             shares. Class B shares are required to be acquired over
                                          time in amounts determined by the volume of business
                                          done by the member-patron with Unified.


o Offering of Class A Shares and Class B Shares to member-patrons for cash and deferred payment or as patronage dividends from time to time.

o Shares can be acquired only by member-patrons in accordance with Unified's share purchase requirements.

o There is no market for Unified's shares. Unified's obligation to redeem shares is restricted.

o Price is the book value at the fiscal year end prior to the date of issuance.

o The total proceeds of shares purchased are received by Unified. There are no commissions or discounts.


Acquiring shares in Unified involves certain risks. See "Risk Factors" beginning on page 2 for a discussion of certain factors you should consider before acquiring our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              January ___, 2001

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

   SUMMARY OF PROSPECTUS.....................................................1

   RISK FACTORS..............................................................2

   OFFERING OF CLASS A SHARES AND CLASS B SHARES.............................4

      Eligibility to Hold Shares.............................................4
      Member-Patrons Required to Purchase One Hundred Class A
            Shares...........................................................5
      Issuance of Class B Shares to Member-Patrons...........................5
      General................................................................5
      Manner of Issuance of Class B Shares...................................7
      Alternative Manner of Issuance of Class B Shares.......................7
      Other Matters Relating to Issuance of Class B Shares...................8

   DESCRIPTION OF CAPITAL STOCK..............................................9

      Dividend Rights........................................................9
      Voting Rights..........................................................9
      Liquidation Rights....................................................10
      Non-Transferability...................................................10
      Shares Held As Security...............................................11
      Share Redemption......................................................11
      Use of Book Value.....................................................14

   USE OF PROCEEDS..........................................................15

   FORWARD-LOOKING INFORMATION..............................................15

   INFORMATION CONCERNING UNIFIED...........................................16

      The Business..........................................................16
      Properties............................................................23
      Legal Proceedings.....................................................24
      Market For Registrant's Common Equity And Related
            Shareholder Matters.............................................24
      Selected Financial Data...............................................24
      Supplemental Financial Information....................................25
      Management's Discussion And Analysis Of Financial Condition
            And Results Of Operations.......................................26
      Quantitative And Qualitative Disclosures About Market Risk............31
      Directors And Executive Officers......................................32
      Principal Stockholders................................................34
      Security Ownership Of Management......................................34
      Compensation Of Directors And Executive Officers......................35
      Transactions With Management And Other Persons........................39

   AVAILABLE INFORMATION....................................................44

   EXPERTS..................................................................44

   INDEMNIFICATION OF DIRECTORS AND OFFICERS................................44

   INDEX TO FINANCIAL STATEMENTS...........................................F-1

                                 SUMMARY OF PROSPECTUS

The following is a brief summary of certain matters described more fully elsewhere in this document. You should read this summary in connection with the more detailed information contained elsewhere in this document. You should pay special attention to the section of this document entitled "RISK FACTORS."

Business Description: Unified Western Grocers, Inc. ("Unified" or the "Company") is a grocery wholesaler serving supermarket operators in California, Oregon, Washington, Nevada, Arizona, Hawaii and elsewhere. Unified does business primarily with member-patrons on a cooperative basis and is owned by its member-patrons. Retailers may also do business with the Company as non-shareholder associate patrons or on a non-patronage basis. In September 1999, Unified completed a merger (the "Merger") with United Grocers, Inc. ("United"), a grocery cooperative headquartered in Milwaukie, Oregon. In connection with the Merger, the Company changed its name from Certified Grocers of California, Ltd. to its current name.

Eligibility to Hold Shares: Membership in Unified is limited to persons and entities meeting certain product purchase requirements. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Eligibility to Hold Shares."

Member-Patrons Required to Purchase One Hundred Class A Shares: Unified requires each member-patron to purchase one hundred Class A Shares. The price per share is the book value per share as of the close of the preceding fiscal year. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Member-Patrons Required to Purchase One Hundred Class A Shares."

Issuance of Class B Shares to Member-Patrons: Unified requires each member-patron to hold over time Class B Shares having combined issuance values in an amount equal to the lesser of (a) the amount of the member-patron's required deposit or (b) twice the member-patron's average weekly purchases. For purposes of this Class B Share requirement, the issuance value of each Class B Share held by a member-patron is the book value of Unified's outstanding shares as of the close of the fiscal year last ended prior to the issuance to the member-patron of such Class B Share, except that the deposit value of Class B Shares received by former shareholders of United in the Merger, is equal to $253.95 per share. The board of directors may increase or otherwise change the Class B Share requirement at its discretion.

Issuance of Class B Shares to member-patrons in order to comply with this requirement will generally be accomplished in one of the following manners:

      o Unified will issue existing member-patrons Class B Shares as a part of the patronage dividends paid to such member-patrons over a period of five consecutive fiscal years, beginning with the second fiscal year following admission as a member-patron, so that, following the patronage dividend paid for the fifth year, such member-patron would hold Class B Shares having combined issuance values equal to the member-patron's Class B Share requirement.

      o Alternatively, a member-patron may request during September of any year that Unified issue to it as part of the next patronage dividend Class B Shares which would cause the member-patron to hold Class B Shares with a combined issuance value equal to that member-patron's Class B Share requirement. Unified may grant this request, in its sole discretion. Once a member-patron makes such a request, the member-patron may not revoke the request without Unified's consent.

In addition, former United shareholders may assign 80% of all patronage dividends received to be used to purchase Class B Shares until the Class B Share requirement is met and, during the period of a Class B Share requirement deposit deficiency, are required to comply with a Supply Agreement requiring maintenance of pre-Merger levels of purchase from Unified.

Relationship to Cash Deposits: Patrons are generally required to maintain cash deposits with Unified. The deposits serve as security for the patron's contractual obligations to Unified. They are based on the amount of the patron's purchases from certain divisions of Unified. A portion of these deposits is subordinated to certain indebtedness of Unified. Presently, as Class B Shares are issued, each member-patron receives credit against its required deposit based upon the combined issuance values of such member's Class B Shares. To the extent a member-patron's deposit exceeds the required amount, Unified will return the excess upon request. Former United shareholders who do not hold sufficient Class B Shares to meet the minimum deposit requirements are provided an opportunity to accumulate Class B Shares over time without posting a cash deposit. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Issuance of Class B Shares to Member-Patrons and Other Matters Relating to Issuance of Class B Shares."

                                     RISK FACTORS

The following subheadings describe characteristics of the Class A Shares and Class B Shares which involve risks of the investment.

You may not be able to transfer your shares.

You must have Unified's permission to transfer your ownership of Class A Shares or Class B Shares to someone other than Unified. Unified will normally not grant its consent except where the transfer of the shares is in connection with the transfer of a member-patron's business to an existing or new member-patron for continuation of such business.

There will be no market for your shares.

There currently is no established market for Unified's Class A Shares or Class B Shares, and we do not expect there to be a trading market for the shares. In order to liquidate shares, shareholders will be dependent on the ability of Unified to redeem the shares or upon the sale of the shares to a successor retailer in connection with the sale of the shareholder's business.

Your shares will be held as security.

The certificates for Class A Shares and Class B Shares will not be delivered to member-patrons. All shares will be pledged to and held by Unified to secure the prohibition against their transfer, to secure Unified's redemption rights and as security for performance of obligations of the member to Unified or its subsidiaries. See "DESCRIPTION OF CAPITAL STOCK -- Shares Held as Security."

Unified may not be able to redeem your shares.

Upon a patron's termination of its membership, Unified will purchase the patron's Class A Shares and Class B Shares only if permitted by Unified's redemption policy and by legal requirements. There is no assurance that Unified's financial condition will enable it to legally redeem shares tendered for redemption. Assuming that the redemptions were otherwise permitted by Unified's redemption policy, under current legal requirements (which include Unified's continuing ability to meet its liabilities as they mature) Unified would be permitted to redeem shares up to the amount of Unified's retained earnings immediately prior to the redemption. Even if redemption is permitted by legal requirements, it is possible under Unified's redemption policy that a member's Class B Shares will not be fully, or even partially, redeemed in the year in which they are tendered for redemption. Unified has no obligation to redeem Class B Shares held by terminated member-patrons until after September 27, 2002. With limited exceptions, in each fiscal year, the redemption policy only requires Unified to redeem Class B Shares in an amount up to the "five percent limit" described in the redemption policy in each fiscal year, and any redemption of Class B Shares in excess of the limit for such fiscal year is at the discretion of Unified's board of directors. In addition, certain of Unified's credit agreements prohibit redemptions of Class A Shares and Class B Shares if and while Unified is in breach or default under the credit agreement. As described in the share redemption policy, redemptions may be effected by payment to the member or credit to the member's account. See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

Unified  is  currently  prohibited  from  redeeming  Class A Shares  and Class B
Shares.

Historically through the operations of its subsidiaries, the Company has maintained sufficient retained earnings to accomplish its share repurchase program. As a result of expenses associated with the Merger with United, current operating losses of subsidiaries acquired from United as well as operating losses of retail stores owned by the Company, including stores acquired from Albertson's for resale to members or others, the Company's retained earnings have been depleted such that they are currently inadequate to permit repurchase of Company shares. A repurchase test based on the ratio of assets to liabilities determined under GAAP with certain adjustments cannot currently be met since the Company relies heavily on borrowings to finance its operations. See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

We will continue to be subject to risk of loss of member volume.

We will continue to be subject to the risks associated with the consolidation of the grocery industry. When independent retailers are acquired by large chains with self distribution capacity, are driven from business by larger grocery chains, or become large enough to develop their own self-distribution system, we will lose distribution volume. Members may also select other wholesale providers. Reduced volume is normally injurious to profitable operations since fixed costs must be spread over a lower volume of transactions.

Income tax liability incidental to patronage dividends.

A patron must report as gross income, for federal income tax purposes, the patronage dividends, if any, distributed to it by Unified. Receipt of Class B Shares by a member-patron as a part of a patronage dividend must be reported as income at their full stated dollar amount. Class B Shares distributed as a part of a patronage dividend are also subject to state income and corporation franchise taxes.

                     OFFERING OF CLASS A SHARES AND CLASS B SHARES

The Class A Shares and Class B Shares of Unified are offered only to such persons or entities who from time to time may be accepted as member-patrons of Unified. The sale of the shares offered pursuant to this prospectus will be made by Unified through its regular employees, who will not receive any additional remuneration in connection therewith. No sales will be made through brokers, and there are no underwriters.

Eligibility to Hold Shares

Class A Shares are issued to and may be held only by member-patrons of Unified. In order to qualify for and retain membership as a member-patron, a person or other entity must:

      o patronize Unified in such amounts and manner, and otherwise comply with the bylaws and with such rules, regulations and policies, as may be established from time to time by Unified;

      o     have and maintain acceptable financial standing;

      o     make application in such form as is prescribed; and

      o be accepted as a member after approval by the board of directors.

Membership does not obligate Unified to make any sale of merchandise or services or any extension of credit.

Membership is not transferable either voluntarily or by operation of law. Membership may be terminated by written resignation of the member or by Unified on the member's failure to meet any requirement of membership, or on the member's failure to timely pay or otherwise meet any obligation to Unified or its subsidiaries or to comply with any requirement established by Unified for servicing of accounts, or on the member's death or incompetency, or except as permitted by the bylaws on any attempted transfer of membership, or on an insolvency, bankruptcy, arrangement or reorganization proceeding by or against the member, or on the member's account or any Class A or Class B Shares held by the member being subjected to any process of law, or on any transfer or encumbrance or attempted transfer or encumbrance of any such account or share. Termination of membership does not relieve the patron of obligations incurred prior to termination.

The board of directors may approve the issuance of Class B Shares to any person and for any purpose. However, the board of directors does not now intend to authorize, and this offering does not include, the issuance of Class B Shares except to member-patrons.

Member-Patrons Required to Purchase One Hundred Class A Shares

Each member-patron of Unified is required to hold one hundred Class A Shares. The board of directors is authorized to accept member-patrons without the issuance of Class A Shares when the board of directors determines that such action is justified by reason of the fact that the ownership of the patron is the same, or sufficiently the same, as that of another member-patron holding one hundred Class A Shares.

Such persons or entities who from time to time may be accepted as new member-patrons of Unified will be required to purchase or subscribe for the purchase of one hundred Class A Shares. The price for such shares will be the book value per share of outstanding shares at the close of the fiscal year last ended. Any subscription will require a minimum cash down payment with terms to be determined by the board of directors. Unified at its option may, as a condition to accepting a member, require that instead of issuing Class A Shares, such member purchase said shares from a terminated member at the same price which would have been payable had the new member purchased said shares from Unified.

No member may hold more than one hundred Class A Shares. It is possible, however, that a member may have an interest in another member, or that a person may have an interest in more than one member, and thus have an interest in more than one hundred Class A Shares. Such a situation might arise, for example, where a member-patron owns the stock of another member-patron.

Issuance of Class B Shares to Member-Patrons

General

Unified currently pays its patronage dividends to member-patrons and associate-patrons on the basis of patronage business transacted with Unified's two patronage earnings divisions: the Dairy Division and the Cooperative Division.

      o The Dairy Division consists of patronage earnings generated by the fluid milk and juice bottling plant located in Los Angeles, California. Patronage dividends for this division are paid solely to patrons who purchase manufactured and related products from the Dairy Division.

      o The Cooperative Division consists of patronage earnings generated from all other patronage activities of Unified and without distinction to geographic location. The Cooperative Division includes the general merchandise activity which previously was conducted in a non-patronage subsidiary of Unified.

Net patronage earnings are based on the combined results of the Dairy Division and the Cooperative Division. In the event of a loss in one division, the Board of Directors will make an equitable decision with respect to treatment of the loss.

Except with respect to member-patrons who were former United members and did not receive sufficient Class B Shares immediately following the Merger to meet minimum Class B share ownership deposit requirements, patronage dividends for the Cooperative Division is currently paid out in the following order and manner: first, member-patrons receive 20% in cash; second, member-patrons receive the required amount of Class B Shares; third, the remainder is credited to the member-patron's deposit account. Dairy Division patronage dividends are generally paid in cash after the close of each fiscal quarter.

Unified's bylaws provide that patronage dividends may be paid in money or in any other form which constitutes a written notice of allocation under Section 1388 of the Internal Revenue Code. Section 1388 of the Internal Revenue Code defines the term "written notice of allocation" to mean any capital stock, revolving fund certificate, retain certificate, certificate of indebtedness, letter of advice, or other written notice, which discloses to the recipient the stated dollar amount allocated to him by Unified and the portion thereof, if any, which constitutes a patronage dividend.

As a portion of the patronage dividend for the Cooperative Division paid to each member-patron, Unified issues Class B Shares. Each member-patron is required to hold Class B Shares having combined issuance values in an amount equal to the lesser of (a) the amount of the member-patron's required subordinated cash deposit or (b) twice the member-patron's average weekly purchases which is referred to as the "Class B Share requirement". The amount of a member-patron's average weekly purchases is determined by Unified. For purposes of this requirement, each Class B Share held by a member-patron is valued at the book value of Unified's outstanding shares as of the close of the fiscal year last ended prior to the issuance to the member-patron of such Class B Share, except that the deposit value of Class B Shares received by former shareholders of United in the Merger is equal to $253.95 per share. These values are referred to as the "issuance values". For example, a Class B Share issued in fiscal year 2001 has an issuance value equal to the book value of Unified's outstanding shares as of the close of fiscal year 2000. In order to satisfy the requirement regarding the holding of Class B Shares, a member-patron is required to hold Class B Shares having combined issuance values in an amount equal to the member-patron's Class B Share requirement.

Issuance of Class B Shares to member-patrons in order to comply with this requirement will be accomplished as described below. In connection with the issuance of Class B Shares as described below, it should be noted that Unified currently pays at least 20% of the patronage dividends from the Cooperative Division and 100% of the patronage dividends for the Dairy Division in cash. In addition, with respect to the patronage dividends payable for a fiscal year, Unified's board of directors may authorize the retention of a portion of the patronage dividends payable to patrons and the issuance of interest-bearing subordinated patronage dividend certificates evidencing the indebtedness of Unified respecting the amounts retained. Issuance of Class B Shares as a portion of patronage dividends as described below will occur only to the extent of the member-patron's patronage dividend remaining after the cash payment and any retention which may be authorized by the board of directors.

Manner of Issuance of Class B Shares

Member-patrons, and those persons or entities who from time to time may be accepted as new member-patrons of Unified, will be issued Class B Shares in the manner described below. It is proposed that each member-patron would be issued Class B Shares as a part of the patronage dividends, but after deducting the cash payment and any authorized retention, paid to such member-patron over a period of five consecutive fiscal years, beginning with the second fiscal year following admission as a member-patron, such that following the patronage dividend paid for the fifth year, such member-patron would hold Class B Shares having combined issuance values equal to the amount of the member-patron's Class B Share requirement.

It is intended to issue Class B Shares to such member-patrons as a portion of patronage dividends paid, beginning with the second fiscal year following admission as a member-patron, as follows:

      After payment of the cash portion of the patronage dividend and deduction of any authorized retention, Class B Shares would be issued in an amount not exceeding the member-patron's remaining patronage dividend for any one year so that, subject to the foregoing, after the first patronage dividend, the member-patron will hold Class B Shares having issuance values equal to 20% of the member-patron's Class B Share requirement; after the second patronage dividend, the member-patron will hold Class B Shares having combined issuance values equal to 40% of the member-patron's Class B Share requirement; after the third patronage dividend, the member-patron will hold Class B Shares having combined issuance values equal to 60% of the member-patron's Class B Share requirement; after the fourth patronage dividend, the member-patron will hold Class B Shares having combined issuance values equal to 80% of the member-patron's Class B Share requirement; and, after the fifth patronage dividend, the member-patron will hold Class B Shares having combined issuance values equal to the amount of the member-patron's Class B Share requirement.

If following the issuance of Class B Shares as a part of the patronage dividend for any given fiscal year, the member-patron would not hold Class B Shares having a combined issuance value equal to the amount of Class B Shares required to be held by the member-patron following the patronage dividend for such fiscal year, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve the required amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the issuance values of such additional Class B Shares, and the member-patron will be required to authorize Unified to debit such account.

Former United shareholders who do not hold shares sufficient to meet the Class B Share requirement are required to assign 80% of all patronage dividends received to be used to purchase Class B Shares until the Class B Share requirement is met and, during the period of a deficiency, are required to enter into and comply with a Supply Agreement requiring maintenance of pre-Merger levels of product purchases from Unified.

Alternative Manner of Issuance of Class B Shares

As an alternative to the issuance of Class B Shares in the manner described directly above, upon the request of any member-patron, which request may only be made in September of any year, Unified may, at its sole option, issue to each member-patron as a part of the next ensuing patronage dividend, and after payment of the cash portion of such patronage dividend and deduction of any authorized retention, Class B Shares in an amount and having issuance values not exceeding the member-patron's remaining patronage dividend such that, following such issuance, the member-patron would hold Class B Shares having combined issuance values equal to the member-patron's Class B Share requirement. If following the issuance of Class B Shares in the foregoing manner, the member-patron would not hold Class B Shares having combined issuance values equal to the member-patron's Class B Share requirement, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve this amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the issuance values of such additional Class B Shares, and the member-patron, in making the above described request, will be required to authorize Unified to debit such account. Once made, the member-patron's request would not be revocable by the member-patron without Unified's consent, which consent can be granted or withheld in Unified's sole discretion.

Other Matters Relating to Issuance of Class B Shares

Following the issuance of Class B Shares, Unified proposes to continue to issue Class B Shares as a part of patronage dividends but after deducting the cash payment and any authorized retention, and, to the extent necessary, to issue additional Class B Shares to be paid for by debiting the member-patron's cash deposit account, so as to establish and maintain each member-patron's holdings of such shares in an amount having combined issuance values equal to the member-patron's Class B Share requirement.

The holding of Class B Shares having combined issuance values equal to the amount of the member-patron's Class B Share requirement has been established by the board of directors as the amount of Class B Shares required to be held by each member-patron. The board of directors in its discretion may increase this amount or may otherwise require that additional Class B Shares be held by each member-patron, and Unified may issue, at any time from time to time, additional Class B Shares as a part of patronage dividends. The requirement regarding the holding of Class B Shares as established by the board of directors is subject to change by the board of directors, which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such requirement.

No member-patron whose membership has terminated during a given fiscal year, or whose membership has terminated following the close of a given fiscal year and prior to the payment of patronage dividends for such fiscal year, would receive Class B Shares as a part of patronage dividends paid for such fiscal year.

Class B Shares held by a member-patron in excess of what has been established by the board of directors as the Class B Shares required to be held by each member-patron will be considered "excess Class B Shares."

Both Class A and Class B Shares are pledged to, and the certificates held by, Unified to secure the prohibition against transfer, to secure Unified's right to purchase or redeem such shares and to secure performance of the patron's obligations to Unified and its subsidiaries.

Patrons are generally required to maintain cash deposits with Unified as security for the patron's contractual obligations to Unified and to its subsidiaries. That portion of the deposits which the patron is required to maintain is subordinated to certain indebtedness of Unified. Upon request by the patron, deposits in excess of the required amount are returned, provided the patron is not in default in its obligations to Unified or any of its subsidiaries. The entire deposit is returned upon termination of membership less any amounts owing Unified or any of its subsidiaries; provided that, in all cases, return of the required portion is governed by the subordination provisions to which it is subject and will be returned only as and to the extent permitted by the subordination provision. Inasmuch as the Class B Shares as well as the Class A Shares will be held as security for the performance of the member-patron's obligations, in calculating each member-patron's required deposit, credit is presently given based upon the combined issuance values of the Class B Shares held. Thus, it will be possible for a member-patron to withdraw cash from the deposit as Class B Shares are issued. Unified's policies regarding deposits, issuance of Class B Shares and credits against deposits as a result of issuance of Class B Shares are subject to change by the board of directors, which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such policies. In connection with the Merger, former United shareholders not holding sufficient Class B Shares to meet the minimum deposit are permitted to meet the requirement over time by agreeing to assign 80% of patronage dividends received to purchase Class B Shares for the account of the shareholder until the deficiency is eliminated.

                             DESCRIPTION OF CAPITAL STOCK

The capital structure of Unified consists of three classes of shares, Class A Shares, Class B Shares, and Class C Shares. The rights, preferences, privileges and restrictions of the Class A Shares and the Class B Shares are the same, except with respect to voting and redemption. The Class C Shares are held, one share each, by the directors of Unified.

Dividend Rights

It is the policy of Unified not to pay cash dividends on its stock.

Voting Rights

The holders of Class A Shares are entitled to elect 80%, rounded up to the nearest whole number, of the authorized directors. The holders of Class B Shares are entitled to elect the remaining directors, and otherwise have no voting rights except as may be required by California law. California law extends to non-voting shares the right to vote upon certain matters such as amendments to the articles of incorporation, which would affect the rights of non-voting shares and certain reorganizations in which other securities are to be issued in exchange for the non-voting shares. In addition, California law extends voting rights on certain matters, such as voluntary dissolution, to those shares having voting power which is defined as the power to vote for directors. The percentage of voting power of a class of shares is based on the percentage of the directors it may elect. Thus, in those situations involving such voting power, the Class A Shares would have 80% of the voting power, and the Class B Shares would have 20% of the voting power.

In the election of directors, the Class A Shares may be voted cumulatively for the 80%, rounded up to the nearest whole number, of the authorized number of directors to be elected by the Class A shareholders, that is, each holder of Class A Shares may give one candidate a number of votes equal to the number of directors to be elected by the holders of Class A Shares multiplied by the number of the shareholder's Class A Shares or the shareholder may distribute such votes among as many candidates as the shareholder sees fit. Similarly, the Class B Shares may be voted cumulatively for the remaining directors to be elected by the holders of Class B Shares.

Since the holders of the Class A Shares are only entitled to elect 80%, rounded up to the nearest whole number, of the authorized number of directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors. Likewise, since the Class B shareholders are only entitled to elect the remaining directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors.

A director must be either an employee of Unified, a member-patron, or a member of a partnership or an employee of a corporation which is a member-patron.

Except as required by California law, the Class C Shares have no voting rights.

Liquidation Rights

In the event of any liquidation or winding up of the affairs of Unified, whether voluntary or involuntary, the net assets of Unified would be distributed among the holders of Class A Shares and the holders of Class B Shares proportionately in accordance with their share holdings. The Class C Shares would share in liquidation only to the extent of $10 per share.

Non-Transferability

Other than for transfer to Unified, neither the Class A Shares nor the Class B Shares may be transferred or assigned without the consent of Unified, which will normally be withheld, except where the transfer of the shares is in connection with the transfer of a member-patron's business to an existing or new member-patron for continuation of such business.

Shares Held As Security

The certificates for Class A Shares and Class B Shares will not be delivered to members but will be pledged to and held by Unified to secure the prohibition against transfer, to secure Unified's right to repurchase or redeem such shares and to secure performance by the member of all obligations to Unified or any of its subsidiaries. The secretary of Unified is authorized, and is given a power of attorney, on behalf of each member to surrender the shares for repurchase or redemption. Certificates for shares will bear a legend stating that Unified is entitled to offset against any payments which might otherwise be due for shares being repurchased or redeemed all amounts owed by the member to Unified or any of its subsidiaries.

Share Redemption

Both Class A Shares and Class B Shares are subject to repurchase or redemption by Unified. As used herein, unless the context otherwise requires, the terms "redeem" and "redemption" include repurchase. Unified will redeem the shares of outgoing members on termination of membership in accordance with and pursuant to limitations of the share redemption policy described below, which is set forth in the bylaws, and pursuant to legal limitations and to certain limitations under Unified's credit agreements. Provided that the redemption price equals or exceeds $1,000, Unified will also upon request redeem the excess Class B Shares of a member who owns Class B Shares in excess of that which is required to be held by such member, which are referred to as "excess Class B Shares". Any such redemption of excess Class B Shares will be governed by the same rules that govern the redemption of shares upon termination of membership. As described below in the share redemption policy, redemptions may be effected by payment to the member or credit to the member's account.

Unless otherwise restricted from doing so under applicable law, limitations of credit agreements or provisions of the Bylaws as described below, Class A Shares and Class B Shares held by a shareholder who is no longer a qualified or an active member-patron will be redeemed at the book value of the Company as of the close of the fiscal year last ended prior to termination of member status. However, with respect to terminations occurring prior to September 30, 2000, the repurchase price will be Unified's book value at the fiscal year end prior to the effective date of the Merger. There is no obligation to redeem Class B Shares of terminated members until after September 27, 2002.

Unless otherwise restricted from doing so under applicable law, limitations of credit agreements or provisions of the Bylaws until September 27, 2002, Unified will redeem excess Class B Shares at the option of the shareholder, at either:

      o an amount equal to Unified's book value as of the close of the fiscal year prior to the effective date of the Merger ($188.27); or

      o an amount equal to the book value as of the close of the fiscal year prior to the date the shares are tendered to the Company for repurchase, provided the repurchase price will not be paid until after September 30, 2002.

Unless otherwise restricted from doing so under applicable law, limitations of credit agreements or provisions of the Bylaws after September 27, 2002, Unified will repurchase excess Class B Shares tendered for redemption at the book value as of the close of the fiscal year prior to the date the shares are tendered for repurchase.

Unless otherwise restricted from doing so under applicable law or limitations of credit agreements, until January 28, 2001, Unified will repurchase excess Class B Shares received in the Merger tendered for redemption which are held by former shareholders of United at the book value as of April 2, 1999 of the shares of United's Common Stock for which the excess Class B Shares were exchanged in the Merger. The purchase price will be evidenced by a promissory note of Unified which will be payable in twenty equal quarterly principal installments and will bear interest at 6% per year. Such purchases will not be subject to the 5% limit described below.

Unified will not redeem excess Class B Shares at any time unless the member tendering the shares for repurchase is current in all obligations to Unified and its subsidiaries and there exist no grounds for termination of membership; otherwise the redemption price for such shares shall be the same as provided on the termination of membership. Such redemption may be effected by paying to the member or crediting to the member's account the redemption price, with Unified having the right to deduct any amounts owing to Unified or any of its subsidiaries.

The redemption of shares is subject to the following:

      o     Corporate Law Requirements.

      Redemption is subject to the restrictions imposed by the Corporations Code of the State of California and to other applicable legal restrictions.
      Section 501 of the Corporations Code prohibits any distribution which would be likely to result in a corporation being unable to meet its liabilities as they mature. In addition, Section 500 of the Corporations Code prohibits any distribution to shareholders for the purchase or redemption of shares unless (a) the amount of retained earnings immediately prior thereto equals or exceeds the amount of the proposed distribution or (b) immediately after such distribution the assets of the corporation, with certain exceptions, are at least equal to one and one-quarter times its liabilities and its current assets are at least equal to its current liabilities or under some circumstances equal to one and one-quarter times its current liabilities. To the extent that retained earnings do not exceed the amount of any proposed distribution, Unified will have to satisfy the asset-liability ratio test in order to make a distribution in redemption of shares.

      Historically through its operations of its subsidiaries, the Company has maintained sufficient retained earnings to accomplish its share repurchase program. As a result of expenses associates with the Merger with United, current operating losses of subsidiaries acquired from United as well as operating losses of retail stores owned by the Company, including stores acquired from Albertson's for resale to members or others, the Company's retained earnings have been depleted such that they are currently inadequate to permit repurchase of Company shares. The repurchase test permitted under Section 500 based on the ratio of assets to liabilities determined under GAAP with certain adjustments cannot currently be met since the Company relies heavily on borrowings to finance its operations.

      o     Redemption Policy.

      Subject to the board of directors' determination that Unified is able to meet the legal requirements described above, shares will be redeemed in accordance with the following:

            (a) Class A Shares eligible for redemption by reason of termination of membership will be redeemed in the order in which memberships terminate, and will be redeemed prior to the redemption of any Class B Shares which have not yet been redeemed but are eligible for redemption either by reason of termination of membership or as excess Class B Shares tendered for redemption. All determinations by Unified of the order in which memberships terminate or shares are tendered will be conclusive.

            (b)   Unified  is  not   obligated  to  redeem  Class  B  Shares  of
                  terminated members until after the fiscal year ended September 27, 2002.

            (c) Subject to the exceptions noted above, the aggregate amount of Class B Shares which Unified will be obligated to redeem in any fiscal year will be limited to 5% of the sum of (i) the number of Class B Shares outstanding as of the close of the preceding fiscal year and (ii) the number of Class B Shares issued as a part of the patronage dividend for such preceding fiscal year, referred to as the "five percent limit".

            (d) Subject to the limitation above with respect to the Shares held by terminated member-patrons, in any fiscal year, Unified will redeem, up to the five percent limit, Class B Shares which were eligible for redemption in a prior year, either by reason of termination of membership in a prior year or which were excess Class B Shares tendered for redemption in a prior year, but which have not yet been redeemed, provided that if the five percent limit would preclude redemption of all such shares, then such shares will be redeemed pro rata. In the event that the five percent limit would permit the redemption of all such shares and would permit the redemption of other Class B Shares as well, then, subject to the five percent limit, Unified will redeem other Class B Shares eligible for redemption by reason of termination of membership or which are excess Class B Shares tendered for redemption, in the order in which memberships terminate or shares are tendered for redemption. All determinations by Unified of the order in which memberships terminate or shares are tendered will be conclusive.

            (e) The redemption of shares may be accomplished by paying to the member or crediting to the member's account the redemption price. In making such payment or credit for the redemption of shares, Unified shall have the right to deduct any amounts owing by the member to Unified or any of its subsidiaries. Such payment or credit for the redemption of shares will be made within 120 days after such shares have become eligible for redemption, either by reason of termination of membership or tender in the case of excess Class B Shares, and are otherwise entitled to be redeemed in accordance with legal limitations and as provided in paragraphs (a), (b) (c) and (d) above. In no event will interest be payable on the redemption price for any delay in paying or crediting the redemption price.

            (f) Without regard to each year's five percent limit or any other provision of paragraphs (a), (b), (c) or (d) above, Unified's board of directors will have the absolute discretion to redeem Class A or Class B Shares of any outgoing member or to redeem excess Class B Shares, regardless of when the membership terminated or the Class B Shares were tendered. The board of directors will also have the right to elect to redeem excess Class B Shares even though such redemption has not been requested.

            (g) The board of directors will have the absolute discretion, without regard to any provision of the redemption policy, to authorize Unified to agree with any shareholder to purchase Class B Shares held by such shareholder and to make such purchase and payment for such shares in such manner as may be agreed upon, subject only to corporate law requirements.

      o     Other Limitations on Share Redemption.

            o Unified is a party to certain credit agreements under which redemptions of Class A and Class B Shares are prohibited during the pendency of a breach or default under the credit agreements.

The Company has established a trust for the purpose of facilitating the transfer of shares by Unified members obligated or entitled to sell shares in accordance with the Company's redemption policy to existing members or new members who are authorized by the Board of Directors to buy shares in accordance with the Bylaws, during periods when the Company is legally unable to buy shares or otherwise elects to cause or permit outstanding shares to be transferred between members. Funds used to purchase shares from selling members are exclusively sourced from funds provided by buying members.

Use of Book Value

Shares will be issued at a price equal to the book value of shares outstanding as of the close of the fiscal year last ended. Shares will be redeemed for a redemption price based on the book value of outstanding shares as of the close of the fiscal years prior to the date the shares are tendered for redemption except as noted above.

Book value per share means the excess of the assets over the liabilities of Unified as determined in accordance with generally accepted accounting principles as set forth on Unified's audited consolidated financial statements, divided by the total number of shares then outstanding. It does not necessarily reflect what the assets could be sold for or the dollar amount that would be required to replace them.

If the book value per share increases between the time of issuance and redemption in a later year, the member would benefit from such appreciation. However, the member would suffer a loss if the book value had declined during such period. Book value could decline if Unified sustained net losses on a consolidated basis.

Because the price at which the shares are issued and redeemed is adjusted only once each year, some dilution is probable in each transaction. If a new member purchases Class A Shares late in a particular fiscal year, the price paid for the shares will be based on the book value for the shares of up to twelve months earlier; this amount is likely to be more or less than the book value per share as of the purchase date. If the book value has increased, the new member's purchase will dilute the book value of the shares of existing members. Conversely, if the book value has decreased, the new member will suffer immediate dilution and the existing members will receive a benefit. Similarly, the shares of a member whose membership has terminated will be redeemed at a price based on their book value as of the end of the fiscal year last ended prior to the date the shares are tendered for redemption. If the book value had increased since the date the Shares were tendered for redemption, the terminated member would realize no benefit from that appreciation. However, if the book value had decreased since the date the Shares were tendered for redemption, the redemption price for the shares would exceed the actual book value as of the date of redemption, and remaining members would incur the loss.

                                    USE OF PROCEEDS

Proceeds from the sale of Class A Shares to new member-patrons will be added to Unified's working capital.

Cash retained by Unified by virtue of the issuance of Class B Shares as part of patronage dividends paid to member-patrons will be used to provide for the return annually of such members' deposits in an amount equal to the issuance values of such shares and for general working capital purposes. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Issuance of Class B Shares to Member-Patrons -- Other Matters Relating to Issuance of Class B Shares."

                              FORWARD-LOOKING INFORMATION

This document may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Although Unified believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give you any assurance that such expectations will prove correct. Important factors that could cause actual results to differ materially from such expectations include the adverse effects of the changing industry environment and increased competition; sales decline and loss of customers; exposure to the uncertainties of litigation and other contingent liabilities; the failure of Unified to integrate the operations and systems of Certified and United; and the increased credit risk to Unified caused by the ability of former United members to maintain their required minimum deposits if such members default on their obligations to Unified prior to their full deposit requirements being met and the existing deposit proves inadequate to cover such members obligation. All forward-looking statements attributable to Unified are expressly qualified in their entirety by the factors which may cause actual results to differ materially.

                            INFORMATION CONCERNING UNIFIED

THE BUSINESS

General

Unified is a grocery wholesaler serving supermarket operators in California, Oregon, Washington, Nevada, Arizona, Hawaii and various foreign countries in the South Pacific and elsewhere. In addition to offering dry grocery, frozen food, deli, meat, dairy, egg, produce, bakery, gourmet, specialty foods and general merchandise products, Unified also provides finance, insurance, store design, security services, information services, and real estate services to its patrons. Products and services available to patrons may differ depending upon location. Unified's marketing platform is built on offering its patrons better value than available elsewhere by combining competitive pricing with superior selection, quality, service and convenience.

In September 1999, Unified completed a Merger (the "Merger") with United Grocers, Inc. ("United"), a grocery cooperative headquartered in Milwaukie, Oregon. In connection with the Merger, the Company changed its name from Certified Grocers of California, Ltd. to its current name.

The Merger provided to the independent retailer various benefits. These benefits included: economies of scale and an expanded range of products and services; eliminating duplicative facilities and transportation equipment in overlapping service areas; eliminating duplicative functions, including legal and accounting services and management information systems; increasing purchasing volume in order to obtain more favorable pricing on product purchases; and offering to members the opportunity to purchase specialized products and services that were previously offered by the separate companies.

A California corporation organized in 1922 and incorporated in 1925, Unified does business primarily with those patrons which qualify and have been accepted as "member-patrons." Unified is owned by its member-patrons who are primarily independent grocers. Unified is operated as a cooperative for tax purposes except with respect to business conducted with non-patrons and business conducted by its subsidiaries. Unified establishes minimum purchase requirements for its member-patrons, which may be modified from time to time.

Patrons not meeting member-patron purchasing requirements conduct business with Unified either as "associate-patrons" or as customers on a non-patronage basis. Associate patrons have reduced minimum purchase requirements, are required to establish deposits, and do not own shares of capital stock of Unified. The earnings of Unified's subsidiaries are generally retained by Unified, while the earnings of the parent company attributable to business conducted with its members are generally distributed to its patrons in the form of patronage dividends. The benefit of this structure is that taxes are paid on the Unified patronage earnings only once, by the patron, after notice of a patronage dividend payout is received by the patron.

Wholesale Distribution

Unified's wholesale distribution business represented approximately 95% and 93% of sales for the fiscal years ended August 28, 1999 and September 30, 2000, respectively. The wholesale business includes a broad range of branded and private label products in dry grocery, frozen, delicatessen, general merchandise, boxed meat, service deli, ice cream, bakery, dairy and produce.

Unified distributes its various product lines from warehouse and manufacturing complexes located in Los Angeles, Commerce, Stockton, Hayward and Fresno, California, Renton, Washington and in Milwaukie, Oregon.

Unified sells a full line of branded grocery and nonfood items supplied by unrelated manufacturers and also sells merchandise under its own private labels, including the Springfield, Gingham, Special Value, La Corona, and Golden Creme trade names. Unified also sells private label brand goods under the Western Family, Home & Garden, Valley Fare and Better Buy labels. Unified operates its own bakery and dairy facilities in Southern California. Unified is not dependent upon any single source of supply in any of its businesses, except for the dairy. Most of the raw milk used in production is purchased from a dairy cooperative which provides such products at prices established by the State of California. Management believes that alternative suppliers are available for substantially all of Unified's products and that the loss of any one supplier would not have a material adverse effect on Unified's business.

During the course of its business, Unified enters into supply agreements with certain members or customers of Unified. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from Unified and obligate Unified to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The terms and conditions in such supply agreements may vary in terms and length.

Support Businesses

Unified's retail support businesses collectively accounted for approximately 1% of Unified's total revenues for fiscal years ended August 28, 1999 and September 30, 2000. These retail support operations include services for financing inventory purchases, equipment purchases, store remodeling and new store acquisitions. The Company also provides store planning and development services, equipment procurement, insurance brokerage services, and underwrites selected insurance risks through two insurance subsidiaries. Unified operates retail support services to members and customers in Oregon, Washington and California, including financial services, retail development services for advertising groups offering "chain"-like identity, and technology, security, accounting and training services.

Retail Business

Unified, through its subsidiaries, currently owns all of the common stock of SavMax Foods, Inc. ("SavMax") which operates nine retail grocery stores in Northern California. Unified acquired SavMax as of December 31, 1998. Unified, through its subsidiaries, also owns two stores in Washington operated under the "Thriftway" banner. Retail sales were $75 million and $197 million, respectively, for the period December 31, 1998 through August 28, 1999 for SavMax and for the fiscal year ended September 30, 2000 for SavMax, Thriftway and the Company-owned stores acquired from Albertson's. The retail sales represented approximately 4% and 6% of sales for the fiscal years ended August 28, 1999 and September 30, 2000, respectively.

In May 1999, Unified entered into an agreement to purchase certain assets related to 32 stores being divested in connection with Albertson's, Inc.'s merger with American Stores, Inc. The acquisition was completed in October, 1999. Unified sold or otherwise permitted the direct transfer of 26 of these stores to Unified members coincident with the closing of the transaction. Pursuant to agreements with state and federal regulatory agencies, the Company was required to operate the remaining six stores for a minimum period. The Company has closed two stores. There are two stores, including one of the closed stores, under contract for sale. Three stores will be operated until a suitable buyer can be located.

Retail Development

Unified offers a banner store program designed to convert older stores into state-of-the-art retail operations. Operating under the common name "Apple Markets", the stores are owned and operated by patrons of Unified. Unified intends them to have the look of a chain store because each store carries the same name and logo and generally utilizes the same design layout.

Competition

The food industry is characterized by intense competition and low profit margins. In order to compete effectively, Unified must provide its patrons with the capability to meet rapidly fluctuating competitive market prices, provide a wide range of perishable and nonperishable products, make prompt and efficient deliveries, and provide the services which are required by modern market operations. Unified competes with local, regional and national grocery wholesalers and with a number of major manufacturers which market their products directly to retailers. Unified's success is dependent upon its ability to supply food, general merchandise and services to its patrons in a cost-effective manner and upon the ability of its independent retail customers to compete with large chain store operations.

Customers

Unified is a cooperative organization that conducts business on a patronage basis principally for its members. Unified also conducts business with non-member customers on a non-patronage basis. Unified's bylaws provide for:

o Member-patrons, who are the shareholders of the company and participate in the patronage dividend programs; and

o Associate-patrons, who do not own shares but do participate in the patronage dividend programs.

Unified's patrons are primarily retail grocery store operators ranging in size from single store operators to multiple store chains. Unified's largest customer and ten largest customers accounted for approximately 6% and 31%, 6% and 28% and 7% and 28% of net sales for the fiscal years ended August 29, 1998, August 28, 1999 and September 30, 2000, respectively.

Capital Stock

For a  description  of Unified's  capital  stock,  see  "DESCRIPTION  OF CAPITAL
STOCK."

Redemption Of Capital Stock

For a description of provisions relating to Unified's redemption of capital stock, see "DESCRIPTION OF CAPITAL STOCK - Share Redemption."

Patronage Dividends

Unified distributes patronage dividends based upon its patronage earnings during the fiscal year. The board of directors approves dividends for the Company's two patronage earnings divisions: the Dairy Division and the Cooperative Division. The following table shows the patronage dividend experience of Unified during the past three fiscal years and the transition period.

--------------------------------------------------------------------------------
Division                          1998         1999    1999(2)            2000
--------------------------------------------------------------------------------
Dairy                           $9,169       $9,902       --           $11,028
Cooperative(3)                     980        4,293       --             4,398
--------------------------------------------------------------------------------
  TOTAL (1)                    $10,149      $14,195       --           $15,426
--------------------------------------------------------------------------------
(1) Results in prior periods are not necessarily indicative of results for future periods.
(2) Effective September 27, 1999, the Company changed its fiscal year end from the Saturday nearest August 31 to the Saturday nearest September 30. The transition period covers the period of August 29, 1999 through October 2, 1999. Patronage dividends were not paid in the transition period.
(3) The Cooperative Division dividends are paid based on the patronage purchases for the following product areas: dry grocery, delicatessen, frozen food, ice cream, meat and bakery. Beginning in fiscal 2000, the Cooperative Division also included patronage purchases for general merchandise. Prior periods have been restated to reflect payments as if these two divisions had been in place throughout the period.

In connection with the Merger, Unified changed its patronage dividend policies for periods subsequent to the effective date of the Merger. Unified currently pays its patronage dividends to member-patrons and associate-patrons on the basis of patronage business transacted with Unified's two patronage earnings divisions: the Dairy Division and the Cooperative Division.

      o The Dairy Division consists of patronage earnings generated by the fluid milk and juice bottling plant located in Los Angeles,

            California. Patronage dividends for this division are paid solely to patrons who purchase manufactured and related products from the Dairy Division.

      o The Cooperative Division consists of patronage earnings generated from all other patronage activities of Unified and without distinction to geographic location. The Cooperative Division includes the general merchandise activity which previously was conducted in a non-patronage subsidiary of Unified.

Net patronage earnings are based on the combined results of the Dairy Division and the Cooperative Division. In the event of a loss in one division, the Board of Directors will make an equitable decision with respect to treatment of the loss.

Due to logistics and geographic constraints, patrons who purchase from the Dairy Division are primarily in Southern California. Patrons of Unified outside of Southern California generally do not participate in the Dairy Division.

Unified's bylaws provide that patronage dividends may be distributed in cash or in any other form that constitutes a written notice of allocation under Section 1388 of the Internal Revenue Code. Section 1388 defines the term "written notice of allocation" to mean any capital stock, revolving fund certificate, retain certificate, certificate of indebtedness, letter of advice, or other written notice, that discloses to the recipient the stated dollar amount allocated to the recipient by Unified and the portion thereof, if any, which constitutes a patronage dividend.

Except with respect to member-patrons who were former United members and did not receive sufficient Class B Shares immediately following the Merger to meet minimum Class B share ownership deposit requirements, patronage dividends for the Cooperative Division are currently paid out in the following order and manner: first, member-patrons receive 20% in cash; second, member-patrons receive the required amount of Class B Shares; third, the remainder is credited to the member-patron's deposit account. Dairy Division patronage dividends are generally paid in cash after the close of each fiscal quarter.

Minimum Purchase Requirement

Unified requires that each patron meet the minimum purchase requirements established by the board of directors, which may be changed from time to time. Currently, Unified's minimum purchase requirement for member-patrons is $5,000 per week and $3,500 per week for associate-patrons. Exceptions to the minimum purchase requirements may be granted by the board of directors. Entities not meeting these minimum purchase requirements may be eligible to purchase products on a non-patronage basis.

Patron Deposits

Unified generally requires that its patrons maintain a subordinated cash deposit equal to the greater of twice the amount of each patron's average weekly purchases or twice the amount of the patron's average purchases, if the purchases are not on a regular basis. Required deposits are determined twice a year, at the end of Unified's second and fourth fiscal quarters, based upon a review of the patron's purchases from the Cooperative Division during the preceding two quarters. Member-patrons meeting certain qualifications established by the board of directors may elect to maintain a reduced required deposit of $500,000 or one and one-quarter weeks' average purchases, whichever is greater. Unified pays no interest on the required deposits. Interest is paid on cash deposits which are in excess of patrons' required deposits.

Member-patrons may satisfy the minimum deposit requirement through a combination of a cash deposit and the ownership of Class B Shares. The deposit value of a Class B Share is based upon its book value at the year end prior to the initial issuance of the Class B Shares except that for former United shareholders, the deposit value of the Class B Shares received in the Merger is equal to $253.95 per share.

Former United shareholders who did not have sufficient Class B Shares immediately following the Merger to meet the minimum deposit requirements have three alternatives: (i) provide a cash deposit for the deficiency; or (ii) purchase additional Class B Shares to cover the deficiency; or (iii) agree to assign 80% of the patronage dividends the shareholder will receive in the future to Unified to purchase Class B Shares for the account of the shareholder until the deficiency is eliminated. During that period, Unified requires the member to purchase at least the percentage of their total product that was purchased from United during the most recent 12 month period prior to the Merger under a supply agreement with Unified.

Associate-patrons may only satisfy the minimum deposit requirement through a cash deposit.

In addition, patrons who participate in Unified's price reservation program are required to maintain a noninterest-bearing deposit based upon the value of their inventory included in this program. Under Unified's price reservation program, patrons are permitted to submit price reservations in advance for their dry grocery, frozen, delicatessen and general merchandise purchases. For the patron to get the benefit of the price reservation, an actual order must be placed. The price which the patron will be charged is the price in effect at the time of the reservation.

The required deposits of patrons are contractually subordinated and subject to the prior payment in full of certain senior indebtedness of Unified. As a condition of becoming a patron, each patron is required to execute a subordination agreement providing for the subordination of the patron's required deposits. Generally, the subordination is such that no payment can be made by Unified with respect to the required deposits in the event of an uncured default by Unified with respect to senior indebtedness, or in the event of dissolution, liquidation, insolvency or other similar proceedings, until all senior indebtedness has been paid in full.

Upon request, Unified will return to patrons the amount of cash deposits that are in excess of the required deposits, provided the patron is not in default of its obligations to Unified. On termination of membership, patrons are entitled to a return of deposits, less all amounts that may be owing by the patron to Unified. In all cases, however, return of that portion of the patron's cash deposits which consists of required deposits will be governed by the applicable subordination provisions.

Subordination Agreement And Pledge Of Shares

Unified requires each patron, whether a member-patron or an associate- patron, to execute a subordination agreement which provides for the subordination in certain circumstances of the patron's right to repayment of its deposit to the prior payment in full of certain indebtedness of Unified. In addition, Unified requires each shareholder to pledge the Class A Shares and Class B Shares of Unified to secure its obligations to Unified, and individual shareholders of corporate members are required to guarantee the obligations of the corporate member except that former shareholders of United who are in compliance with their obligations to United and its subsidiaries are not required to provide individual guarantees in the absence of financing transactions.

Tax Matters

Unified is a corporation operating primarily on a cooperative basis. Unified is subject to federal and state income and franchise taxes and must pay other taxes applicable to corporations, such as sales, excise and real and personal property taxes.

As a corporation operating on a cooperative basis, Unified is subject to Subchapter T of the Internal Revenue Code. Under Subchapter T, Unified pays patronage dividends to patrons pertaining to its fiscal year within 8 months of the close of such fiscal year. To qualify as patronage dividends, payments are made on the basis of the value of the business done with or for patrons, under a pre-existing obligation to make such payment, and with reference to the net earnings from business done with or for the cooperative's patrons. Patronage dividends are paid in cash or in any form that constitutes a written notice of allocation. A written notice of allocation is distributed to the patron and provides notice of the amount allocated to the patron by Unified and the portion thereof which constitutes a patronage dividend.

Under Subchapter T, Unified may deduct, in the fiscal year for which they are paid, the amount of patronage dividends paid in cash and qualified notices of allocation. A written notice of allocation will be qualified if Unified pays at least 20% of the patronage dividend in cash, and the patron consents to take the stated dollar amount of the written notice into income in the year in which it is received. Unified deducts for tax purposes the entire amount of its patronage dividends by paying at least 20% in cash and issuing qualified notices of allocation for the remainder.

Unified currently intends to continue to make patronage distributions to the extent earned to member-patrons comprised of cash and qualified notices of allocation, including its Class B Shares. At least 20% of patronage dividends are expected to be paid in cash. Unified will notify patrons of the stated dollar amount allocated to them and the portion thereof which is a patronage dividend. Patrons are required to consent to include in their gross income, in the year received, all cash as well as the stated dollar amount of all qualified notices of allocation including the patronage certificates and the book value of the Class B Shares distributed to them as patronage dividends.

Patronage certificates and Class B Shares distributed as part of the patronage dividends are also subject to state income and corporation franchise taxes in California and may be subject to these taxes in other states. Unified is subject to federal income tax and California franchise tax on net earnings of business with or for patrons which is not distributed as deductible patronage dividends and on net earnings derived from nonpatronage business. Unified files consolidated income tax returns with its subsidiaries.

To the extent that Class B Shares are received by the patron as patronage dividends under Subchapter T, the Internal Revenue Service ("IRS") has held that if such Class B Shares are redeemed in full or in part or are otherwise disposed of, there will be included in the computation of the gross income of the patron, as ordinary income, in the year of redemption or other disposition, the excess of the amount realized on the redemption or other disposition over the amount previously included in the computation of gross income. However, since Class B Shares may be issued other than as a part of patronage dividends, it is possible that the IRS could take the position that the proceeds from a partial redemption of Class B Shares should be taxed as a dividend. Patrons are strongly urged to consult with their tax advisors for further clarification of this issue and for the impact the position of the IRS may have on their own federal and state tax returns.

Employees

Unified employs approximately 4,000 employees, of whom approximately 2,500 are members of one of several unions, the two largest being the International Brotherhood of Teamsters and the United Food and Commercial Workers. The union contracts have various expiration dates ranging from 2001 through 2004. Unified believes its labor relations to be good.

Energy Matters

Unified's operations are dependent upon the continued availability of electric power, diesel fuel, and gasoline. Unified's trucking operations are extensive. Diesel fuel storage capacity represents approximately two weeks average usage. A shortage of diesel fuel and gasoline could materially affect deliveries of merchandise and the activities of Unified's service representatives and, thus, adversely affect Unified's sales. Additionally, a significant increase in the cost of electricity and/or diesel fuel could have a material impact on the Company's earnings.

PROPERTIES

Facilities

Unified's  corporate  offices,  warehouses,   retail  stores  and  manufacturing
facilities as of September 30, 2000 are summarized as follows:

                                                 Approximate Square Footage
                                              -------------------------------
Description                                            Owned         Leased
-----------------------------------------------------------------------------
Corporate offices                                     60,000        150,000
Dry warehouses                                     1,753,000      1,023,000
Refrigerated warehouses                              822,000        945,000
Manufacturing facilities                             165,000             --
Retail stores                                             --        753,000

These properties are located in California, Oregon, and Washington.

LEGAL PROCEEDINGS

Unified is a defendant in a number of cases currently in litigation or potential claims encountered in the normal course of business that are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material adverse effect on Unified's financial position, results of operations, or cash flow.

The Jerome Lemelson Foundation (the "Foundation"), which asserts ownership of certain patents relating to bar code technology, issued a demand that the Company enter into a license agreement with respect to certain patented technology which the Company is claimed to use and which allegedly infringes upon patents issued to Jerome Lemelson, which patents, upon the death of Jerome Lemelson, were assigned to the Foundation. The Company has been advised that the Foundation has filed an action against the Company and others asserting patent infringement and seeking damages in unexpected amounts. The Foundation continues to seek a negotiated settlement of its claim. Due to the early stage of the proceeding, the Company is unable to assess the merits of the lawsuit or to determine its potential liability, if any. The Company intends to vigorously defend the action.

The United States Environmental Protection Agency ("EPA") notified Unified in 1993 that, together with others, it was a potentially responsible party ("PRP") for the disposal of hazardous substances at a landfill site located in Monterey Park, California. In 1999, the EPA notified the Company that, together with others, it was a PRP for the disposal of hazardous substances at a landfill site located in Patterson, California. Unified believes that its share of cost for the remaining phases of cleanup for these sites will not exceed the amounts which Unified has reserved.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is no market for Unified's Class A Shares, Class B Shares, or Class C Shares. As of November 25, 2000, Unified's Class A Shares were held of record by 673 shareholders, Class B Shares were held of record by 560 shareholders, and Unified's Class C Shares were held of record, one share each, by the 24 directors of Unified. In the past, the Company has not paid cash dividends on its stock, and it has no intention to do so in the future.

SELECTED FINANCIAL DATA

The selected financial information below has been derived from the audited consolidated financial statements of Unified as of and for its fiscal years ended August 31, 1996, August 30, 1997, August 29, 1998 and August 28, 1999, its transition period ended October 2, 1999, and its fiscal year ended September 30, 2000. This information is only a summary and should be read in conjunction with Unified's historical financial statements, and related notes, contained elsewhere in this document.

(In thousands, except book value per share)
------------------------------------------------------------------------------------------------------------
Fiscal Year(1)                   1996          1997          1998        1999(1)       1999(2)          2000
------------------------------------------------------------------------------------------------------------
Net sales                 $ 1,948,919   $ 1,927,092   $ 1,831,686   $ 1,893,523   $   211,633    $ 3,067,395

Operating income (loss)        29,502        31,549        26,252        34,589        (1,149)        27,905
Patronage dividends            13,200        14,464        10,149        14,195          --           15,426

Net earnings (loss)             1,517         2,307         3,389         2,639        (7,269)       (11,366)

Total assets                  374,737       394,002       389,218       451,135       753,513        765,850
Long-term notes payable        75,617        92,217       125,130       143,727       292,871        259,229
Book value per share           167.94        175.22        183.47        188.27        227.56         200.78
------------------------------------------------------------------------------------------------------------

                                        -24-

(1)   1999 includes the acquisition of SavMax Foods, Inc. from December 31,1998.

(2) Effective September 27, 1999, the Company changed its fiscal year end from the Saturday nearest August 31 to the Saturday nearest September 30. The transition period covers the period of August 29, 1999 through October 2, 1999. In September 1999, Unified completed a merger (the "Merger") with United Grocers, Inc. ("United"), a grocery cooperative headquartered in Milwaukie, Oregon. The transition period from September 29, 1999 and the fiscal year ended September 30, 2000 include the results of the Merger with United which was accounted for as a purchase.

SUPPLEMENTAL FINANCIAL INFORMATION

(Data is unaudited and in thousands)

                                                                                                      2000
                                                            -----------------------------------------------------------------------
                                                            Quarter ended          Quarter          Quarter ended     Quarter ended
                                                            January 1, 2000     ended April 1,      July 1, 2000      September 30,
                                                                                     2000                                   2000
                                                            ---------------     --------------      -------------     -------------
Net sales                                                          $819,415          $742,287            $738,255         $767,438
Gross profit (net sales less costs and                               83,766            82,008              86,957           79,653
   expenses associated directly with or
   allocated to products sold)
Income (loss) before extraordinary items                            (2,830)           (2,184)             (3,558)          (2,794)
   and cumulative effect of a change in
   accounting
Per share data based on the above                                       N/A               N/A                 N/A              N/A
   income
Net income (loss)                                                   (2,830)           (2,184)             (3,558)          (2,794)

                                                                                                   1999
                                                            -----------------------------------------------------------------------
                                                            Quarter ended       Quarter ended       Quarter ended    Quarter ended
                                                            Nov. 28, 1999       February 27,        May 29, 1999     August 28, 1999
                                                                                     1999
                                                            ---------------     --------------      -------------     -------------
Net sales                                                        $462,141            $456,787            $462,603           $511,992
Gross profit (net sales less costs and                             41,567              46,663              46,778             40,736
   expenses associated directly with or
   allocated to products sold)
Income (loss) before extraordinary items                              543                 373               1,018                705
   and cumulative effect of a change in
   accounting

Per share data based on the above                                     N/A                 N/A                 N/A                N/A
   income
Net income                                                            543                 373               1,018                705

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Unified's financial condition and results of operations should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this document.

Results Of Operations

The following table sets forth selected financial data of Unified expressed as a percentage of net sales for the periods indicated below:

-------------------------------------------------------------------------------------------------------
Fiscal Period Ended        August 29, 1998   August 28, 1999   October 2, 1999(1)   September 30, 2000
-------------------------------------------------------------------------------------------------------
Net sales                           100.0%            100.0%               100.0%               100.0%
Cost of sales                         91.1              90.7                 90.9                 89.2

Distribution,                          7.5               7.5                  9.6                  9.9
selling and
administrative
expenses

Operating income                       1.4               1.8                (0.5)                  0.9
(loss)
Interest expense                       0.7               0.6                  0.7                  0.9
Other (income)                       (0.2)               0.3                  3.4                   --
expense, net
Earnings (loss)                        0.9               0.9                (4.6)                (0.0)
before patronage
dividends,
provision for
income taxes and
extraordinary item
Patronage dividends                    0.5               0.8                  0.0                  0.5
Provision (benefit)                    0.1                --                (1.2)                (0.1)
for income taxes
Extraordinary item,                    0.1                --                   --                   --
net of taxes
Net earnings (loss)                    0.2               0.1                (3.4)                (0.4)

(1)   Transition period of August 29, 1999 through October 2, 1999.

Fiscal Year Ended September 30, 2000 ("2000 Period") Compared To Fiscal Year Ended August 28, 1999 ("1999 Period")

Net Sales. Net sales totaled $3.1 billion for the 2000 period as compared to $1.9 billion for the 1999 period. The sales increase of $1,173 million represents a 61.9% increase over the 1999 period. The increase in sales is primarily related to the Merger with United ($873.1 million), additional wholesale supply volume to stores which certain member retailers acquired as a result of the Albertson's divestiture ($70.9 million), the consolidation of SavMax ($36.7 million), the purchase of the operating assets of Gourmet Specialties ($35.8 million), and the retail volume from stores the Company acquired as a result of the Albertson's divestiture ($35.9 million).

Cost of Sales. In the 2000 period, cost of sales were $2.7 billion compared to $1.7 billion in the 1999 period. The overall gross margin as a percentage of net sales is 1.5% higher compared to the comparable period in 1999. The increase in gross margin is due primarily to an increase in retail sales, which have higher gross margins than distribution activities, and to an increase in higher margin sales from Gourmet Specialties.

Distribution, Selling and Administrative. Distribution, selling and administrative expenses were $304.5 million in the 2000 period, as compared to $141.2 million in the 1999 period. The increase is due primarily to higher operating costs for Unified's expanding retail operations, the higher costs of the Gourmet Specialties operations, and higher warehousing and distribution costs related to the accelerated transition process during the second quarter to combine the distribution operations of the former United and Certified in northern California ($1.5 million).

Interest. Interest expense was $28.9 million in the 2000 period as compared to $11.9 million in the 1999 period. Borrowings under the Company's Credit Agreements were higher during the 2000 period as compared to the 1999 period as a result of the financing required by the Merger with United ($126.8 million). Borrowings related to inventory purchases decreased as a result of the accelerated consolidation of the northern California facilities ($15.0 million). The Company has also experienced higher interest rates in the 2000 period compared to the 1999 period. Weighted average interest rates relating to the Senior Notes and Revolving Credit in the 2000 period were 8.16% compared with 6.89% in the 1999 period.

Other Income (Expense), Net. During the 1999 period, Unified sold its 10% investment in common stock of K.V. Mart Co. for $4.5 million. The sales resulted in a pretax gain of $1.5 million. The gain was offset by an impairment of $7.3 million recorded on Unified's investment in Hawaiian Grocery Stores ("HGS"). HGS defaulted on principal and interest payments required by a note receivable and was also delinquent in paying accounts receivable. Due to the uncertainty of when or if the default could be cured and the belief that the impairment was other than temporary, the Company wrote down the investment and trade receivable to a nominal carrying value.

Patronage Dividends. Patronage dividends totaled $15.4 million for the 2000 period as compared to $14.2 million for the 1999 period. The patronage earnings for fiscal 2000 are comprised of the patronage earnings from the Company's two patronage pools: the Cooperative and Dairy

Divisions. For the 2000 period, the Company had patronage earnings of $4.4 million for the Cooperative Division and patronage earnings of $11.0 million from the Dairy Division. For the 1999 period, the Company had patronage income of $4.3 million in the Cooperative Division and patronage earnings of $9.9 million from the Dairy Division.

Income Taxes. The income tax benefit is $5.0 million for the 2000 period compared to a provision for income taxes of $64,000 for the 1999 period. The income tax benefit reflects the effect of the current year losses in non-patronage subsidiaries that can be utilized to offset taxable income in previous periods and carried forward to offset taxable income in future periods generated from operations and available tax planning strategies.

Net (Loss) Earnings. Net loss for the 2000 period was $11.4 million compared to net earnings $2.6 million for the 1999 period. The losses resulted primarily from Unified's retail operations ($13.7 million pre-tax). This was predominately due to start-up costs, operating losses, and shutdown costs from the stores operated by the Company as a result of its store acquisitions from Albertson's, along with losses of Unified's other retail operations including retail operations acquired from United. Net earnings/losses are generated by the Company's subsidiaries and nonpatronage activities, which do not distribute patronage dividends. The Company intends to sell or close unprofitable retail operations and is evaluating under-performing subsidiary operations.

Transition Period Ended October 2, 1999

The transition period resulting from the change in the Company's fiscal year-end includes the operating activities of Unified for the period between August 29, 1999 and October 2, 1999 and the operating activities of United for the three day period between the effective date of the Merger, September 29, 1999 and October 2, 1999. The operating results for the five week transition period reflected a pretax loss of $9.9 million. Transition activities accounted for $8.2 million of the loss. The primary components of the transition activities included: an early retirement plan for employees of Unified totaling $6.3 million (included in other expense), the write-off of United's deferred financing costs of $0.7 million, and integration consulting costs of $0.3 million.

Fiscal Year Ended August 28, 1999 ("1999 Period") Compared To Fiscal Year Ended August 29, 1998 ("1998 Period")

Net Sales. Net sales totaled $1.9 billion for the 1999 period and $1.8 billion in the 1998 period. The sales increase of $61.8 million represents a 3.4% increase over the 1998 period. In October 1998, North State Grocery Company was added as a member-patron. Sales to North State Grocery amounted to $35.4 million in the 1999 period. Additionally, retail sales generated by SavMax since the acquisition date of December 31, 1998, added net sales of $75 million. Also, there were increased sales to the ongoing membership of approximately $33.6 million. Offsetting these increases were $82.2 million of sales volume lost as a result of losing two member-patrons, Hughes Family Markets ("Hughes") and Nob Hill Markets ("Nob Hill"). Hughes and Nob Hill were acquired by entities that have self- distribution programs; accordingly, product supply to these member-patron stores migrated into the corresponding self-distribution facilities in the period between March 1998 through November 1998.

Cost of Sales. In the 1999 period cost of sales were $1.7 billion, or 90.7% of net sales, compared to $1.7 billion, or 91.1% of net sales, in the 1998 period. The overall gross margin as a percentage of net sales is slightly higher compared to the comparable period in 1998. The increase in gross margin is due to additional gross margin from retail sales generated by SavMax which Unified acquired in December 1998. The increased margins were partially offset by increased claims expense of approximately $4.0 million in one of Unified's insurance subsidiaries and lower margins in the cooperative divisions.

Distribution, Selling and Administrative. Distribution, selling and administrative expenses were $141.2 million, or 7.5% of net sales in the 1999 period, as compared to $137.2 million, or 7.5% of net sales, in the 1998 period. The increase is due to additional costs of $15.5 million related to retail operations of SavMax. These costs were partially offset by improvements in wholesale distribution expenses in the 1999 period. The Company incurred nonrecurring charges relating to a settlement of litigation in the 1998 period. Also, expenses decreased as a result of retail operations that were disposed of in fiscal 1998.

Interest. Interest expense decreased from $12.3 million, or 0.7% of net sales, in the 1998 period to $11.9 million, or 0.6% of net sales, in the 1999 period. The decrease is due to lower interest rates associated with the $180.0 million refinancing completed in April 1998. Average interest rates related to the senior notes and revolving credit in the 1998 period were 7.94% and 6.89% in the 1999 period.

Other Income (Expense), Net. During the 1999 period, Unified sold its 10% investment in common stock of K.V. Mart Co. for $4.5 million. The sale resulted in a pretax gain of $1.5 million. The gain was offset by an impairment of $7.3 million recorded on Unified's investment in HGS. Subsequent to year-end, HGS defaulted on principal and interest payments required by a note receivable and was also delinquent in paying accounts receivable. Due to the uncertainty of when or if the default could be cured and the belief that the impairment was other than temporary, the Company wrote down the investment and trade accounts receivable to a nominal carrying value. In May 1998, Unified completed the sale of approximately 24 acres of property located in Commerce, California. This sale resulted in a gain (net of expenses related to the sale) of $3.2 million.

Patronage Dividends. Declared patronage dividends totaled $14.2 million for the 1999 period as compared to $10.1 million for the 1998 period. The increase is due to lower wholesale distribution, selling and administrative expenses, interest expense, and the non-recurrence of expense related to the early extinguishment of debt in the 1998 period, offset by impairment expenses related to HGS as discussed above.

Extraordinary charge. The extraordinary loss of $1.08 million, net of income taxes, in fiscal 1998 is related to the early extinguishment of debt in connection with the Company's refinancing transaction. This charge covers prepayment premiums paid and the write-off of financing costs relating to debt refinanced in the transaction.

Net Earnings. Net earnings for the 1999 period were $2.6 million compared to $3.4 million for the 1998 period. Net earnings are generated by the Company's subsidiaries and nonpatronage activities, which do not distribute patronage dividends.

Liquidity And Capital Resources

Unified relies upon cash flow from operations, patron deposits, shareholdings and borrowings under Unified's credit lines, to finance operations. Net cash provided by operating activities totaled $51.3 million for the 2000 period. Net cash provided by operating activities totaled $9.5 million for the 1999 period. Net cash provided by operating activities in the 2000 period is primarily due to increased accounts payable and long-term liabilities in the distribution and SavMax operations and increased depreciation and amortization. At September 30, 2000, working capital was $132.9 million. The current ratio was 1.5, 1.7 and 1.4 as of August 28, 1999, October 2, 1999 and September 30, 2000, respectively. Working capital varies primarily as a result of seasonal inventory requirements.

Capital expenditures totaled $23.4 million in the 2000 period, $17.3 million in the 1999 period, and $18.4 million in the 1998 period.

Unified has a five-year, $200 million revolving credit facility which expires October 1, 2004, secured by accounts receivable and inventories. Borrowings bear interest at either LIBOR plus an applicable margin based on a funded debt to operating cash flow ratio or the higher of the lender's base rate or 0.50% above the lender's federal funds borrowing rate. The revolving credit facility permits advances up to 85% of eligible accounts receivable and 65% of eligible inventories. The security interest would be released if Unified achieves designated investment grade ratings for a period of not less than one year.

Unified also has outstanding to certain insurance companies and pension funds $78.3 million of 7.72% senior notes due April 2008, and $40 million of 8.71% senior notes due October 2009, both of which are secured by property, plant and equipment. The interest rate on the $78.3 million senior notes would reduce .50% and the securitization of both notes would be eliminated in the event Unified achieves designated investment grade ratings for a period of not less than one year.

The credit agreements contain customary representations, warranties, covenants, including financial covenants, and default provisions for financing of this type. Obligations under the credit agreements are senior to the rights of members with respect to deposits, patronage dividend certificates and subordinated Notes. Both the Senior Notes and the revolving credit facility limit the incurrence of additional funded debt, restrict the issuance of secured debt, and prohibit distributions to shareholders (including repurchase of shares) under certain circumstances.

Unified entered into a five-year interest rate collar agreement during February 1999 in relation to certain borrowings on its revolving credit facility. The collar agreement was put in place without incurring a fee with respect to the collar transaction. The hedge agreement is structured such that Unified pays a variable rate of interest between 6% (cap rate) and 4.94% (floor rate) based on a notional amount of $50,000,000. The weighted average interest rate, prior to lender's margin, on borrowings on the revolving credit was 6.71% at September 30, 2000.

A $10 million credit agreement is collateralized by Grocers Capital Company's ("GCC's") member loan receivables. GCC is a wholly owned subsidiary of Unified. The primary function of GCC is to provide loan financing to Unified's member-patrons. The funding for loans made by GCC is provided by GCC's cash reserves as well as the $10 million credit agreement. The maturity date of the credit agreement is September 20, 2001, but is subject to an annual extension of one year by the mutual consent of GCC and the bank. No amounts were outstanding under this credit line at September 30, 2000. The unused portion of this credit line is subject to commitment fees of 0.125% plus $25,000 annually.

Member loan receivables are periodically sold by GCC to a bank through a loan purchase agreement. The maturity date of the loan purchase agreement is August 29, 2001, but is subject to extension by mutual agreement of GCC and the bank for an additional one year on each anniversary date of the initial purchase date. Total loan purchases under the agreement are limited to a total aggregate principal outstanding of $50 million. GCC entered into an additional loan purchase agreement with a different bank in January 1999. This additional loan purchase agreement can be terminated upon ninety days prior written notice and there is no maximum limitation on the loan purchases. At August 28, 1999 and

September 30, 2000, the aggregate outstanding principal balance of loans purchased by the banks was $27 million and $17 million, respectively. The loan sales are subject to limited recourse provisions.

Unified distributes at least 20% of the patronage dividends in cash and distributes Class B Shares as a portion of the patronage dividends distributed to its member-patrons. Patrons are generally required to maintain subordinated deposits with Unified and member-patrons purchase Class B shares to satisfy this requirement. In the Merger, former United members were provided the opportunity to build the minimum subordinated deposit over time, provided that they agree to assign 80% of patronage dividends received and maintain a supply agreement with Unified until the minimum deposit condition is satisfied. Upon termination of patron status, the withdrawing patron will be entitled to recover deposits in excess of its obligations to Unified if permitted by the applicable subordination provisions, and a member-patron also will be entitled to have its shares redeemed, subject to applicable legal requirements, company policies and credit agreement limitations.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that Unified recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. As amended by SFAS No. 137, this statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Unified makes limited use of hedge agreements, primarily to manage the risk associated with interest rates of its debt agreements. Additionally, Unified has investments in convertible bonds that are held for sale. The convertible feature of the bonds constitutes an embedded derivative, as defined by SFAS No. 133. Unified classifies these investments as available for sale in its financial statements and reflects them at fair value. With respect to derivatives used as hedges, management has determined that the adoption of SFAS No. 133 will result in a cumulative after tax increase to other comprehensive earnings (loss) for the year ended September 29, 2001 of approximately $800,000 and will not have a significant impact on net earnings. The adoption of SFAS No. 133 relative to the embedded derivatives in the convertible bonds will not have a material effect on the financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101") which summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The effective date of SAB No. 101 for the Company is the quarter ending September 29, 2001. The application of SAB No. 101 will not have a material impact on the Company's financial position or its results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Unified has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks. Unified entered into a five-year interest rate collar agreement during February 1999 in relation to certain borrowings on its variable rate revolving credit. The collar agreement was put in place without incurring a fee with respect to the collar transaction. The hedge agreement is structured such that Unified pays a variable rate of interest between 6% (cap rate) and 4.94% (floor rate) based on a notional amount of $50,000,000. The weighted average interest rate, prior to lender's margin, on borrowings on the revolving credit was 6.71% at September 30, 2000. The fair value of the collar agreement at September 30, 2000 was approximately $1,195,000.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the directors of Unified as of January 2, 2001.

                                        Year First         Principal Occupation
        Name                    Age      Elected           During Last 5 Years
        ----                    ---      -------           -------------------
CLASS A DIRECTORS
Bill Andronico                  43         1999         President, Andronico's Markets
David M. Bennett                47         1999         Co-owner, Mollie Stone's Markets
John Berberian                  49         1991         President, Berberian Enterprises, Inc.,
                                                        operating Jons Markets
Edmund Kevin Davis              47         1998         President, Chairman and Chief Executive
                                                        Officer, Bristol Farms Markets
Kenneth W. Findley              61         1999         President, Bales For Food, Bales Unico
James F. Glassel                60         1999         President, Pokerville Select Market
David M. Goodwin                50         1999         President, Goodwin & Sons, Inc.
Mark Kidd                       50         1992         President, Mar-Val Food Stores, Inc.
Jay McCormack                   50         1993         Owner-Operator, Alamo Foods, Inc.; Co-
                                                        owner, Glen Avon Apple Market
Mary J. McDonald                66         1999         Secretary/Treasurer, Sweet Home
                                                        Thriftway/M&S Grocers
Morrie Notrica                  71         1988         President and Chief Operating Officer, Joe
                                                        Notrica, Inc.
Peter J. O'Neal                 56         1999         President, White Salmon Foods, Inc.;
                                                        Estacada Foods, Inc.
Michael A. Provenzano, Jr.      58         1986         President, Pro & Son's, Inc., President, Provo,
                                                        Inc. and President, Pro and Family, Inc.
Edward J. Quijada               53         1998         Executive Vice President, Tresierras Bros.
                                                        Corp., operating Tresierras Markets
Gordon E. Smith                 55         1999         President, Marlea Foods, Inc., operating
                                                        Vernonia Sentry Market
James R. Stump                  62         1982         President, Stump's Market, Inc.
Kenneth Ray Tucker              53         1999         President, Evergreen Markets, Inc.
Floyd F. West                   60         1999         President, Pioneer Super Save, Inc.


CLASS B DIRECTORS

Louis A. Amen                   71         1974         President, Super A Foods, Inc.
Darioush Khaledi                54         1993         Chairman of the Board and Chief Executive
                                                        Officer, K.V. Mart Co., operating Top Valu
                                                        Markets and Valu Plus Food Warehouse
Mimi R. Song                    43         1998         President and Chief Executive Officer, Super
                                                        Center Concepts, Inc.
Robert E. Stiles                61         1999         President, Gelson's Markets
Richard L. Wright               63         1999         President, Wright's Foodliner

The following table sets forth information about executive officers of Unified as of January 2, 2001.

         Officer's Name              Age                               Business Experience During Last Five Years
--------------------------------------------------------------------------------------------------------------------------------
Alfred A. Plamann                     58      President and Chief Executive Officer since February 1994.
Robert M. Ling, Jr.                   43      Executive Vice President, General Counsel and Secretary since November, 1999;
                                              Senior Vice President, General Counsel and Secretary, October 1997 to November
                                              1999; Vice President, General Counsel and Secretary, August 1996 to
                                              October 1997; Vice President and General Counsel, April 1996 to August 1996;
                                              Vice President, General Counsel and Secretary, Megafoods Stores, Inc., July 1994
                                              to April 1996.
Richard J. Martin                     55      Executive Vice President, Finance & Administration and Chief Financial Officer
                                              since November 1999; Senior Vice President and Chief Financial Officer, May
                                              1998 to November 1999; previously Executive Vice President and Chief Financial
                                              Officer, Rykoff-Sexton, Inc. through December 1997 when it merged with J.P.
                                              Foodservice to form US Foodservice and Executive Vice President Finance and
                                              Administration of US Foodservice through January  1998.
Charles J. Pilliter                   52      Executive Vice President, Sales and Marketing since November 1999; Senior Vice
                                              President and President, Northern California, January  1990 to November 1999.
Harley J. Delano                      63      Senior Vice President, Retail Development and President, SavMax Foods, Inc.
                                              since November 1999; President, SavMax Foods, Inc., April 1999 to November
                                              1999; President, Cala Foods, Inc., division of Ralphs Grocery Company, prior to
                                              March 1999.
George D. Gardner                     47      Senior Vice President, Non Foods and Specialty Products since November 1999;
                                              Vice President, Non Foods and Specialty Products, May 1996 to November 1999;
                                              General Manager of Grocers Specialty Co., June 1995 to May 1996; Vice
                                              President & General Manager, Ingro Mexican Foods, Inc., May 1993 to June
                                              1995.
Daniel J. Murphy                      53      Senior Vice President, Retail Support Services since October 2000; Vice President of Merchandising, HomeGrocer.com, May 1999 to September 2000; Vice
                                              President of Retail Client Services, Interact Electronic Marketing Inc.,
                                              October 1998 to May 1999; Vice President, Super Fresh Food Markets,
                                              October 1997 to October 1998; Vice President, Sales and Merchandising,
                                              Wakefern Food Corp., July 1989 to October 1997.
Philip S. Smith                       50      Senior Vice President, Procurement since November 1999; Vice President,
                                              Procurement, October 1997 to November 1999; Executive Director, Purchasing,
                                              July 1997 to October 1997; General Manager, Northern California, June 1996 to
                                              July 1997; Manager, Product Sales, September 1994 to June 1996.
Rodney L. VanBebber                   45      Senior Vice President, Distribution since January 2000; Group Vice President,
                                              Distribution, Ralphs Grocery Company 1996 to January  2000.
William O. Cote                       43      Vice President, Controller since November 1999; Director of Accounting prior to
                                              November 1999.
Joseph A. Ney                         52      Vice President, Insurance since November 1998; President, Grocers and Merchants
                                              Insurance Services, Inc., Springfield Insurance Company, and Springfield
                                              Insurance Company, Ltd. prior to November 1998.
David A. Woodward                     58      Vice President, Treasurer since November 1999; Treasurer from August 1996 to
                                              November 1999; Secretary and Treasurer prior to August 1996.

PRINCIPAL STOCKHOLDERS

As of January 2, 2001, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares or Class B Shares of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of January 2, 2001 by each director and their affiliated companies, and by all directors and their affiliated companies, as a group. No officer of the Company who is not a director owns shares of any class of the Company's stock.

                                                            Shares Owned
                                        -----------------------------------------------------
                                                  Class A                  Class B
                                                  -------                  -------
                                                  Shares                   Shares
                                                  ------                   ------
                Name and                    No.      % of Total        No.      % of Total
           Affiliated Company              Shares     Outstanding     Shares     Outstanding
           ------------------              ------     -----------     ------     -----------
Louis A. Amen (1).....................   100            0.15%          10,169          2.43%
     Super A Foods, Inc.
Bill Andronico .......................   100            0.15%           5,510          1.32%
     Andronico's Markets
David M. Bennett......................   100            0.15%           1,956          0.47%
     Mollie Stone's Markets
John Berberian........................   100            0.15%           8,026          1.92%
     Berberian Enterprises, Inc.
Edmund Kevin Davis....................   100            0.15%             587          0.14%
     Bristol Farms Markets
Kenneth W. Findley....................   100            0.15%           2,521          0.60%
     Bales For Food, Bales Unico
James F. Glassel......................   100            0.15%             177          0.04%
     Pokerville Select Market
David M. Goodwin......................   100            0.15%           1,461          0.35%
     Goodwin & Sons, Inc.
Darioush Khaledi (1)..................   100            0.15%          17,134          4.10%
     K.V. Mart Co.
Mark Kidd.............................   100            0.15%           2,253          0.54%
     Mar-Val Food Stores, Inc.
Jay McCormack (2).....................   300            0.46%           1,826          0.44%
Mary J. McDonald......................   100            0.15%             578          0.14%
     Sweet Home Thriftway, M&S Grocers
Morrie Notrica........................   100            0.15%           9,520          2.28%
     Joe Notrica, Inc.
Peter J. O'Neal.......................   100            0.15%             113          0.03%
     White Salmon Foods, Inc. and
     Estacada Foods, Inc.

                                        -34-

                                                            Shares Owned
                                        -----------------------------------------------------
                                                  Class A                  Class B
                                                  -------                  -------
                                                  Shares                   Shares
                                                  ------                   ------
                Name and                    No.      % of Total        No.      % of Total
           Affiliated Company              Shares     Outstanding     Shares     Outstanding
           ------------------              ------     -----------     ------     -----------
Michael A. Provenzano, Jr.............   100            0.15%           2,265          0.54%
     Pro & Son's, Inc.
Edward J. Quijada (3).................   100            0.15%           2,409          0.58%
     Tresierras Bros. Corp.
Gordon E. Smith.......................   100            0.15%             811          0.19%
     Marlea Foods, Inc., operating
     Vernonia Sentry Market
Mimi R. Song (1)......................   100            0.15%          19,082          4.56%
     Super Center Concepts, Inc.
Robert E. Stiles (1) (4)..............   100            0.15%           8,855          2.12%
     Gelson's Markets
James R. Stump........................   100            0.15%           2,131          0.51%
     Stump's Market, Inc.
Kenneth Ray Tucker....................   100            0.15%              30          0.01%
     Evergreen Markets, Inc.
Floyd F. West.........................   100            0.15%             646          0.15%
     Pioneer Super Save, Inc.
Richard L. Wright (1).................   100            0.15%           2,659          0.64%
     Wright's Foodliner, Inc.
All Directors and their                  2,500          3.76%         101,536         24.09%
affiliated companies as a group

(1)   Elected by Class B Shareholders.
(2) Mr. McCormack is affiliated with Glen Avon Foods, Inc., which owns 100 Class A Shares (0.15% of the outstanding class of shares) and 465 Class B Shares (0.11% of the outstanding class of shares), Yucaipa Trading Co., Inc., which owns 100 Class A Shares (0.15% of the outstanding class of shares) and 607 Class B Shares (0.15% of the outstanding class of shares) and Alamo Foods, Inc., which owns 100 Class A Shares (0.15% of the outstanding class of shares) and 754 Class B Shares (0.18% of the outstanding class of shares).
(3) Shares owned by Tresierras Bros. Corp. Mr. Quijada disclaims beneficial ownership of these shares.
(4) Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson's Markets. Mr. Stiles disclaims beneficial ownership of these shares.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

The Company's Executive Compensation Committee consists of Mark Kidd, Committee Chairman, and directors John Berberian, Jay McCormack, Morrie Notrica, Gordon E. Smith and Mimi R. Song., as well as ex-officio member and Chairman of the Board, Louis A. Amen. As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled.

In the course of its business, the Company has made loans to and issued loan guarantees for the benefit of members, entered into lease guarantees, subleases, and leases with members, made direct investments in members and entered into supply agreements with members. Refer to "TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS" for a description of transactions the Company has entered into with certain member patrons with which members of the Executive Compensation Committee are affiliated.

Executive Officer Compensation

The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer and to certain other executive officers of the Company.

                              Summary Compensation Table

                                                                Annual Compensation
                                                                Fiscal                                               All other
Name and principal position                                     Year             Salary($)          Bonus($)      compensation($)
---------------------------                                     ----             ---------          --------      ---------------
Alfred A. Plamann
President & Chief Executive Officer                              2000              500,000                0           41,885(2)
                                                                 1999 (1)           39,904                0            3,033
                                                                 1999              415,000          166,000           34,343
                                                                 1998              408,267          125,000           34,319

Richard J. Martin
Executive Vice President, Finance & Administration and           2000              266,154                0           20,756(3)
       Chief Financial Officer                                   1999 (1)           24,038                0            1,827
                                                                 1999              250,000           75,000            5,949
                                                                 1998               76,923           37,500            - 0 -

Robert M. Ling, Jr.
Executive Vice President, General Counsel and Secretary          2000              237,115                0           18,513(4)
                                                                 1999 (1)           19,615                0            1,490
                                                                 1999              204,000           71,000           16,098
                                                                 1998              199,750           39,100           15,467

Charles J. Pilliter
Executive Vice President--Sales and Marketing                    2000              234,231                0           18,779(5)
                                                                 1999 (1)           20,192                0            1,535
                                                                 1999              210,000           52,500           17,045
                                                                 1998              207,000           31,500           16,797

George D. "Ted" Gardner
Senior Vice President-Non-Foods and Specialty                    2000              175,000                0           13,502(6)
       Products                                                  1999 (1)           14,808                0            1,125
                                                                 1999              154,001           32,000           12,188
                                                                 1998              152,000           18,480           11,860

___________

(1)   Transition period between August 29, 1999 and October 2, 1999.

(2) Consists of a $10,269 Company contribution to the Company's Employees' Sheltered Savings Plan, a $27,731 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $3,885 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(3) Consists of a $12,085 Company contribution to the Company's Employees' Sheltered Savings Plan, a $7,968 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $703 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(4) Consists of a $10,967 Company contribution to the Company's Employees' Sheltered Savings Plan, $7,032 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $514 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(5) Consists of a $7,323 Company contribution to the Company's Employees' Sheltered Savings Plan, a $10,479 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $977 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(6) Consists of $11,393 Company contribution to the Company's Employees' Sheltered Savings Plan, a $1,595 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $514 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

------

The Company has a defined benefit pension plan which covers its non-union and executive employees. Benefits under this plan are based on formulas using compensation and employee service periods and are subject to the appropriate IRS tables and limitations. The Company's Executive Salary Protection Plan II, as amended, ("ESPP II"), provides additional post- termination retirement income based upon the participant's salary and years of service. The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

ESPP II is targeted to provide eligible officers with a retirement benefit at age 62, which for a period of 15 years, when combined with the defined benefit payments would equal up to 65% of a participant's final salary, based on formulas which include years of service and salary. Employees become eligible for ESPP II after three years of service as an officer of the Company at the level of Vice President or above. Upon eligibility, officers receive credit for years of service with the Company at a rate of 5% per year up to a maximum of 13 years. Officers first elected after December, 1998, receive credit only for years of service as an officer. Payments under ESPP II are discounted for executives who retire prior to age 62. At September 30, 2000, credited years of service for named executive officers are: Mr. Plamann, 11 years; Mr. Martin, 2 years; Mr. Ling, 4 years; Mr. Pilliter, 24 years; and Mr. Gardner, 5 years.

The following table illustrates the estimated annual benefits under the combined defined benefit plan and ESPP II plan. The amounts shown represent annual compensation for qualifying executives with selected years of service as if such executives had retired on September 30, 2000 at age 65.

                                                          Pension Plan Table
                                                                          Years of Service
                                   ---------------------------------------------------------------------------------------------
                                       5                10               15                20                 25           33
                                       -                --               --                --                 --           --
           Remuneration              Years            Years             Years             Years             Years         Years
           ------------              -----            -----             -----             -----             -----         -----
 $100,000                          $ 25,978          $51,955           $67,933           $68,910           $69,888       $71,452
  130,000                            33,819           67,594            88,391            89,688            90,985        93,060
  160,000                            41,740           83,481           109,221           110,963           112,703       115,488
  190,000                            49,240           98,481           128,721           130,463           132,203       134,988
  220,000                            56,740          113,481           148,221           149,963           151,703       154,488
  250,000                            64,240          128,481           167,721           169,463           171,203       173,988
  300,000                            76,740          153,481           200,221           201,963           203,703       206,488
  350,000                            89,240          178,481           232,721           234,463           236,203       238,988
  400,000                           101,740          203,481           265,221           266,963           268,703       271,488
  450,000                           114,240          228,481           297,721           299,463           301,203       303,988
  500,000                           126,740          253,481           330,221           331,963           333,703       336,488

Executive Employment, Termination and Severance Agreements

The Company has an employment agreement with Alfred A. Plamann, the Company's President and Chief Executive Officer. The term of Mr. Plamann's contract is three years, currently expiring on September 29, 2003. The term will be extended automatically for successive one year terms on each anniversary of the contract unless either party has given notice of an intention to terminate at least eleven months prior to such anniversary date. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $500,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 60% of base salary, based on performance criteria established by the Board of Directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, the amended contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

In January, 2000, the Company authorized the execution of severance agreements with Messrs. Ling and Pilliter. Each agreement provides for severance payments in the event the executive's employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason, or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

Severance Agreements were also authorized for Messrs. Martin and Gardner providing a severance benefit equal to one year's salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason. As an Executive Vice President, Mr. Martin will be eligible to receive a severance agreement on the terms provided to Messrs. Ling and Pilliter after serving for three years as an officer of the Company.

Supplemental Officer Medical Benefits

In December, 2000, the Board of Directors approved a supplemental officer health insurance benefit and an officer retiree medical plan for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be entitled to payment by the insurance plan of the portion of covered expenses not covered under the Company's health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be entitled to participate in the Supplemental Officer Health Insurance Plan following termination of employment. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Director Compensation

Each director receives an annual payment of $7,500 as compensation for service as a director of the Company and a member of any Board committees and subsidiary Boards, if applicable. In addition, directors are reimbursed for Company related expenses. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board receives annual compensation of $12,500, and each Vice Chairman receives annual compensation of $10,000.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

All directors of the Company (or the firms with which such directors are affiliated) purchase grocery products and related products and services from the company or its subsidiaries in the ordinary course of business.

As described below, the Company has made loans to and issued loan guarantees for the benefit of members, entered into lease guarantees, subleases and leases with members, entered into supply agreements with members and made direct investments in members with which certain directors of the Company are affiliated.

Transactions with Members Affiliated with Directors

Loans and Loan Guarantees:

GCC, United Resources, and Unified provide loan financing to its member-patrons. The Company had the following loans outstanding at December 30, 2000 to members affiliated with directors of the Company:

--------------------------------------------------------------------------------
                                                     Aggregate Loan
                                                     Balance
                                                     December 30    Maturity
Director                                             2000           Date
--------------------------------------------------------------------------------
Darioush Khaledi                                     $12,519,000    2001-2004

David Bennett                                         2,000,000          2003

Bill Andronico                                        1,581,000     2001-2004

Mimi R. Song                                            824,000          2001

Jay McCormick                                           510,000     2001-2005

Michael A. Provenzano, Jr.                              129,000          2001


On May 12, 2000, the Company loaned $7 million to K.V. Mart Co. ("KV") which is payable over a period of five years. The loan is secured by a second interest in substantially all of the assets of KV, and leasehold deeds of trust on several parcels currently leased by KV. Director Khaledi, his partner Parviz Vazin and two entities to which these individuals are related have guaranteed the obligations of KV under the loan. Coincident with the transaction, KV and the Company extended the term of their existing supply agreement until May 12, 2005.

On July 5, 2000, the Company loaned $3 million to 1999 Lawndale Associates LLC ("Lawndale"), of which director Khaledi is an affiliate. The loan is payable over a period of five years and is secured by a pledge of all of the outstanding shares of KV. The proceeds of the loan were used to repay amounts due KV that had been advanced by KV to members of Lawndale. The loan is guaranteed by director Khaledi, his partner Parviz Vazin and three entities to which these individuals are related.

Member-patron loans made by GCC and United Resources are periodically sold to a bank, subject to limited recourse provisions. At December 30, 2000, the principal balances of loans to members affiliated with directors of the Company that were sold with recourse were as follows:

--------------------------------------------------------------------------------
                                                      Aggregate Loan
                                                      Balance
                                                      December, 30  Maturity
Director                                              2000          Date
--------------------------------------------------------------------------------
Peter J. O'Neal                                       $1,749,000    2004-2008

James R. Stump                                            51,000         2001

Mark Kidd                                                 46,000         2003

The Company or its subsidiaries provides loan guarantees to its members. GCC has guaranteed 10% of the principal amount of certain third-party loans to KV of which director Darioush Khaledi is an affiliate. At December 30, 2000, the principal amount of this guarantee was $389,000.

GCC has guaranteed 10% of the principal amount of certain third-party loans to companies owned by Michael A. Provenzano, Jr. At December 30, 2000, the principal amount of this guarantee was $383,000.


Lease Guarantees and Subleases:

The Company provides lease guarantees and subleases to its member-patrons. The Company has executed lease guarantees or subleases to members affiliated with directors of the Company at December 30, 2000 as follows:

--------------------------------------------------------------------------------
                                           No. of   Total Current    Expiration
Director                                   Stores     Annual Rent       Date(s)
--------------------------------------------------------------------------------
Edmund K. Davis                                 1    $1,560,000           2020

Darioush Khaledi                                5     1,415,000      2002-2011

Bill Andronico                                  1       861,000           2014

Michael A. Provenzano, Jr.                      2       351,000      2016-2017

John Berberian                                  2       310,000      2001-2007

Richard L. Wright                               1       273,000           2007

James R. Stump                                  2       208,000      2001-2003

David Bennett                                   1       193,000           2004

Mimi R. Song                                    1       187,000           2004

Mark Kidd                                       1       121,000           2008

The Company has committed to guarantee a store lease currently under development by an affiliate of Director Bill Andronico which would have an estimated term of 20 years and an estimated annual rent of $990,000.

Other Leases

The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in July 2003. Monthly rent during the term is $24,000.

Supply Agreements:

During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery discounts and allowances. Members affiliated with directors Andronico, Bennett, Davis, Khaledi, Kidd, McCormack, Provenzano, Song and Wright have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2010, and are subject to earlier termination in certain events. In addition, all directors who were members of United prior to the Merger who do not hold sufficient Class B Shares to meet the Unified deposit/share holding requirements are required to enter into a Supply Agreement until such time as the deposit deficit is eliminated.

Direct Investment:

At August 29, 1998, GCC owned 10% of the common stock of KV, of which Unified director Darioush Khaledi is affiliated. The cost of the investment was approximately $3 million. The stock purchase agreement contained a provision which allowed KV to repurchase the shares upon certain terms and conditions. In March 1999, KV exercised its repurchase rights under the agreement. KV purchased the shares for $4.5 million, payable in cash and in an interest-bearing note, resulting in a pre-tax gain of $1.5 million which is included in Other income
(expense) net, in the accompanying consolidated statements of earnings and comprehensive earnings. The stock purchase agreement also provides that for a five-year period commencing as of the date of the agreement, in the event of (i) a change of control of KV or (ii) a breach of the supply agreement by KV, KV shall pay the Company $900,000 or an amount equal to the difference between 10% of the appraised value of KV as of the approximate date of the Agreement (as prepared by an independent third party appraisal firm) and $4.5 million, whichever is greater.

The Company is a member of RAF Limited Liability Company ("RAF"). The only other member is Wright's Foodliner, Inc., an entity controlled by Director Richard L. Wright. Wright's Foodliner, Inc. is the managing member of RAF. During fiscal 1999, RAF purchased groceries and other products in the ordinary course of business from United on the same terms and conditions as United's other members. In October, 1999, the store was closed and the parties are in the process of liquidating RAF in accordance with the terms of the limited liability company operating agreement. Pursuant to that agreement, the Company has paid to Wright's Foodliner, Inc. approximately $446,500 and may be obligated to fund additional amounts depending on final resolution of issues relating to the liquidation.

Transactions with Executive Officers:

On October 1, 1999, to facilitate Executive Vice President Charles J. Pilliter's relocation to Southern California, the Company loaned to Mr. Pilliter $100,000, pursuant to a four year note secured by a deed of trust, with interest at a rate of 7% per annum, interest only payable in arrears annually on January 15 and on maturity. In the event Mr. Pilliter is employed by the Company on the maturity date or dies prior to the maturity date, then payment of the Note principal is forgiven. If Mr. Pilliter is terminated without cause prior to the maturity date, a portion of the Note is forgiven based on the time remaining until maturity.

In December, 2000, to facilitate Senior Vice President Daniel J. Murphy's relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note due in November, 2002, $80,000 with interest at 9.5% per annum, interest only until November 2002.

                                 AVAILABLE INFORMATION

We have certain obligations pursuant to the Securities Exchange Act of 1934 to file documents which provide updated information with the Securities and Exchange Commission. Therefore, we file reports, proxy statements and other information with the Commission. You can obtain copies of such materials from the Public Reference Section of the Commission, Washington, D.C. 20549 or by calling the Commission at 1-800-SEC-0330, for a charge set by the Commission. In addition, you can inspect and copy these documents at public reference facilities maintained by the Commission and located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Additional information can also be obtained at the Securities and Exchange website at http://www.sec.gov.

                                        EXPERTS

The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of Unified's bylaws provides that Unified shall, to the maximum extent permitted by law, have the power to indemnify its directors, officers, employees and other agents. Section 317 of the California General Corporation Law provides that a corporation has the power to indemnify agents of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. Unified has entered into agreements with each of its directors and certain of its officers which provide to such directors and officers the maximum indemnification allowed under applicable law. In addition, Unified and its subsidiaries maintain a policy of directors' and officers' liability and company reimbursement insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore is unenforceable.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----

Independent Auditors' Report.............................................F-2

Consolidated Balance Sheets..............................................F-3

Consolidated Statements of Earnings and Comprehensive Earnings...........F-4

Consolidated Statements of Shareholders' Equity..........................F-5

Consolidated Statements of Cash Flows....................................F-6

Notes to Consolidated Financial Statements...............................F-8

Independent Auditors' Report

The Board of Directors
Unified Western Grocers, Inc.

We have audited the accompanying consolidated balance sheets of Unified Western Grocers, Inc. and subsidiaries (the "Company") as of August 28, 1999, October 2, 1999, and September 30, 2000, and the related consolidated statements of earnings and comprehensive earnings, shareholders' equity, and cash flows for the years ended August 29, 1998 and August 28, 1999, the transition period ended October 2, 1999, and the year ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of August 28, 1999, October 2, 1999, and September 30, 2000, and the results of its operations and its cash flows for the years ended August 29, 1998 and August 28, 1999, the transition period ended October 2, 1999, and the year ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Los Angeles, California
December 5, 2000

Unified Western Grocers, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

--------------------------------------------------------------------------------------------------------
                                             August 28, 1999     October 2, 1999      September 30, 2000
--------------------------------------------------------------------------------------------------------
Assets
Current Assets:
  Cash and cash equivalents                         $8,027            $17,057            $10,355
  Accounts and notes receivable, net               108,786            190,989            190,654
  Inventories                                      150,800            228,997            230,259
  Prepaid expenses                                   5,544             11,352              6,493
  Deferred taxes                                     4,286              7,005             14,210
--------------------------------------------------------------------------------------------------------
   Total current assets                            277,443            455,400            451,971
Properties, net                                     79,231            119,574            123,374
Investments                                         35,017             40,479             43,585
Notes receivable                                    13,914             45,426             46,780
Goodwill, net                                       22,964             54,297             55,745
Other assets, net                                   22,566             38,337             44,395
--------------------------------------------------------------------------------------------------------
      Total Assets                                $451,135           $753,513           $765,850

Liabilities And Shareholders' Equity
Current Liabilities:
  Accounts payable                                $102,172           $170,711           $214,607
  Accrued liabilities                               54,536             82,881             77,258
  Current portion of notes payable                   6,623              7,605             10,760
  Patrons' excess deposits and declared             16,091             13,026             16,428
  patronage dividends
--------------------------------------------------------------------------------------------------------
   Total current liabilities                       179,422            274,223            319,053
Notes payable, due after one year                  143,727            292,871            259,229
Long-term liabilities, other                        29,393             53,336             62,114
Commitments and contingencies
Patrons' deposits and certificates:
  Patrons' required deposits                        12,450             22,325             21,970
  Subordinated patronage dividend                    5,986              5,986              5,926
certificates
Shareholders' equity:
  Class A Shares                                     5,669             10,398             10,899
  Class B Shares                                    57,833             70,591             74,870
  Additional paid-in capital                                           18,095             18,095
  Retained earnings (deficit)                       17,160              6,247             (5,572)
  Accumulated other comprehensive (loss)              (505)              (559)              (734)
--------------------------------------------------------------------------------------------------------
   Total shareholders' equity                       80,157            104,772             97,558
--------------------------------------------------------------------------------------------------------
     Total Liabilities And                        $451,135           $753,513           $765,850
     Shareholders' Equity

The accompanying notes are an integral part of these statements.

Unified Western Grocers, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

(dollars in thousands)

--------------------------------------------------------------------------------
                                                     Transition
                           Year ended  Year ended  Period ended     Year ended
                           August 29,  August 28,    October 2,  September 30,
                                 1998        1999          1999           2000
-------------------------------------------------------------------------------
Net sales                  $1,831,686  $1,893,523      $211,633     $3,067,395
Costs and expenses:
Cost of sales               1,668,202   1,717,779       192,323      2,735,011
Distribution, selling and
 administrative               137,232     141,155        20,459        304,479
-------------------------------------------------------------------------------
Operating income (loss)        26,252      34,589        (1,149)        27,905
Interest expense              (12,320)    (11,911)       (1,495)       (28,880)
Other income (expense),
 net                            3,200      (5,780)       (7,218)            --
-------------------------------------------------------------------------------
Earnings (loss) before
 patronage dividends,
 provision for income
 taxes and extraordinary
 item                          17,132      16,898        (9,862)          (975)
Patronage dividends           (10,149)    (14,195)           --        (15,426)
-------------------------------------------------------------------------------
Earnings (loss) before
 provision for income
 taxes and extraordinary
 item                           6,983       2,703        (9,862)       (16,401)
Provision (benefit) for
 income taxes                   2,515          64        (2,593)        (5,035)
-------------------------------------------------------------------------------
Earnings (loss) before
 extraordinary item             4,468       2,639        (7,269)       (11,366)
-------------------------------------------------------------------------------
Extraordinary item (net
 of income taxes of $714)       1,079          --            --             --
-------------------------------------------------------------------------------
  Net Earnings (Loss)           3,389       2,639        (7,269)       (11,366)
-------------------------------------------------------------------------------
Other comprehensive
 earnings (loss), net of
 income taxes:
Unrealized holding (loss)
 gain                              (5)       (738)          (54)           189
Minimum pension liability
 adjustment                        27          56            --           (364)
-------------------------------------------------------------------------------
  Comprehensive Earnings
   (Loss)                      $3,411      $1,957       $(7,323)      $(11,541)
-------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

Unified Western Grocers, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands)

                             Class A           Class B
                          ---------------  ----------------
for fiscal years
ended August 29, 1998,
August 28, 1999, the                                                                             Accumulated
transition period ended                                                                                Other
October 2, 1999, and                                                                 Retained  Comprehensive
fiscal year ended                                                           Paid-in  Earnings       Earnings
September 30, 2000                      Shares   Amount   Shares   Amount  Capital   (Deficit)        (Loss)
-------------------------------------------------------------------------------------------------------------
Balance, August 30, 1997                47,900  $ 5,361  385,990  $57,349           $  13,162         $ 155
 Class A Shares issued                   4,800      841
 Class A Shares redeemed                (5,900)    (723)                                (311)
 Class B Shares issued                                    13,456    2,470
 Class B Shares redeemed                                 (19,300)  (2,827)              (555)
 Net earnings                                                                           3,389
 Net unrealized loss on depreciation
  of investments (net of deferred
  tax benefit of $5)                                                                                    (5)
 Minimum pension liability
  adjustment (net of deferred tax
  liability of $17)                                                                                      27
-------------------------------------------------------------------------------------------------------------
Balance, August 29, 1998                46,800    5,479  380,146   56,992              15,685           177
 Class A Shares issued                   4,800      879
 Class A Shares redeemed                (5,200)    (689)                                (264)
 Class B Shares issued                                    18,210    3,429
 Class B Shares redeemed                                 (19,007)  (2,588)              (900)
 Net earnings                                                                           2,639
 Net unrealized loss on depreciation
  of investments (net of deferred
  tax benefit of $375)                                                                                (738)
 Minimum pension liability
  adjustment (net of deferred tax
  liability of $41)                                                                                      56
-------------------------------------------------------------------------------------------------------------
Balance, August 28, 1999                46,400    5,669  379,349   57,833              17,160         (505)
 Class A Shares issued                  18,952    4,793                    $ 3,176
 Class A Shares redeemed                  (500)     (64)                                 (30)
 Class B Shares issued                                    87,526   22,227   14,919
 Class B Shares redeemed                                 (71,310)  (9,469)            (3,614)
 Net loss                                                                             (7,269)
 Net unrealized loss on depreciation
  of investments (net of deferred
  tax benefit of $27)                                                                                  (54)
 Minimum pension liability
  adjustment (net of deferred tax
  liability of $0)                                                                                      --
-------------------------------------------------------------------------------------------------------------
Balance, October 2, 1999                64,852   10,398  395,565   70,591   18,095      6,247         (559)
 Class A Shares issued                   4,280    1,024
 Class A Shares redeemed                (3,294)    (523)                                (110)
 Class B Shares issued                                    37,131    7,490
 Class B Shares redeemed                                 (12,645)  (3,211)              (343)
 Net loss                                                                            (11,366)
 Net unrealized gain on appreciation
  of investments (net of deferred
  tax liability of $91)                                                                                 189
 Minimum pension liability
  adjustment (net of deferred tax
  benefit of $241)                                                                                     (364)
-------------------------------------------------------------------------------------------------------------
Balance, September 30,
 2000                                   65,838  $10,899  420,051  $74,870  $18,095  $ (5,572)         $(734)
-------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

Unified Western Grocers, Inc. and Subsidiaries
Consolidated Statements Of Cash Flows

(dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                                   Year           Year            Transition                   Year
                                                                  ended          ended          Period ended                  ended
                                                             August 29,     August 28,            October 2,          September 30,
                                                                   1998           1999                  1999                   2000
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net earnings (loss)                                              $3,389         $2,639              $(7,269)              $(11,366)
   Adjustments to reconcile net earnings (loss) to net
       cash (utilized) provided by operating activities:
   Depreciation and amortization                                 14,792         16,906                 2,478                 26,514
   Deferred taxes                                               (1,219)        (1,535)                                      (5,035)
   Gain on sale of investments in affiliates, member            (2,460)        (1,360)                  (32)                   (50)
       loan receivables, and properties, net
   Reduction in fair value of investment                                        7,280
   (Increase) decrease in assets:
      Accounts and notes receivable, net                        (1,297)       (11,971)              (17,173)                (2,258)
      Inventories                                                10,853       (15,166)               (5,804)                (1,262)
      Prepaid expenses                                              163          (275)                 1,554                  4,859
      Notes receivable                                          (5,057)        (2,753)                 (700)                (3,865)
   Increase (decrease) in liabilities:
      Accounts payable                                         (23,628)          7,713                 8,517                 43,896
      Accrued liabilities                                       (7,293)        (1,438)                 9,155                (6,798)
      Patrons' excess deposits and declared patronage           (3,196)          2,461               (3,065)                  3,402
          dividends
      Long-term liabilities, other                                2,329          6,978                 6,458                  3,269
-----------------------------------------------------------------------------------------------------------------------------------
Net cash (utilized) provided by operating activities           (12,624)          9,479               (5,881)                 51,306
===================================================================================================================================
Cash flows from investing activities:
   Purchase of properties                                      (18,414)       (11,372)               (1,141)               (23,363)
   Investment in securities, net                                (4,632)        (7,720)                   200                (2,917)
   Proceeds from sales of notes receivable                        2,780          6,590                                        2,511
   Proceeds from sales of properties                             12,320             82                    81                    674
   Increase in other assets                                     (2,236)        (3,024)               (4,473)                (7,970)
   Acquisition of net assets from wholesale distribution                       (8,954)                 7,134                  (428)
        companies*
   Acquisition of net assets in retail store operations**                          75
Net cash (utilized) provided by investing activities           (10,182)       (24,323)                 1,801               (31,493)
Cash flows from financing activities:
   Additions to long-term notes payable                         124,000         20,500              114,000
   Reduction of long-term notes payable                        (90,344)          (139)              (86,098)               (26,248)
   Additions to short-term notes payable                                                                 109                     81
   Reduction of short-term notes payable                       (11,329)        (1,593)               (3,010)                (7,531)
   Redemption of patronage dividend certificates                                 (172)
   Repurchase of shares from members                            (4,416)        (4,441)              (13,177)                  (976)
   (Decrease) increase in members' required deposits            (2,211)            303                 1,230                  (713)
   Issuance of shares to members                                  3,311          4,308                    56                  8,872
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided (utilized) by financing activities             19,011         18,766                13,110               (26,515)
===================================================================================================================================
Net (decrease) increase in cash and cash equivalents            (3,795)          3,922                 9,030                (6,702)
Cash and cash equivalents at beginning of year                    7,900          4,105                 8,027                 17,057
-----------------------------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents At End Of Year                         $4,105         $8,027               $17,057                $10,355
===================================================================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Consolidated Statements Of Cash Flows--(Continued)

(dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Transition
                                                             Year ended     Year ended          Period ended             Year ended
                                                             August 29,     August 28,            October 2,          September 30,
                                                                   1998           1999                  1999                   2000
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
Cash paid during the year for:
   Interest                                                     $12,790          $11,962                $2,426              $26,262
   Income taxes                                                  $3,179           $1,673
===================================================================================================================================
*Acquisition of net as sets from wholesale
   distribution companies:
   Working capital, other than cash                                              $(6,292)            $(62,814)               $(431)
   Properties                                                                     (1,442)             (40,709)                  850
   Notes receivable and other assets                                              (1,220)             (45,457)              (2,217)
   Goodwill - United Grocers, Inc.                                                                    (29,233)              (2,452)
   Goodwill - Central Food Sales                                                                                              (428)
   Long-term notes payable                                                                             119,429
   Long-term liabilities, other                                                                         17,485                4,250
                                                                                                        ------
                                                                                                      (41,299)
   Total equity investment in United Grocers, Inc.                                                      48,433
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash effect due to acquisition of net assets                           $(8,954)(A)           $7,134 (B)            $(428)(C)
      from wholesale distribution companies
===================================================================================================================================
**Acquisition of net assets in retail store
   operations:
   Working capital, other than cash                                               $11,327
   Properties                                                                     (4,467)
   Notes receivable and other long-term assets                                    (2,681)
   Goodwill                                                                      (23,354)
   Long-term liabilities, other                                                     1,883
   Long-term notes payable                                                          5,479
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (11,813)
   Previous investment in  retail store operations                                 11,888
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash effect due to acquisition of net assets in                                $75
      retail store operations
===================================================================================================================================

(A) Acquisition of Gourmet Specialties in fiscal 1999.

(B)   Acquisition of United Grocers, Inc. on September 29, 1999.

(C) Acquisition of Central Food Sales in fiscal 2000 and adjustments to acquisition of net assets from United Grocers, Inc. at September 29, 1999.

Noncash Transaction:

During the year ended September 30, 2000, the Company issued $3,211 of subordinated redemption notes to repurchase Class B Shares from members.

The accompanying notes are an integral part of these statements.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Dollars In Thousands)


Fiscal years ended August 29, 1998 and August 28, 1999, the transition period ended October 2, 1999 and fiscal year ended September 30, 2000

1.    Summary of Significant Accounting Policies:

Basis of Presentation:

On September 27, 1999, the shareholders of Certified Grocers of California, Ltd. ("Certified") and United Grocers, Inc. ("United") (a grocery cooperative headquartered in Milwaukie, Oregon) approved a merger agreement (the "Merger") in which United merged with a wholly owned subsidiary of Certified (see Note 4). The Merger became effective on September 29, 1999. In connection with the Merger, Certified changed its name to Unified Western Grocers, Inc. (the "Company" or "Unified"). The acquisition was accounted for as a purchase as of September 29, 1999.

Effective September 27, 1999, the Company changed its fiscal year end from the Saturday nearest August 31 to the Saturday nearest September 30. The transition period covers the period from August 29, 1999 through October 2, 1999.

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and accounts with subsidiaries have been eliminated.

Nature of Business:

The Company is a cooperative organization engaged principally in the distribution of food products and related general merchandise products primarily to retail establishments owned by shareholders of the Company. All establishments with which directors are affiliated, as members of the Company, purchase groceries, related products and store equipment from the Company in the ordinary course of business pursuant to published terms or according to the provisions of supply agreements.

The Company makes investments in retail grocery operations to assist its members. Periodically, the Company will own and manage retail grocery stores on a temporary basis until a qualified and suitable owner can be identified.

Use of Estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents:

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


Inventories:

Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out method for items of warehouse stock and on the retail method for retail stores.

Depreciation:

Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 3 to 40 years. Leasehold improvements are amortized based on the estimated life of the asset or the life of the lease, whichever is shorter. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to operations as incurred. Upon sale or retirement of properties, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in operations.

Investments:

The Company has classified all investments in debt securities as held-to-maturity securities, based on the Company's positive intent and ability to hold those securities. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts to maturity. Equity investments and subordinated interests, residual interests and servicing fee amounts from the sale of member loan receivables are carried at estimated fair value and are classified as investments available-for-sale. Unrealized gains and losses, net of taxes, on available-for-sale investments are recorded as a separate component of shareholder's equity.

Goodwill:

Goodwill, representing the excess of the purchase price over the estimated fair value of net assets acquired (see Note 4), is amortized over the period of expected benefit. Management reviews goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Management deems goodwill to be impaired if the estimated expected undiscounted future cash flows are less than the carrying amount. Estimates of expected future cash flows are based on management's best estimates of anticipated operating results over the remaining useful life of the assets. Included in the consolidated balance sheet at August 28, 1999, October 2, 1999, and September 30, 2000 is goodwill totaling $23.4 million, $54.8 million, and $57.6 million, net of accumulated amortization of $0.4 million, $0.5 million, and $1.9 million, respectively.

Environmental Costs:

The Company expenses, on a current basis, certain recurring costs incurred in complying with environmental regulations and remediating environmental pollution. The Company also reserves for certain non-recurring future costs required to remediate environmental pollution for which the Company is liable whenever, by diligent legal and technical investigation, the scope or extent of pollution has been determined, the Company's contribution to the pollution has

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


been  ascertained,  remedial  measures  have  been  specifically  identified  as
practical  and  viable,   and  the  cost  of   remediation   and  the  Company's
proportionate share can be reasonably estimated.

Reclassifications:

Certain amounts in the prior years' financial statements have been reclassified to conform to the current year's presentation.

Comprehensive Earnings (Loss):

During fiscal 1999, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is net earnings, plus certain other items that are recorded by the Company directly to shareholders' equity, bypassing net earnings. The only items currently applicable to the Company are the unrealized gain or loss on appreciation or depreciation of investments and the minimum pension liability adjustment. The balance and current period change for each component of comprehensive earnings (loss) are summarized as follows:
--------------------------------------------------------------------------------
                                   Net Unrealized Gain        Minimum Pension
                                 (Loss) On Appreciation     Liability Adjustment
                             (Depreciation) of Investments
--------------------------------------------------------------------------------
Balance, August 30, 1997                   $ 238                  $ (83)
  Current-period change                      (5)                      27
--------------------------------------------------------------------------------
Balance, August 29, 1998                     233                    (56)
  Current-period change                    (738)                     56
--------------------------------------------------------------------------------
Balance, August 28, 1999                   (505)                      0
  Current-period change                     (54)                      0
--------------------------------------------------------------------------------
Balance, October 2, 1999                   (559)                      0
  Current-period change                      189                  (364)
--------------------------------------------------------------------------------
Balance, September 30, 2000               $(370)                 $(364)
================================================================================

The components of the net change in unrealized holding gains (losses) are as follows:
---------------------------------------------------------------------------------------------------------------
                                                  Year ended      Year ended       Transition        Year ended
                                                  August 29,      August 28,     Period ended     September 30,
                                                        1998            1999       October 2,              2000
---------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) arising
during the period                                       $205          $(641)            $(49)              $253
Less reclassification adjustment for gains
included in net earnings                                 210              97                5                64
---------------------------------------------------------------------------------------------------------------
Net Unrealized Holding Gains (losses)                  $ (5)          $(738)            $(54)              $189
===============================================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


Recently Issued Accounting Pronouncements:

The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that the Company recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. As amended, this statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Unified makes limited use of hedge agreements, primarily to manage the risk associated with interest rates of its debt agreements. Additionally, Unified has investments in convertible bonds that are held for sale. The convertible feature of the bonds constitutes an embedded derivative, as defined by SFAS No. 133. Unified classifies these investments as available for sale in its financial statements and reflects them at fair value. With respect to derivatives used as hedges, management has determined that the adoption of SFAS No. 133 will result in a cumulative after tax increase to other comprehensive earnings (loss) for the year ended September 29, 2001 of approximately $800 thousand and will not have a significant impact on net earnings. The adoption of SFAS No. 133 relative to the embedded derivatives in the convertible bonds will not have a material effect on the financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101") which summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The effective date of SAB No. 101 for the Company is the quarter ending September 29, 2001. The application of SAB No. 101 will not have a material impact on the Company's financial position or its results of operations.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


2.    Properties:

Properties stated at cost, are comprised of:
--------------------------------------------------------------------------------
                                        August 28,    October 2,   September 30,
                                              1999          1999            2000
--------------------------------------------------------------------------------
Land                                      $  8,338      $ 15,904        $ 16,250
Buildings and leasehold  improvements       61,910       120,477         114,410
Equipment                                  104,932       118,877         131,518
Equipment under capital leases               6,364         6,364           6,364
--------------------------------------------------------------------------------
                                           181,544       261,622         268,542
Less accumulated depreciation
 and amortization                          102,313       142,048         145,168
--------------------------------------------------------------------------------
                                          $ 79,231      $119,574        $123,374
================================================================================

On May 19, 1998, the Company completed the sale of approximately 24 acres of property located in Commerce, California. The sale resulted in a gain (net of expenses related to the sale) of $3.2 million. This transaction required certain administrative offices and distribution facilities to be relocated. The Company utilized its remaining properties to accommodate most of the displaced facilities.

3.    Investments:

The amortized cost and fair value of available-for-sale investments, including equity securities, were as follows:

----------------------------------------------------------------------------------------------------------------
                                                                            Gross         Gross
                                                       Amortized          Unrealized    Unrealized      Fair
August 28, 1999                                           Cost              Gains         Losses        Value
----------------------------------------------------------------------------------------------------------------
Fixed Maturities:
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies                $17,083              $26            $660        $16,449
  Corporate securities                                    6,055              375             209          6,221
  Mortgage backed securities                              8,192               11             286          7,917
----------------------------------------------------------------------------------------------------------------
   Sub-total                                             31,330              412           1,155         30,587
Redeemable preferred stock                                1,324               99             103          1,320
Equity securities                                         3,114               12              16          3,110
----------------------------------------------------------------------------------------------------------------
                                                        $35,768             $523          $1,274        $35,017
===============================================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)

----------------------------------------------------------------------------------------------------------------
                                                                            Gross         Gross
                                                       Amortized          Unrealized    Unrealized      Fair
October 2, 1999                                           Cost              Gains         Losses        Value
----------------------------------------------------------------------------------------------------------------
Fixed Maturities:
  U.S. Treasury securities and obligations of U.S.      $17,095               $11             $661      $16,445
  government corporations and agencies
  Corporate securities                                    6,007               422              268       6,161
  Mortgage backed securities                              8,148                11              250       7,909
----------------------------------------------------------------------------------------------------------------
   Sub-total                                             31,250               444            1,179      30,515
Redeemable preferred stock                                1,484                91              189       1,386
Equity securities                                         8,578                                           8,578
----------------------------------------------------------------------------------------------------------------
                                                        $41,312              $535           $1,368      $40,479
================================================================================================================
----------------------------------------------------------------------------------------------------------------
                                                                            Gross         Gross
                                                       Amortized          Unrealized    Unrealized      Fair
September 30, 2000                                        Cost              Gains         Losses        Value
----------------------------------------------------------------------------------------------------------------
Fixed Maturities:
  U.S. Treasury securities and obligations of U.S.      $18,645               $59             $469       $18,23
  government corporations and agencies
  Corporate securities                                    5,544               380              229        5,695
  Mortgage backed securities                              8,655                33              173        8,515
----------------------------------------------------------------------------------------------------------------
   Sub-total                                             32,844               472              871       32,445
Redeemable preferred stock                                1,611               113              158        1,566
Equity securities                                         9,572                 7                5        9,574
----------------------------------------------------------------------------------------------------------------
                                                        $44,027              $592           $1,034      $43,585
===============================================================================================================

Fixed maturity investments are due as follows:
----------------------------------------------------------------------------------------------------------------
                                                                                        Amortized       Fair
August 28, 1999                                                                            Cost         Value
----------------------------------------------------------------------------------------------------------------
Fixed Maturities Available for Sale:
  Due after one year through five years                                                   $8,723        $8,722
  Due after five years through ten years                                                   9,060         8,914
  Due after ten years                                                                     13,547        12,951
----------------------------------------------------------------------------------------------------------------
                                                                                         $31,330       $30,587
================================================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


----------------------------------------------------------------------------------------------------------------
                                                                                        Amortized       Fair
October 2, 1999                                                                            Cost         Value
----------------------------------------------------------------------------------------------------------------
Fixed Maturities Available for Sale:
  Due after one year through five years                                                    $8,854        $8,924
  Due after five years through ten years                                                    8,908         8,668
  Due after ten years                                                                      13,488        12,923
----------------------------------------------------------------------------------------------------------------
                                                                                          $31,250       $30,515
================================================================================================================
----------------------------------------------------------------------------------------------------------------
                                                                                        Amortized       Fair
September 30, 2000                                                                         Cost         Value
----------------------------------------------------------------------------------------------------------------
Fixed Maturities Available for Sale:
  Due after one year through five years                                                   $12,076       $11,994
  Due after five years through ten years                                                    6,399         6,372
  Due after ten years                                                                      14,369        14,079
----------------------------------------------------------------------------------------------------------------
                                                                                          $32,844       $32,445
================================================================================================================

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as being due at their average expected maturity dates.

Investment income is summarized as follows:

--------------------------------------------------------------------------------------------
                                       August 29,   August 28,   October 2,    September 30,
Fiscal years ended                        1998        1999          1999           2000
--------------------------------------------------------------------------------------------
Fixed maturities                         $2,526      $2,280         $129           $2,292

Preferred stock                             444         115         (21)              305
Equity securities                            82        (18)           --              125
Cash and cash equivalents                   364         131           17              294
--------------------------------------------------------------------------------------------
                                          3,416       2,508          125            3,016
Less investment expenses                     22         232           20              218
--------------------------------------------------------------------------------------------
  Net Investment Income                  $3,394      $2,276         $105           $2,798
=========================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


Investments carried at fair values of $19,688, $19,681 and $23,590 at August 28, 1999, October 2, 1999 and September 30, 2000, respectively, are on deposit with regulatory authorities in compliance with insurance company regulations. Equity securities which do not have readily determinable fair values are accounted for using the cost method.

The Company held investments in Western Family Holding Company common stock of $5,541 and $5,553 at October 2, 1999 and September 30, 2000, respectively. The investment represents approximately 22% ownership. The investment is accounted for under the equity method of accounting.

At August 28, 1999, the Company held investments in preferred stock ($1,000), a note receivable ($5,300), and was owed trade receivables ($980) from Hawaiian Grocery Stores, Inc. ("HGS"), a customer. The entire amount was either reserved or written-off in fiscal 1999 based on developments pertaining to HGS. Subsequent to the fiscal 1999 year end, HGS defaulted on the principal and interest payments required by the note receivable. The trade receivables also became delinquent during the Company's fiscal 1999 fourth quarter.

4.    Acquisitions:

On September 27, 1999, the shareholders of Unified and United each approved the Merger pursuant to which shareholders of United exchanged their shares for Unified's Class A Shares and Class B Shares based on an exchange ratio of 0.228 shares of the Company's stock for each share of United Common Stock outstanding. The Merger became effective on September 29, 1999 and was accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the consideration was allocated to the assets acquired and liabilities assumed based on their relative estimated fair values. The excess of the purchase price over the fair value of the net assets acquired was $31.7 million and was recorded as goodwill. Goodwill is being amortized over forty years. In the Merger, United shareholders received 18,652 Class A Shares and 87,526 Class B Shares. The following summarizes the fair value of assets acquired and liabilities assumed of United as of September 29, 1999.

===============================================================================
Current assets                                                         $148,520
Properties                                                               39,859
Other                                                                    47,674
--------------------------------------------------------------------------------
  Total assets                                                          236,053
===============================================================================
Accounts payable                                                         58,546
Other liabilities                                                        37,709
Notes payable                                                           123,050
--------------------------------------------------------------------------------
  Total liabilities                                                     219,305
===============================================================================
Net                                                                      16,748
Total investment in United Grocers, Inc.                                 48,433
--------------------------------------------------------------------------------
Goodwill                                                               $ 31,685
===============================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


As a result of the Merger, the Company established reserves for the closure of various facilities. In addition, reserves for involuntary employee termination and lease termination costs were recorded at the time of the Merger. The type and amount of such reserves, charges against the reserves, and fair value adjustments to the liabilities representing changes in the cost of the acquired company are presented in the table below.

--------------------------------------------------------------------------------
                          October 2,   Charges to    Fair Value    September 30,
Description                 1999        reserve     Adjustments        2000
--------------------------------------------------------------------------------
Facility closures:        $ (7,741)     $2,977         $  230        $(4,534)
Severance costs             (1,250)        235          1,015             ---
Lease buyout reserve        (2,100)        ---          2,100             ---
--------------------------------------------------------------------------------
Total                     $(11,091)     $3,212         $3,345        $(4,534)
================================================================================

The transition period reflects the operating activities of United for the three day period between September 29, 1999 and October 2, 1999. Transition activities included an early retirement plan for employees of Unified totaling $6.3 million which was included in other expense, the write-off of United's deferred financing costs of $0.7 million, and integration consulting costs of $0.3 million.

The accompanying consolidated statements of earnings do not include any revenues or expenses related to United prior to the September 29, 1999 acquisition date. The following unaudited consolidated pro forma information utilizes the audited information for the Company for fiscal 1998 and 1999 and unaudited information for United for those periods. The unaudited consolidated pro forma information presents the results of operations of the Company as if the acquisition of United had taken place on August 31, 1997.

------------------------------------------------------------------------------------------------------
Fiscal year ended                                                August 29, 1998      August 28, 1999
------------------------------------------------------------------------------------------------------
Sales                                                                 $3,006,965           $2,932,521
Earnings (loss) before patronage dividends, provision for income          36,514              (6,902)
taxes and extraordinary items
Patronage dividends                                                        8,449               10,501
Earnings (loss) before extraordinary item                                 17,363             (15,292)

These unaudited consolidated pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the acquisition been in effect on August 31, 1997, or of future results of operations.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


At August 29, 1998, the Company owned an equity interest in SavMax Foods, Inc. ("SavMax"), a member-patron. SavMax operated seven retail grocery stores with retail sales of approximately $75 million for the period December 31, 1998 through August 28, 1999. Sales on an annual basis were approximately $115 million. The investment consisted of (a) 10% of the outstanding Series A common stock with an original cost of $2.5 million and (b) $6.3 million of 8.5% Series B cumulative redeemable preferred stock.

The Company purchased the remaining common and preferred shares of SavMax as of December 31, 1998, for an aggregate purchase price of approximately $4.5 million. The transaction also included an ongoing covenant not to compete from a selling shareholder, termination of the sellers' existing employment and consulting agreements, and the entry into a consulting arrangement with a selling shareholder. The acquisition has been accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the consideration was allocated to the assets acquired and liabilities assumed based on the relative fair values. The excess of the purchase price over the fair value of the net assets acquired was $23.4 million and was recorded as goodwill. Goodwill is being amortized over forty years. The results of the acquired business have been included in the consolidated financial statements from December 31, 1998. The following summarizes the fair value of assets acquired and the liabilities assumed of SavMax as of January 2, 1999.

===============================================================================
Current assets                                                          $8,530
Equipment and leasehold improvements                                     4,467
Other assets                                                             2,681
-------------------------------------------------------------------------------
  Total assets                                                          15,678
===============================================================================
Accounts payable                                                        12,724
Accrued liabilities and deferred credit                                  5,747
Notes payable                                                            8,673
-------------------------------------------------------------------------------
  Total liabilities                                                     27,144
===============================================================================
Net                                                                   (11,466)
Total investment in SavMax Foods, Inc.                                 11,888
-------------------------------------------------------------------------------
Goodwill                                                              $ 23,354
===============================================================================

The accompanying consolidated statements of earnings do not include any revenues or expenses related to SavMax prior to the December 31, 1998 acquisition date.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


5.    Accrued Liabilities:

Accrued liabilities are summarized as follows:

                                                                      August 28,          October 2,           September 30,
                                                                        1999                 1999                   2000
----------------------------------------------------------------------------------------------------------------------------
Insurance loss reserves and other insurance liabilities                  $24,933             $28,333                $35,008
Accrued wages and related taxes                                           13,401              21,404                 18,506
Accrued income and other taxes payable                                     5,292               6,213                  5,996
Accrued promotional liabilities                                              277               1,022                  2,174
Other accrued liabilities                                                 10,633              25,909                 15,574
----------------------------------------------------------------------------------------------------------------------------
                                                                         $54,536             $82,881                $77,258
=============================================================================================================================

6.    Notes Payable:

Notes payable are summarized as follows:

                                                                                 August 28,        October 2,      September 30,
                                                                                    1999              1999             2000
---------------------------------------------------------------------------------------------------------------------------------
Senior secured notes payable expiring April 1, 2008, current interest               $80,000           $80,000          $78,283
   rate at 7.72% payable monthly (interest rate at 7.22% prior to
   September 29, 1999), interest only through April  1, 2000 and $854 principal and interest thereafter through April 1, 2008, remaining
   $36.0 million due April 1, 2008
Senior secured notes payable expiring October 1, 2009, interest rate                                   40,000           40,000
   at 8.71% payable monthly, interest only
Notes payable to banks under a $200 million secured revolving credit                 64,500           138,500          116,000
   agreement expiring  October 1, 2004, interest rate at the agent's base rate (8.25% at August 28, 1999) or adjusted LIBOR (5.36%
   plus 0.9% at August 28, 1999, 5.4% plus 2.0% at October 2, 1999, and 6.71% plus 1.75% at September 30, 2000)
Capital stock subordinated residual notes, payable in twenty quarterly                                  5,227            3,626
   installments plus interest at a variable interest rate based on the current capital investment note rate
Redemption subordinated notes, payable in twenty quarterly                                                               2,922
   installments plus interest at 6.0%
Capital investment notes (subordinated), interest at 7.0%, maturity                                    33,758           28,640
   dates through 2005
Other debt related to SavMax                                                          4,599             1,652               81
Obligations under capital leases                                                      1,251             1,189              287
Other notes payable                                                                                       150              150
---------------------------------------------------------------------------------------------------------------------------------
Total notes payable                                                                 150,350           300,476          269,989
Less portion due within one year                                                      6,623             7,605           10,760
---------------------------------------------------------------------------------------------------------------------------------
                                                                                   $143,727          $292,871         $259,229
=================================================================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


Maturities of notes payable as of September 30, 2000 are:


Fiscal year
--------------------------------------------------------------------------------
2001                                                                     $10,760
2002                                                                       9,508
2003                                                                       9,692
2004                                                                     125,510
2005                                                                       9,129
--------------------------------------------------------------------------------
Thereafter                                                               105,390
--------------------------------------------------------------------------------
                                                                        $269,989
================================================================================

At September 30, 2000, Unified had outstanding $78.3 million and $40 million in senior notes to certain insurance companies and pension funds. The $78.3 million senior notes are secured, due in April 2008 and bear interest at 7.72% per annum. The $40 million senior notes are secured, due in October 2009 and bear interest at 8.71% per annum.

Unified also has a $200 million secured revolving credit facility with a group of banks. The revolving credit agreement is secured, expiring on October 1, 2004 and bears interest at the bank's base rate or at an adjusted LIBOR rate plus a margin ranging from 1.25% to 2% depending on Unified's leverage ratio. The revolving credit facility permits advances of up to 85% of eligible accounts receivable and 65% of eligible inventories. Both the senior notes and the revolving credit facility limit the incurrence of additional funded debt, restrict the issuance of secured indebtedness and prohibit the payment of dividends (other than patronage dividends) and distributions to shareholders in certain circumstances. These credit agreements contain various financial covenants, including fixed charge coverage ratios, maximum capital expenditures, and tangible net worth. Obligations under the credit agreements are senior to the rights of member-patrons with respect to deposits, redemption notes, and patronage dividend certificates.

In the event Unified achieves designated investment grade ratings for a period of not less than one year, the interest rate on the $78.3 million senior notes would be reduced by 0.50% and the securitization of the senior notes and the revolving credit facility would be eliminated.

Unified entered into a five-year interest rate collar agreement during February 1999 in relation to certain borrowings on its variable rate revolving credit. The collar agreement was put in place without incurring a fee. The collar agreement is structured such that Unified pays a variable rate of interest between 6% (cap rate) and 4.94% (floor rate) based on a notional amount of $50 million. The weighted average interest rate, prior to lender's margin, on borrowings on the revolving credit was 6.71% at September 30, 2000.

The extraordinary loss of $1.08 million, net of income taxes, in fiscal 1998 is related to the early extinguishment of debt in connection with the Company's refinancing transaction. This charge covers prepayment premiums paid and the write-off of financing costs relating to debt refinanced in the transaction.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


Unified's Capital Investment Notes are serialized, bear interest at 7%, and mature ten years from the date of issuance. The notes are subordinated and have maturity dates through 2005. As of October 2, 1999 and September 30, 2000, the total balance of the notes outstanding was $33.8 million and $28.6 million, respectively. The notes originated with the former United and were assumed as part of the Merger.

A $10 million credit agreement is collateralized by Grocers Capital Company's ("GCC") member loan receivables. GCC is a wholly owned subsidiary of Unified. The primary function of GCC is to provide loan financing to Unified's member-patrons. Member loans are made at a market rate of interest starting at prime plus 0.5%. The funding for loans made by GCC is provided by GCC's cash reserves as well as the $10 million credit agreement. The maturity date of the credit agreement is September 20, 2001, but is subject to an annual extension of one year by the mutual consent of GCC and the bank. Amounts advanced under the credit agreement bear interest at prime (9.5% at September 30, 2000) or Eurodollar (6.77% at September 30, 2000) plus 0.9%. No amounts were outstanding under this credit line at August 28, 1999, October 2, 1999 or September 30, 2000. The unused portion of this credit line is subject to commitment fees of 0.125% plus $25 annually.

Member loan receivables are periodically sold by GCC to a bank through a loan purchase agreement. The maturity date of the loan purchase agreement is August 29, 2001, but is subject to extension by mutual agreement of GCC and the bank for an additional one year on each anniversary date of the initial purchase date. Total loan purchases under the agreement are limited to a total aggregate principal outstanding of $50 million. GCC entered into an additional loan purchase agreement with a different bank in January 1999. This additional loan purchase agreement can be terminated upon ninety days prior written notice. There is no maximum limitation on the additional loan purchase agreement. At August 28, 1999, October 2, 1999 and September 30, 2000, the aggregate principal outstanding balance of loans purchased by the banks was approximately $27 million, $25 million and $17 million, respectively. The loan sales are subject to limited recourse provisions.

United Resources, a subsidiary of the Company, has an agreement whereby it sold certain of its notes receivable from members subject to limited recourse provisions. At October 2, 1999 and September 30, 2000, the balance of transferred notes that were outstanding and subject to recourse provisions was approximately $18 million and $11 million, respectively.

The Company has also guaranteed loans made directly to members by third-party lenders. At August 28, 1999, October 2, 1999 and September 30, 2000 the maximum principal amount of these guarantees was $1.1 million. Member loans, provided by the Company and third parties, are generally secured with collateral which usually consists of personal and real property owned by member-patrons and personal guarantees of member-patrons.

As a result of maturing long-term debt (a noncash financing activity), the Company reclassified from long to short-term debt $0.7 million, $2.3 million and $10.0 million in 1998, 1999 and 2000, respectively.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)

7.    Leases:

The Company has entered into operating and capital leases for certain warehouse, transportation and data processing equipment. The Company has also entered into operating leases for approximately 83 retail supermarkets. The majority of these locations are subleased to various member-patrons of the Company. The operating leases and subleases are noncancelable, renewable, include purchase options in certain instances, and require payment of real estate taxes, insurance and maintenance.

In addition, on September 30, 2000, the Company was contingently liable with respect to 14 lease guarantees for certain member-patrons. The total current annual rent on locations underlying such lease guarantees on that date was approximately $3.9 million. The commitments have expiration dates through 2017. The Company believes the locations underlying these leases are marketable and, accordingly, would be able to recover a substantial portion of the guaranteed amounts in the event the Company is required to satisfy its obligations under the guarantees.

In consideration of lease guarantees and subleases, the Company normally receives a monthly fee equal to 5% of the monthly rent under the lease guarantees and subleases. Obligations of member-patrons to the Company, including lease guarantees, are generally supported by the Company's right of offset, upon default, against the member-patrons' cash deposits, shareholdings and patronage certificates, as well as in certain instances, personal guarantees and reimbursement and indemnification agreements.

Rent expense was $16.2 million, $18.4 million, $2.3 million and $49.4 million in fiscal years ended August 29, 1998, August 28, 1999, the transition period ended October 2, 1999, and the fiscal year ended September 30, 2000, respectively. Sublease rental income was $6.2 million, $4.5 million, $0.4 million and $13.2 million in fiscal years ended August 29, 1998, August 28, 1999, the transition period ended October 2, 1999 and the fiscal year ended September 30, 2000, respectively.

Minimum rentals on properties leased by the Company, including properties subleased to third parties, as of September 30, 2000 are summarized as follows:

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


                                                          Capital     Operating
Fiscal year                                                Leases        Leases
--------------------------------------------------------------------------------
2001                                                         $296       $35,784
2002                                                                     31,848
2003                                                                     27,746
2004                                                                     24,707
2005                                                                     20,438
Thereafter                                                              106,252
--------------------------------------------------------------------------------
Total minimum lease payments                                  296      $246,775
                                                                  -------------
Less amount representing interest                               9
------------------------------------------------------------------
Present value of net minimum lease payments                   287
Less current portion                                          287
------------------------------------------------------------------
Total long term portion                                       ---
==================================================================

Future minimum sublease rental income on operating leases as of September 30, 2000 is summarized as follows:


Fiscal year
--------------------------------------------------------------------------------
2001                                                                     $15,136
2002                                                                      14,471
2003                                                                      13,513
2004                                                                      12,201
2005                                                                      11,208
--------------------------------------------------------------------------------
Thereafter                                                                73,703
--------------------------------------------------------------------------------
                                                                        $140,232
================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


8.    Income Taxes:

The significant components of income tax expense are summarized as follows:

                                       August 29,  August 28,   October 2,    September 30,
Fiscal years ended                        1998        1999        1999            2000
-------------------------------------------------------------------------------------------
Federal:
   Current                               $2,367      $1,299           --              --
   Deferred                               (820)     (1,077)     $(2,018)        $(4,379)
      Total federal                       1,547         222      (2,018)         (4,379)

State:

   Current                                  653         300           --              --
   Deferred                               (399)       (458)        (575)           (656)
      Total state                           254       (158)        (575)           (656)
      Income tax expense (benefit)       $1,801         $64     $(2,593)        $(5,035)
========================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


The effects of temporary differences and other items that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                August 28,           October 2,           September 30,
                                                                   1999                 1999                  2000
------------------------------------------------------------------------------------------------------------------------
Deferred tax assets
      Accounts receivable                                         $ 2,109               $ 3,146               $ 5,757
      Accrued benefits                                             11,109                16,180                19,151
      Deferred income                                               1,275                 1,406                 1,404
      Lease reserve                                                   ---                 3,475                 6,092
      Store reserve and facility consolidation                         98                 2,999                 1,909
      Insurance reserves                                            1,702                 1,613                 2,219
      Investment valuation adjustment                                 642                   607                   642
      Accrued environment liabilities                                 313                   296                   292
      Accrued rent                                                    619                   702                   740
      Asset impairment adjustment                                     849                   849                   849
      Alternative minimum tax and other credits                     1,285                 1,820                 1,923
      Net operating loss carryforwards                              3,205                 5,990                14,488
      Other                                                         1,180                 2,829                 3,061
------------------------------------------------------------------------------------------------------------------------
           Total gross deferred tax assets                         24,386                41,912                58,527
      Less valuation allowance                                      5,536                 6,450                 6,450
------------------------------------------------------------------------------------------------------------------------
           Deferred tax assets                                    $18,850               $35,462               $52,077
========================================================================================================================
Deferred tax liabilities
      Properties                                                  $ 6,283               $10,214               $11,565
      Market value adjustment                                          --                 2,123                 6,718
      Accrued pension cost                                            ---                 3,392                 3,604
      Capitalized software                                          1,992                 1,960                 4,503
      Intangible assets                                               707                   669                   987
      Deferred state taxes                                            782                 1,124                 1,408
      Deferred gain on installment method                             479                   446                   383
      Other                                                           248                 1,536                   346
------------------------------------------------------------------------------------------------------------------------
           Total gross deferred tax liabilities                    10,491                21,464                29,514
------------------------------------------------------------------------------------------------------------------------
           Net deferred tax asset                                  $8,359               $13,998               $22,563
========================================================================================================================

Net deferred tax assets of $4.3 million, $7.0 million and $14.2 million are included in deferred taxes, current and $4.1 million, $7.0 million and $8.4 million in other assets on the Company's accompanying consolidated balance sheets as of August 28, 1999, October 2, 1999 and September 30, 2000, respectively.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The change in the valuation allowance between fiscal 1999 and the transition period ended October 2, 1999 is primarily a result of the acquisition of United. The remaining balance of the net deferred tax assets should be realized through future operating results, the reversal of taxable temporary differences, and available tax planning strategies.

The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate (34%) as follows:

Fiscal years ended                                  August 29,           August 28,            October 2,        September 30,
                                                          1998                 1999                  1999                2000
-------------------------------------------------------------------------------------------------------------------------------
Federal income tax expense (benefit) at the             $1,765                 $919              $(3,353)             $(5,576)
statutory
State income taxes, net of federal income tax              303                  158                 (575)                (656)
benefit
Insurance subsidiary not recognized for state            (278)                 (41)                    53                  122
taxes
Tax exempt income                                          ---                 (94)                   (6)                 (80)
(Reduction) increase in valuation allowance                ---                (820)                   914                  ---
Non-deductible equity transactions                         ---                  ---                   358                  ---
Non-deductible goodwill amortization                       ---                  ---                   ---                  593
Other, net                                                  11                 (58)                    16                  562
-------------------------------------------------------------------------------------------------------------------------------
Provision (benefit) for income taxes (net of
taxes related to extraordinary item in 1998)            $1,801                  $64              $(2,593)             $(5,035)
================================================================================================================================

At September 30, 2000, the Company has alternative minimum tax credit carryforwards of approximately $1,386 available to offset future regular income taxes payable to the extent such regular taxes exceed alternative minimum taxes payable. In addition, the Company has tax benefits associated with the net operating loss carryforwards for federal and state income tax purposes of approximately $11,843 and $2,645, which begin expiring in 2011 and 2000, respectively.

9.    Subordinated Patronage Dividend Certificates:

The Company has a patronage dividend retention program whereby, subject to annual Board approval, it may retain a portion of the patronage dividends and issue patronage certificates (the "Patronage Certificates") evidencing the indebtedness respecting the retained amounts. The program provides for the issuance of the Patronage Certificates to patrons in a portion and at an interest rate determined by the Board in connection with its approval of a

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


particular   issuance.   The  Patronage   Certificates  are  unsecured   general
obligations,    subordinated   to   certain   indebtedness   of   Unified,   and
nontransferable without the consent of Unified.

The Company issued Patronage Certificates for fiscal years 1993, 1994 and 1995. The outstanding Patronage Certificates have a seven-year term and bear interest payable annually on December 15 in each year. The following table represents a summary of the outstanding Patronage Certificates at September 2000 and their respective terms:

                                              Aggregate      Annual
                                              Principal    Interest    Maturity
Fiscal Year                                      Amount        Rate        Date
--------------------------------------------------------------------------------
1993                                             $1,793          7%    12/15/00
1994                                             $2,228          8%    12/15/01
1995                                             $1,905          7%    12/15/02

During fiscal 2000 Unified set off approximately $60 in Patronage Certificates against a portion of amounts owed to the Company by the holders. No amounts were set off in fiscal 1999 or in the transition period.

Patronage Certificates have not been issued subsequent to fiscal 1995. However, the program has not been discontinued, and the Board could authorize the issuance of Patronage Certificates in connection with patronage dividends payable in future years.

10.   Capital Shares:

The Company requires that each member-patron hold 100 Class A Shares. Each member-patron must over time also acquire Class B Shares having combined issuance values equal to the lesser of the amount of the member-patron's required deposit or twice the member-patron's average weekly purchases (the "Class B Share requirement"). For this purpose, each Class B Share held by a member-patron has an issuance value equal to the book value of Unified's outstanding shares as of the close of the fiscal year last ended prior to the issuance of such Class B Share.

After payment of at least 20% of the patronage dividend in cash, and the issuance of the Patronage Certificates, Class B Shares are issued as a portion of each member-patron's patronage dividend and, to the extent necessary to fulfill the member-patron's Class B Share requirement, by crediting the member-patron's cash deposit account for the issuance values of such shares.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


All shares of a terminated member, or member who holds Class B Shares in excess of their Class B Share requirement, may be redeemed by the Company (subject to certain legal limitations, provisions of the Company's redemption policy, and provisions of certain of the Company's committed lines of credit) at a redemption price based on book value, less all amounts that may be owing by the member to the Company, as fixed in the Articles of Incorporation. All shares are pledged to the Company to secure the Company's redemption rights and as collateral for all obligations to the Company with certain exceptions. The Company is not obligated in any fiscal year to redeem more than 5% of the sum of the number of Class B Shares outstanding as of the close of the preceding fiscal year and the number of Class B Shares issued as a part of the patronage dividend for the preceding year (the "5% limit"). Thus, shares tendered for redemption in a given fiscal year may not necessarily be redeemed in that fiscal year. In fiscal 1999, the 5% limitation restricted Unified's redemption of shares to 19,007 shares for $3.5 million. The following table summarizes the Class B Shares tendered and presently approved for redemption, shares redeemed, and the remaining number of shares pending redemption at the fiscal year end of each of the following periods:

                                                                                            Redemption
                                                                                              Value at
                                                                                         September 30,
Class B Shares                                         Tendered    Redeemed   Remaining           2000
-------------------------------------------------------------------------------------------------------
Prior to fiscal year 1997                                                        74,868       $15,032
Fiscal year 1997                                          9,575      19,191      65,252       $13,101
Fiscal year 1998                                         29,680      19,300      75,632       $15,185
Fiscal year 1999                                         25,177      19,007      81,802       $16,424
The transition period ended October 2, 1999               1,233      71,310      11,725       $ 2,354
Fiscal year 2000                                         25,842      12,645      24,922       $ 5,004

Subsequent to the 1999 fiscal year end and in connection with the Merger with United (see Note 4), the Company (i) redeemed 71,310 Class B Shares held by terminated member-patrons and (ii) adopted amendments to its Articles of Incorporation and Bylaws which restrict the Company's obligation to repurchase Class B Shares of terminated members for a three-year period and changed the redemption provisions in other respects.

As a California corporation, the Company is subject to the provisions of the California General Corporation Law including Section 500 which limits the ability of the Company to make distributions, including distributions to repurchase its own shares and any payments on notes issued to repurchase Unified shares. Section 500 permits such repurchase and note payments only when retained earnings calculated in accordance with generally accepted accounting principles ("GAAP") equal or exceed the amount of any proposed distribution or an

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


alternative asset/liability ratio test is met. Historically through the operations of its subsidiaries, the Company has maintained sufficient retained earnings to accomplish its share repurchase program. As a result of expenses associated with the Merger with United, current operating losses of subsidiaries acquired from United as well as operating losses of retail stores owned by the Company, including stores acquired from Albertson's for resale to members or others, the Company's retained earnings have been depleted such that they are currently inadequate to permit repurchase of Company shares. The repurchase test permitted under Section 500 based on the ratio of assets to liabilities determined under GAAP with certain adjustments cannot currently be met since the Company relies heavily on borrowings to finance its operations. The Company is also a party to credit agreements containing financial and other covenants, which limit the ability of the Company to make purchases of its capital stock under certain circumstances.

The Company has established a trust for the purpose of facilitating the transfer of shares by Unified members in circumstances where the member is obligated or entitled to sell shares in accordance with the Company's redemption policy to members or new members who are authorized by the Board of Directors to buy shares in accordance with the Bylaws, during periods when the Company is legally unable to buy shares or otherwise elects to cause or permit outstanding shares to be transferred between members. Funds used to purchase these shares from selling members are exclusively sourced from funds provided by buying members.

There are 500,000 authorized Class A Shares, of which 46,400, 64,852 and 65,838 were outstanding at August 28, 1999, October 2, 1999 and September 30, 2000, respectively. There are 2,000,000 authorized Class B Shares, of which 379,349, 395,565 and 381,217 were outstanding at August 28, 1999, October 2, 1999 and September 30, 2000, respectively.

No member-patron may hold more than 100 Class A Shares. However, it is possible that a member-patron may have an interest in another member, or that a person may have an interest in more than one member, and thus have an interest in more than 100 Class A Shares. The board of directors is authorized to accept member-patrons without the issuance of Class A Shares when the board of directors determines that such action is justified by reason of the fact that the ownership of the patron is the same, or sufficiently the same, as that of another member-patron holding 100 Class A Shares. The price for such shares will be the book value per share of outstanding shares at the close of the fiscal year last ended.

There were 24 authorized Class C Shares of which 24 are outstanding as of September 30, 2000. These shares are valued at ten dollars per share, and ownership is limited to members of the board of directors with no rights as to dividends or other distributions.

Holders of Class A Shares are entitled to vote such shares cumulatively for the election of 80% of the authorized number of directors. Holders of the Class B Shares are entitled to vote such shares cumulatively for the election of 20% of the authorized number of directors. Except as required by California law, the Class C Shares have no voting rights.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


11.   Benefit Plans:

The Company has two noncontributory, defined benefit pension plans ("benefit plans") covering substantially all of its nonunion employees. The benefits under the plans generally are based on the employee's years of service and final average earnings for the years immediately preceding retirement. The Company makes contributions to the pension plans in amounts which are at least sufficient to meet the minimum funding requirements of applicable laws and regulations but no more than amounts deductible for federal income tax purposes. Benefits under the plans are provided through a trust and also through annuity contracts.

The Company also has an Executive Salary Protection Plan ("ESPP II"), which provides additional post-termination retirement income based on each participant's final salary and years of service with the Company. The financing of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company.

Pension expense for the benefit plans totaled $1,399, $1,364, $3,549 and $815 in fiscal years ended August 29, 1998, August 28, 1999, the transition period ended October 2, 1999 and fiscal year ended September 30, 2000, respectively.

The components of net periodic costs for the benefit plan and ESPP II consist of the following:

                                                                           Benefit Plan
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                Transition
                                                                          Year ended          Period ended            Year ended
                                                     Year ended           August 28,            October 2,         September 30,
                                                August 29, 1998                 1999                  1999                  2000
---------------------------------------------------------------------------------------------------------------------------------
Service cost                                             $1,586               $1,926                $  187                $2,768
Interest cost                                             2,705                2,927                    28                 5,046
Expected return on plan as sets                         (3,165)              (3,733)                 (373)               (6,846)
Amortization of prior service cost                         (39)                 (39)                   (4)                  (35)
Recognized actuarial loss                                   ---                   --                   ---                   120
Amortization of transition asset                          (309)                (309)                  (30)                 (280)
Effect of curtailments, settlements, special                ---                  ---                 3,410                 (715)
benefits
---------------------------------------------------------------------------------------------------------------------------------
Net Periodic Benefit Cost                                  $778                 $772                $3,477                   $58
=================================================================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)

                                                                                ESPP II
--------------------------------------------------------------------------------------------------------------------------------
                                                                                               Transition
                                                                         Year ended          Period ended            Year ended
                                                    Year ended           August 28,            October 2,         September 30,
                                               August 29, 1998                 1999                  1999                  2000
--------------------------------------------------------------------------------------------------------------------------------
Service cost                                              $200                 $150                   $24                  $252
Interest cost                                              294                  301                    32                   334
Amortization of prior service cost                         112                  141                    16                   171
Recognized actuarial loss                                   15                  ---                   ---                   ---
--------------------------------------------------------------------------------------------------------------------------------
Net Periodic Benefit Cost                                 $621                 $592                   $72                  $757
================================================================================================================================

The following table sets forth the change in plan assets for the benefit plan and ESPP II:

                                          Benefit Plan                                                ESPP II
------------------------------------------------------------------------------------------------------------------------------------
                      August 28,          October 2,        September           August 28,        October 2,          September 30,
                         1999                1999           30, 2000               1999              1999                 2000
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation      $39,914             $40,746           $72,899              $3,971            $4,748                 $4,775
at beginning of
year
Service cost              1,926                 187             2,768                 150                24                    252
Interest cost             2,927                 287             5,046                 301                32                    334
Plan amendments             ---                 ---             3,430                 889               ---                    ---
Actuarial loss            (558)                (43)          (10,284)               (159)                14                    996
(gain)
Benefits paid           (3,463)                (47)          (15,508)               (404)              (43)                  (518)
Merger of United                             31,769
retirement plan
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation
at end of year          $40,746             $72,899           $58,351              $4,748            $4,775                 $5,839
====================================================================================================================================

The following table sets forth the change in plan assets for the benefit plan and ESPP II:

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)

                                           Benefit Plan                                                ESPP II
------------------------------------------------------------------------------------------------------------------------------------
                                            Transition                                                Transition
                        Year ended            Period           Year ended           Year ended          Period          Year ended
                        August 28,          October 2,        September 30,         August 28,        October 2,       September 30,
                           1999                1999               2000                 1999             1999               2000
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan         $41,511             $43,134             $81,392                 ---               ---                ---
assets at beginning
of period
Actual return on             5,086               1,895              13,462                 ---               ---                ---
plan assets
Employer                       ---                 ---                 ---                $404              $ 43               $518
contribution
Merger of United                                36,410
retirement plan
Benefits paid              (3,463)                (47)            (15,508)               (404)              (43)              (518)
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligation
at end of year             $43,134             $81,392             $79,345                  $0                $0                 $0
====================================================================================================================================

The accrued pension and other benefit costs recognized in the accompanying consolidated balance sheets at August 28, 1999, October 2, 1999 and September 30, 2000 are computed as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                          Benefit Plan                                               ESPP II
                        August 28,          October 2,        September 30,         August 28,        October 2,     September 30,
                           1999                1999                2000                1999              1999            2000
-----------------------------------------------------------------------------------------------------------------------------------
Funded status at            $2,388              $3,852             $20,994            $(4,748)          $(4,775)          $(5,839)
June 1 overfunded/
underfunded)
Unrecognized               (1,100)             (2,682)            (14,890)                 327               313               990
actuarial (gain)/loss
Unrecognized prior           (188)               (184)               (129)               2,095             2,079             2,306
service cost
Unrecognized                 (603)               (573)               (200)                 ---               ---               ---
transition asset
Effect of                      ---             (3,410)                 ---                 ---               ---               ---
curtailments,
settlements, special
benefits
Fourth quarter net           (194)               (187)                 415               (148)             (164)             (192)
periodic pension
(expense) income
-----------------------------------------------------------------------------------------------------------------------------------
Net amount
recognized:                   $293            $(3,184)              $6,190            $(2,474)          $(2,547)          $(2,735)
===================================================================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


The additional minimum liability for the ESPP II represents the excess of the unfunded accumulated benefit obligation over previously accrued pension costs. A corresponding intangible asset is recorded as an offset to this additional liability. Because the asset recognized may not exceed the amount of unrecognized prior service cost, the balance, net of tax benefits, of $0, $0 and $364 is reported as a separate component of shareholders' equity at August 28, 1999, October 2, 1999 and September 30, 2000, respectively.

The weighted average assumptions used in computing the preceding information as of June 1 were as follows:

--------------------------------------------------------------------------------------------------------
                                                                                  Benefit Plan
                                                                    1998            1999           2000
--------------------------------------------------------------------------------------------------------
Discount rate for benefit obligation                               7.00%           7.00%          7.75%
Discount rate for net periodic benefit cost                        7.50%           7.00%          7.00%
Expected return on plan assets                                     9.00%           9.00%          9.00%
Rate of compensation increase                                      5.50%           5.50%          5.50%
--------------------------------------------------------------------------------------------------------
                                                                                    ESPP II
                                                                    1998            1999           2000
--------------------------------------------------------------------------------------------------------
Discount rate for benefit obligation                               7.00%           7.00%          7.75%
Discount rate for net periodic benefit cost                        7.50%           7.00%          7.00%
Expected return on plan assets                                     NA              NA             NA
Rate of compensation increase                                      4.00%           4.00%          4.00%

The Company also made contributions of $5.6 million, $6.6 million, $0.5 million and $11.1 million in fiscal years ended August 29, 1998, August 28, 1999, the transition period ended October 2, 1999 and the fiscal year ended September 30, 2000, respectively, to collectively bargained, multiemployer defined benefit pension plans in accordance with the provisions of negotiated labor contracts. Information from the plans' administrators is not available to permit the Company to determine its proportionate share of termination liability, if any.

The Company has an Employees' Sheltered Savings Plan ("SSP"), which is a defined contribution plan, adopted pursuant to Section 401 (k) of the Internal Revenue Code for substantially all of its California nonunion employees. The Company matches each dollar deferred up to 4% of compensation and, at its discretion, matches 40% of amounts deferred between 4% and 8%. At the end of each fiscal year, the Company also contributes an amount equal to 2% of the compensation of those participants employed at that date. Participants are immediately 100% vested in the Company's contribution.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


The Company has a Special 401 (k) Savings Plan, which is a defined contribution plan, adopted pursuant to Section 401 (k) of the Internal Revenue Code for substantially all of its Oregon non-union employees. The Company matches 35% of each dollar deferred up to 6% of compensation. Participants become vested in this Company match at the rate of 20% after 2 years of service, 40% after 3 years of service, 60% after 4 years of service, 80% after 5 years of service, and 100% after 6 years of service.

The Company contributed approximately $2.3 million, $1.9 million, $0.1 million and $2.4 million related to its 401 (k) savings plan(s) in the fiscal years ended August 29, 1998 and August 28, 1999, the transition period ended October 2, 1999 and the fiscal year ended September 30, 2000, respectively.

The Company has a bargaining employee savings plan, which is a defined contribution plan, adopted pursuant to Section 401 (k) of the Internal Revenue Code for substantially all of its Oregon union employees. The Company does not match any employee deferrals into this plan, and therefore, there is no related vesting schedule. No expense was incurred in the periods presented.

The Company has an Employee Savings Plan ("ESP"), which is a defined contribution plan, for substantially all union and nonunion employees hired prior to March 1, 1983. Subsequent to March 1, 1983, the Company's contribution to the ESP in any fiscal year is based on net earnings as a percentage of total sales and is applicable to union employees only. In the event net earnings are less than 1.5% of total sales, no contribution is required. All nonunion employees who had a previous balance in the ESP had their balances transferred to the SSP effective the first quarter of fiscal 1992. No expense was incurred in the periods presented.

12.   Postretirement Benefit Plans Other Than Pensions:

The Company sponsors postretirement benefit plans that cover both nonunion and union employees. Retired nonunion employees currently are eligible for a plan providing medical benefits. A certain group of retired nonunion employees currently participate in a plan providing life insurance benefits for which active nonunion employees are no longer eligible. Certain eligible union and nonunion employees have separate plans providing a lump-sum payout for unused days in the sick leave bank. The postretirement health care plan is contributory for nonunion employees retiring after January 1, 1990, with the retiree contributions adjusted annually. The life insurance plan and the sick leave payout plans are noncontributory. A group of retired non-union employees in Oregon participate in a postretirement benefit plan providing medical, dental, and vision care benefits. The plans are unfunded.

The components of net periodic benefit cost consist of the following for the fiscal years ended August 29, 1998, August 28, 1999, the transition period ended October 2, 1999 and the fiscal year ended September 30, 2000, respectively:

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)

--------------------------------------------------------------------------------------------------------------------------
                                                  August 29,           August 28,        October 2,         September 30,
                                                        1998                 1999              1999                  2000
--------------------------------------------------------------------------------------------------------------------------
Service cost                                            $920                1,055            $  112                $1,433
Interest cost                                          2,145                2,345               241                 3,140
Amortization of transition obligation                  1,124                1,124               108                 1,100
Recognized actuarial loss                                 79                   75                12                    86
Curtailment cost                                         ---                  ---             2,580                   ---
--------------------------------------------------------------------------------------------------------------------------
Net Periodic Benefit Cost                             $4,268               $4,599            $3,053                $5,759
==========================================================================================================================

The change in the benefit obligations consist of the following during fiscal 1999, the transition period ended October 2, 1999, and fiscal 2000:

--------------------------------------------------------------------------------------------------------------------------
                                                                       August 28,        October 2,         September 30,
                                                                             1999              1999                  2000
--------------------------------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year                                   $33,238           $35,507               $43,025
Service cost                                                                1,055               112                 1,433
Interest cost                                                               2,345               241                 3,140
Actuarial loss (gain)                                                         508              (87)                 2,098
Benefits paid                                                             (1,639)             (155)               (2,054)
Merger of United retirement plan                                                              7,407
--------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                         $35,507           $43,025               $47,642
==========================================================================================================================

The change in the plan assets during the year is:

--------------------------------------------------------------------------------------------------------------------------
                                                                       August 28,        October 2,         September 30,
                                                                             1999              1999                  2000
--------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at beginning of year                                ---               ---                   ---
Employer contribution                                                     $ 1,639             $ 155               $ 2,054
Benefits paid                                                             (1,639)             (155)               (2,054)
--------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                      $ 0               $ 0                   $ 0
==========================================================================================================================

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


The funded status of the plans is:

--------------------------------------------------------------------------------------------------------------------------
                                                                       August 28,        October 2,        September 30,
                                                                             1999              1999                 2000
--------------------------------------------------------------------------------------------------------------------------
Funded status at June 1 (underfunded)                                   $(35,507)         $(35,618)            $(47,642)
Unrecognized actuarial loss                                                 5,128             5,085                4,620
Unrecognized transition obligation                                         15,677            15,569               14,096
Fourth quarter contribution                                                   398               421                  446
Effect of curtailment, settlements, special benefits                          ---           (2,580)                  ---
Fourth quarter net periodic pension expense                               (1,521)           (1,600)              (1,315)
--------------------------------------------------------------------------------------------------------------------------
Net amount recognized:                                                  $(15,825)         $(18,723)            $(29,795)
==========================================================================================================================

The weighted-average assumptions as of June 1 are:

--------------------------------------------------------------------------------------------------------------------------
                                                                   1998                 1999               2000
--------------------------------------------------------------------------------------------------------------------------
Discount rate for benefit obligation                               7.00%                7.00%              7.75%
Discount rate for net periodic benefit cost                        7.50%                7.00%              7.00%
Rate of compensation increase                                      5.50%                5.50%              5.50%

For measurement purposes, a 6.85% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2001; the rate was assumed to decrease to 5.00% in fiscal 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 2000 by $5.3 million and the aggregate benefit cost for the year then ended by $0.7 million. A decrease of 1% would decrease the accumulated postretirement benefit obligation as of September 30, 2000 by $4.5 million and the aggregate benefit cost for the year then ended by $0.6 million.

The Company's union employees participate in a multiemployer plan that provides health care benefits for retired union employees.

Amounts contributed to the multiemployer plan for these union employees totaled $1.1 million in fiscal 1998, $0.1 million in fiscal 1999, $7 thousand in the transition period ended October 2, 1999 and $1.2 million in fiscal 2000.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


13.   Contingencies:

Litigation. The Company is a defendant in a number of cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flow.

The Jerome Lemelson Foundation (the "Foundation"), which asserts ownership of certain patents relating to bar code technology, issued a demand that the Company enter into a license agreement with respect to certain patented technology which the Company is claimed to use and which allegedly infringes upon patents issued to Jerome Lemelson, which patents, upon the death of Jerome Lemelson, were assigned to the Foundation. The Company has been advised that the Foundation has filed an action against the Company and others asserting patent infringement and seeking damages in unexpected amounts. The Foundation continues to seek a negotiated settlement of its claim. Due to the early stage of the proceeding, the Company is unable to assess the merits of the lawsuit or to determine its potential liability, if any. The Company intends to vigorously defend the action.

Environmental Matters. The United States Environmental Protection Agency ("EPA") notified the Company in 1993 that, together with others, it was a potentially responsible party ("PRP") for the disposal of hazardous substances at a landfill site located in Monterey Park, California. In 1999, the EPA notified the Company that, together with others, it was a PRP for the disposal of hazardous substances at a landfill site located in Patterson, California. The Company believes that its share of cost for the remaining phases of cleanup for these sites will not exceed the amounts which the Company has reserved.

14.   Segment Information:

Unified is a grocery wholesaler serving supermarket operators in California, Oregon, Washington, Nevada, Arizona, Hawaii and various foreign countries in the South Pacific and elsewhere. In addition to offering dry grocery, frozen food, deli, meat, dairy, egg, produce, bakery, gourmet, specialty foods and general merchandise products, Unified also provides finance, insurance, store design, security services, information services, and real estate services to its patrons.

Based on the information monitored by the Company's operating decision makers to manage the business, the Company has identified one reportable segment. Wholesale distribution includes the results of operations from the sale of food and general merchandise items to independent supermarket operators, both members and non-members, and sales to company-owned retail stores.

The "all other" category includes the aggregation of retail sales, finance, insurance and other services provided to a common customer base, none of which individually meets the quantitative thresholds of a reportable segment.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


Information about the Company's operations by operating segment is as follows:

------------------------------------------------------------------------------------------------------------------------------
                                            Year Ended           Year Ended             Transition              Year Ended
                                            August 29,           August 28,            Period Ended            September 30,
                                               1998                 1999              October 2, 1999              2000
------------------------------------------------------------------------------------------------------------------------------
Net sales
      Wholesale distribution                 $1,807,366          $1,822,382                 $208,279            $2,960,883
      All other                                  38,446             112,075                   12,969               253,720
      Intersegment elimination                 (14,126)            (40,934)                  (9,615)             (147,208)
------------------------------------------------------------------------------------------------------------------------------
Total net sales                              $1,831,686          $1,893,523                 $211,633            $3,067,395
------------------------------------------------------------------------------------------------------------------------------
Operating earnings (loss)
      Wholesale distribution                    $22,946             $33,638                   $(499)               $43,866
      All other                                   3,306                 951                    (650)              (15,961)
      Total operating earnings (loss)            26,252              34,589                  (1,149)                 27905
Interest expense                               (12,320)            (11,911)                  (1,495)              (28,880)
Other income (expense), net                       3,200             (5,780)                  (7,218)                   ---
      Patronage dividends                      (10,149)            (14,195)                      ---              (15,426)
------------------------------------------------------------------------------------------------------------------------------
Earnings (Loss) before provision for
income taxes and extraordinary item              $6,983              $2,703                 $(9,862)             $(16,401)
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization
      Wholesale distribution                    $14,470             $15,690                   $2,328               $24,137
      All other                                     322               1,216                      150                 2,377
------------------------------------------------------------------------------------------------------------------------------
Total depreciation and amortization             $14,792             $16,906                   $2,478               $26,514
------------------------------------------------------------------------------------------------------------------------------
Capital expenditures
      Wholesale distribution                    $18,060             $11,756                  $40,561               $12,419
      All other                                     354               5,525                    1,289                10,944
------------------------------------------------------------------------------------------------------------------------------
Total capital expenditures                      $18,414             $17,281                  $41,850               $23,363
------------------------------------------------------------------------------------------------------------------------------
Identifiable assets
      Wholesale distribution                   $324,907            $336,635                 $618,311              $605,569
      All other                                  64,311             114,500                  135,202               160,281
------------------------------------------------------------------------------------------------------------------------------
Total identifiable assets                      $389,218            $451,135                 $753,513              $765,850
------------------------------------------------------------------------------------------------------------------------------

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


15.   Concentration Of Credit Risk:

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade receivables, notes receivable, and lease guarantees for certain member-patrons. These concentrations of credit risk may be affected by changes in economic or other conditions affecting the Western United States, particularly California and Oregon. However, management believes that receivables are well diversified, and the allowances for doubtful accounts are sufficient to absorb estimated losses. Obligations of member-patrons to the Company, including lease guarantees, are generally supported by the Company's right of offset, upon default, against the member-patrons' cash deposits, shareholdings and Patronage Certificates, as well as personal guarantees and reimbursement and indemnification agreements.

The  Company's  largest  customer  and  ten  largest  customers   accounted  for
approximately 6% and 31%, 6% and 28%, and 7% and 28%, of net sales for the fiscal years ended August 29, 1998, August 28, 1999 and September 30, 2000.

16.   Fair Value Of Financial Instruments:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents:

The carrying amount approximates fair value due to the short maturity of these instruments.

Investments and Notes receivable:

The fair values for investments and notes receivable are based primarily on their quoted market prices or those of similar instruments. Equity securities which do not have readily determinable fair values are accounted for using the cost method. The Company regularly evaluates securities carried at cost to determine whether there has been any diminution in value that is deemed to be other than temporary and adjusts the value accordingly.

Notes payable, Notes payable due after one year, Subordinated patronage dividend certificates and Interest rate collar agreement:

The fair values for notes payable, notes payable due after one year, subordinated patronage dividend certificates, and the interest rate collar agreement are based primarily on rates currently available to the Company for debt and collar agreements with similar terms and remaining maturities. The fair values for notes payable, notes payable due after one year, and patronage dividend certificates approximated their carrying value at August 28, 1999, October 2, 1999 and September 30, 2000. The fair value of the collar agreement at September 30, 2000 was approximately $1.2 million.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


The methods and assumptions used to estimate the fair values of the Company's financial instruments at August 28, 1999, October 2, 1999, and September 30, 2000 were based on estimates of market conditions, estimates using present value and risks existing at that time. These values represent an approximation of possible value and may never actually be realized.

17.   Related Party Transactions:

Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services which are of the type generally offered by the Company to its eligible members.

Since the programs listed below are only available to patrons of the Company, it is not possible to assess whether transactions with members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

A brief description of related party transactions with members affiliated with directors of the Company follows:

Loans and Loan Guarantees:

Unified provides loan financing to its member-patrons. The Company had the following loans outstanding at September 30, 2000 to members affiliated with directors of the Company:

--------------------------------------------------------------------------------
                                            Aggregate Loan
                                                Balance at
                                             September 30,
Director                                              2000   Maturity Date
--------------------------------------------------------------------------------
Darioush Khaledi                                   $12,684       2001-2004
Bill Andronico                                       2,093       2001-2004
David Bennett                                        2,000            2003
Michael A. Provenzano, Jr.                             266            2001
Gaylon G. Baese(1)                                     171            2000
Mimi R. Song                                            98            2000
--------------------------------------------------------------------------------

(1) Subsequent to September 30, 2000, Mr. Baese sold his store to another member patron, resulting in the pay-off of the outstanding loan balance.

On May 12, 2000, the Company loaned $7 million to K.V. Mart Co. ("KV") which is payable over a period of five years. The loan is secured by substantially all of the assets of KV, including leasehold deeds of trust on several parcels currently leased by KV. Director Darioush Khaledi, his partner Parviz Vazin and two entities to which these individuals are related have guaranteed the obligations of KV under the loan. Coincident with the transaction, KV and the Company extended the term of their existing supply agreement until May 12, 2005.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


On July 5, 2000, the Company loaned $3 million to 1999 Lawndale Associates LLC ("Lawndale"), of which director Darioush Khaledi is an affiliate. The loan is payable over a period of five years and is secured by a pledge of all of the outstanding shares of KV. The proceeds of the loan were used to repay amounts due KV that had been advanced by KV to members of Lawndale. The loan is guaranteed by Darioush Khaledi, his partner Parviz Vazin and three entities to which these individuals are related.

Member-patron loans made by GCC and United Resources are periodically sold to a bank, subject to limited recourse provisions. At September 30, 2000, the principal balances of loans to members affiliated with directors of the Company that were sold with recourse were as follows:

--------------------------------------------------------------------------------
                                            Aggregate Loan
                                                Balance at
                                             September 30,
Director                                              2000    Maturity Date
--------------------------------------------------------------------------------
Peter J. O'Neal                                      $1,801       2004-2008
Gaylon G. Baese                                         494            2003
Mark Kidd                                                64            2003
James R. Stump                                           62            2001
John Berberian                                            1            2000

The Company provides loan guarantees to its members. GCC has guaranteed 10% of the principal amount of certain third-party loans to KV of which director Darioush Khaledi is an affiliate. At September 30, 2000, the principal amount of this guarantee was $535.

GCC has guaranteed 10% of the principal amount of certain third- party loans to companies owned by Michael A. Provenzano, Jr. The maximum amount of this guarantee is $550.

Lease Guarantees and Subleases:

The Company provides lease guarantees and subleases to its member-patrons. The Company has executed lease guarantees or subleases to members affiliated with directors of the Company at September 30, 2000 as follows:
--------------------------------------------------------------------------------
                                              Total Current      Expiration
Director                        No. of Stores   Annual Rent         Date(s)
--------------------------------------------------------------------------------
Darioush Khaledi                            5        $1,415       2002-2011
Bill Andronico                              1           861            2014
Richard L. Wright                           1           273            2007
Michael A. Provenzano, Jr.                  2           351       2016-2017
John Berberian                              2           310       2001-2007
Gaylon G. Baese                             1           278            2004
James R. Stump                              2           208       2001-2003
David Bennett                               1           193            2004
Mimi R. Song                                1           187            2004
Mark Kidd                                   1           121            2008

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


The Company has committed to guarantee store leases for stores currently under development affiliated with directors of Unified as follows:

--------------------------------------------------------------------------------
                                                                     Estimated
Director                                          Estimated Term   Annual Rent
--------------------------------------------------------------------------------
Edmund K. Davis                                         10 years        $1,560
Bill Andronico                                          20 years           990

Other Leases:

The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in July 2003. Monthly rent during the term is $24.

Supply Agreements:

During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. Members affiliated with directors Andronico, Bennett, Davis, Khaledi, Kidd, McCormack, Provenzano, Song and Wright have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2007, and are subject to earlier termination in certain events.

Direct Investment:

At August 29, 1998, GCC owned 10% of the common stock of KV. The cost of the investment was approximately $3 million. The stock purchase agreement contained a provision which allowed KV to repurchase the shares upon certain terms and conditions. In March 1999, KV exercised its repurchase rights under the agreement.

KV purchased the shares for $4.5 million, payable in cash and in an interest-bearing note, resulting in a pre-tax gain of $1.5 million which is included in Other income (expense), net, in the accompanying consolidated statements of earnings and comprehensive earnings. The stock purchase agreement also provides that for a five-year period commencing as of the date of the agreement, in the event of (i) a change of control of KV or (ii) a breach of the supply agreement by KV, KV shall pay the Company $900 or an amount equal to the difference between 10% of the appraised value of KV as of the approximate date of the Agreement (as prepared by an independent third party appraisal firm) and $4.5 million, whichever is greater.

Unified Western Grocers, Inc. and Subsidiaries
Notes To Consolidated Financial Statements (Continued)


The Company is a member of RAF Limited Liability Company ("RAF"). The only other member is Wright's Foodliner, Inc., an entity controlled by Director Richard L. Wright. Wright's Foodliner, Inc. is the managing member of RAF. During fiscal 1999, RAF purchased groceries and other products in the ordinary course of business from United on the same terms and conditions as United's other members. In October, 1999, the store was closed and the parties are in the process of liquidating RAF in accordance with the terms of the limited liability company operating agreement. Pursuant to that agreement, the Company is currently obligated to fund a payment to Wright's Foodliner, Inc. of approximately $389 thousand and may be obligated to fund additional amounts depending on final resolution of issues relating to the liquidation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Indemnification of Directors and Officers

Article V of Unified's bylaws provides that Unified shall, to the maximum extent permitted by law, have the power to indemnify its directors, officers, employees and other agents. Section 317 of the California General Corporation Law provides that a corporation has the power to indemnify agents of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. Unified has entered into agreements with each of its directors and certain of its officers which provide to such directors and officers the maximum indemnification allowed under applicable law. In addition, Unified and its subsidiaries maintain a policy of directors' and officers' liability and company reimbursement insurance.

Item 15.  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.  Exhibits

Exhibits

3.1 Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on October 13, 1999, File No. 0-10815).

3.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed on October 13, 1999, File No. 0-10815).

4.1 Retail Grocer Application and Agreement for Continuing Service Affiliation With Unified Western Grocers, Inc. and Pledge Agreement (incorporated by reference to Exhibit 4.7 to Amendment No. 2 to Form S-1 Registration Statement of the Registrant filed on December 31, 1981, File No. 2-70069).

4.2 Retail Grocer Application And Agreement For Service Affiliation With And The Purchase Of Shares Of Unified Western Grocers, Inc. and Pledge Agreement (incorporated by reference to Exhibit 4.2 to Post Effective Amendment No. 7 to Form S-2 Registration Statement of the Registrant filed on December 13, 1989, File No. 33-19284).

4.3 Copy of Application and Agreement for Service Affiliation as a Member Patron/Affiliate with Unified Western Grocers, Inc. and Pledge and Security Agreement (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000, file No. 000-10815).

4.4 Copy of Application and Agreement for Service Affiliation as an Associate Patron with Unified Western Grocers, Inc. and Pledge and Security Agreement (incorporated by reference to Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000, file No. 000-10815).

4.5 Agreement respecting directors' shares (incorporated by reference to Exhibit 4.9 to Amendment No. 2 to Form S-1 Registration Statement of the Registrant filed on December 31, 1981, File No. 2-70069).

4.6 Subordination Agreement (Member-Patron-1988) (incorporated by reference to Exhibit 4.4 to Post-Effective Amendment No. 4 to Form S-2 Registration Statement of the Registrant filed on July 15, 1988, File No. 33-19284).

4.7 Subordination Agreement (Associate Patron-1988) (incorporated by reference to Exhibit 4.5 to Post-Effective Amendment No. 4 to Form S-2 Registration Statement of the Registrant filed on July 15, 1988, File No. 33-19284).

4.8 Subordination Agreement (New Member-Patron-1988) (incorporated by reference to Exhibit 4.6 to Post-Effective Amendment No. 4 to Form S-2 Registration Statement of the Registrant filed on July 15, 1988, File No. 33-19284).

4.9 Subordination Agreement (New Associate Patron-1988) (incorporated by reference to Exhibit 4.7 to Post-Effective Amendment No. 4 to Form S-2 Registration Statement of the Registrant filed on July 15, 1988, File No. 33-19284).

4.10 Copy of Member Patron/Affiliate Subordination Agreement (Subordination of Required Deposit) (incorporated by reference to Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000, file No. 000-10815).

4.11 Copy of Associate-Patron Subordination Agreement (Subordination of Required Deposit Agreement (incorporated by reference to Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000, file No. 000-10815).

4.12    Form of Class A Share Certificate  (incorporated by reference to Exhibit
        4.12 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

4.13    Form of Class B Share Certificate  (incorporated by reference to Exhibit
        4.13 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

4.14.1 Articles FIFTH and SIXTH of the Registrant's Articles of Incorporation (See Exhibit 3.1).

4.14.2  Article I,  Section 5, and Article VII of the  Registrant's  Bylaws (See
        Exhibit 3.2).

4.15 Indenture between the Registrant and First Interstate Bank of California, as Trustee, relating to $3,000,000 Subordinated Patronage Dividend Certificates Due December 15, 2000 (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Form S-2 Registration Statement of the Registrant filed on September 27, 1993, File No. 33-68288).

4.16 Indenture between the Registrant and First Interstate Bank of California, as Trustee, relating to $5,000,000 Subordinated Patronage Dividend Certificates due December 15, 2001 (incorporated by reference to Exhibit 4.3 to Form S-2 Registration Statement of the Registrant filed on October 12, 1994, File No. 33-56005).

4.17 Indenture between the Registrant and First Interstate Bank of California, as Trustee, relating to $3,000,000 Subordinated Patronage Dividend Certificates due December 15, 2002 (incorporated by reference to Exhibit 4.3 to Form S-2 Registration Statement of the Registrant filed on October 13, 1995, File No. 33-63383).

4.18 Loan Purchase and Service Agreement Dated as of August 29, 1996 between Grocers Capital Company and National Consumer Cooperative Bank (incorporated by reference to Exhibit 4.18 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1996 filed on November 5, 1996, File No. 0-10815).

4.19 $10,000,000 Credit Agreement and Security Agreement each dated as of September 20, 1996 between Grocers Capital Company and National Cooperative Bank as agent (incorporated by reference to Exhibit 4.19 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1996 filed on November 5, 1996, File No. 0-10815).

4.20 Amended and Restated Loan Purchase Agreement (Existing Program) dated January 30, 1998 among United Resources, Inc., United Grocers, Inc. (predecessor-in interest to the Registrant) and National Consumer Cooperative Bank (incorporated by reference to Exhibit 4.D1 to United Grocers, Inc. Annual Report on Form 10-K for the fiscal year ended October 2, 1998 filed on January 30, 1999, File No. 002-60487, as amended).

4.21 Amended and Restated Loan Purchase Agreement (Holdback Program) dated January 30, 1998 among United Resources, Inc., United Grocers, Inc. (predecessor-in interest to the Registrant) and National Consumer Cooperative Bank (incorporated by reference to Exhibit 4.D2 to United Grocers, Inc. Annual Report on Form 10-K for the fiscal year ended October 2, 1998 filed on January 30, 1999, File No. 002-60487, as amended).

4.22 Guarantee dated September 29, 1999 by the Registrant of debt securities of United Grocers, Inc. (predecessor-in interest to the Registrant) issued pursuant to that certain Indenture dated as of February 1, 1978, and as subsequently amended and supplemented, by and between United Grocers, Inc., and State Street Bank and Trust Company (incorporated by reference to Exhibit 4.1 to the Registrants Current Report on Form 8-K filed on October 13, 1999, File No. 000-10815).

4.23 Note purchase Agreement dated as of September 29, 1999 by and among Registrant and the persons listed on Schedule I thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Current report on Form 8-K filed on October 13, 1999, File No. 000-10815).

4.24 Amendment No. 1 and Limited Waiver to Note Purchase Agreement, dated as of September 14, 2000, by and among Registrant and the Noteholders listed on the signature pages thereto (incorporated by reference to Exhibit 4.24 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

4.25 Secured Revolving Credit Agreement dated as of September 29, 1999, by and among Registrant, the Lenders named therein and Rabobank Nederland, New York Branch (incorporated by reference to Exhibit 10.2 to the Registrant's Current report on Form 8-K filed on October 13, 1999, File No. 000-10815).

4.26 Amendment No. 1 to Secured Revolving Credit Agreement dated as of November 18, 1999 by and among Registrant, the Lenders named therein and Rabobank Nederland, New York Branch (incorporated by reference to
        Exhibit 4.26 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

4.27 Amendment No. 2 and Limited Waiver to Secured Revolving Credit Agreement dated as of July, 2000 by and among Registrant, the Lenders named therein and Rabobank Nederland, New York Branch. 4.28 Copy of indenture dated as of February 1, 1978, between Unified Western Grocers, Inc. (as successor to United Grocers, Inc.) and United States National Bank of Oregon, as trustee, relating to Unified Western Grocers, Inc.'s Capital Investment Notes (incorporated by reference to Exhibit 4.27 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

4.28 Copy of indenture dated as of February 1, 1978, between Unified Western Grocers, Inc. (as successor to United Grocers, Inc.) and United States National Bank of Oregon, as trustee, relating to Unified Western Grocers, Inc.'s Capital Investment Notes (incorporated by reference to
        Exhibit 4-1 to United Grocers, Inc.'s registration Statement on Form S-1, No. 2-60488).

4.29 Copy of supplemental indenture dated as of January 27, 1989, between Unified Western Grocers, Inc. (as successor to United Grocers, Inc.) and United States National Bank of Oregon, as trustee, relating to Unified Western Grocers, Inc.'s Series F 5% Subordinated Redeemable Capital Investment Notes (incorporated by reference to Exhibit 4-G to the United Grocers, Inc. Form 10-K for the fiscal year ended September 30, 1989).

4.30 Copy of supplemental indenture dated as of January 22, 1991, between Unified Western Grocers, Inc. (as successor to United Grocers, Inc.) and United States National Bank of Oregon, as trustee, relating to Unified Western Grocers, Inc.'s Series G 5% Subordinated Redeemable Capital Investment Notes (incorporated by reference to Exhibit 4-D to the United Grocers, Inc. Registration Statement on Form S-2, No. 33-38617).

4.31 Copy of supplemental indenture dated as of July 6, 1992, between Unified Western Grocers, Inc. (as successor to United Grocers, Inc.) and United States National Bank of Oregon, as trustee, relating to Unified Western Grocers, Inc.'s Series H 5% Subordinated Redeemable Capital Investment Notes (incorporated by reference to Exhibit 4-C to the United Grocers, Inc. Registration Statement on Form S-2, No. 33-49450).

4.32 Copy of supplemental indenture dated as of January 9, 1995, between Unified Western Grocers, Inc. (as successor to United Grocers, Inc.) and First Bank National Association, as trustee, relating to Unified Western Grocers, Inc.'s Series J 5% Subordinated Redeemable Capital Investment Notes (incorporated by reference to Exhibit 4-C to the United Grocers, Inc. Registration Statement on Form S-2, No. 33-57199).

4.33 Copy of supplemental indenture dated as of January 21, 1997, between Unified Western Grocers, Inc. (as successor to United Grocers, Inc.) and First Bank National Association, as successor trustee, relating to Unified Western Grocers, Inc.'s Series K 5% Subordinated Redeemable
        Capital Investment Notes (incorporated by reference to Exhibit 4-C to the United Grocers, Inc. Registration Statement on Form S-2, No. 33-26285).

4.34 Copy of supplemental indenture dated as of February 11, 2000, between Unified Western Grocers, Inc., United Grocers, Inc. and State Street Bank and Trust Company (as successor trustee) (incorporated by reference to Exhibit 4.29 to Unified Western Grocers, Inc.'s Quarterly Report on Form 10- Q for the fiscal quarter ended January 1, 2000 File No. 00-10815).

5.1 Opinion of counsel dated December 7, 1990 (included as Exhibit 5.1 to this Form S-2 Registration Statement originally filed on December 10,
        1990).

10.1 Comprehensive Amendment to Retirement Plan for Employees of the Registrant dated as of July 27, 1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed on November 28, 1997, File No. 0-10815).

10.2 Amended and Restated Deferred Compensation Plan dated as of May 1, 1999 (incorporated by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 28, 1999 filed on November 14, 1999, File No. 0-10815). 10.3 Comprehensive Amendment to Unified Western Grocers, Inc. Employees' Sheltered Savings Plan dated as of July 27, 1995 (incorporated by reference to Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed on November 28, 1997, File No. 0-10815).

10.4 Unified Western Grocers, Inc., Executive Salary Protection Plan II ("ESPP II"), Master Plan Document, effective January 4, 1995 (incorporated by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).

10.5 Master Trust Agreement For Unified Western Grocers, Inc. Executive Salary Protection Plan II, dated as of April 28, 1995 (incorporated by reference to Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).

10.6 Unified Western Grocers, Inc. Executive Insurance Plan Split dollar Agreement and Schedule of Executive Officers party thereto (incorporated by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).

10.7 Comprehensive Amendment to Unified Western Grocers, Inc. Employees' Excess Benefit Plan dated as of December 5, 1995 (incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed on November 28, 1997, File No. 0-10815).

10.8 Comprehensive Amendment to Unified Western Grocers, Inc. Employees' Supplemental Deferred Compensation Plan dated as of December 5, 1995 (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed on November 28, 1997, File No. 0-10815).

10.9 Comprehensive Amendment to Unified Western Grocers, Inc. Employee Savings Plan dated as of August 18, 1995 (incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed on November 28, 1997, File No. 0-10815).

10.10 Unified Western Grocers, Inc. Early Retirement Program (incorporated by reference to Exhibit 10.28 to the Form S-4 Registration Statement filed on August 26, 1999, File No. 333-05917).

10.11 Lease, dated as of December 23, 1986, between Cercor Associates and Grocers Specialty Company (incorporated by reference to Exhibit 10.8 to Form S-2 Registration Statement of the Registrant filed on September 2, 1993. File No. 33-68288).

10.12 Expansion Agreement, dated as of May 1, 1991, and Industrial Lease, dated as of May 1, 1991, between Dermody Properties and the Registrant (incorporated by reference to Exhibit 10.9 to Form S-2 Registration
        Statement of the Registrant filed on September 2, 1993. File No. 33-68288).

10.12.1 Lease Amendment, dated June 20, 1991, between Dermody Properties and the Registrant (incorporated by reference to Exhibit 10.9.1 to Form S-2 Registration Statement of the Registrant filed on September 2, 1993. File No. 33-68288).

10.12.2 Lease Amendment, dated October 18, 1991, between Dermody Properties and the Registrant (incorporated by reference to Exhibit 10.9.2 to Form S-2 Registration Statement of the Registrant filed on September 2, 1993. File No. 33-68288).

10.17 Commercial Lease-Net dated December 6, 1994 between TriNet Essential Facilities XII and the Registrant (incorporated by reference to Exhibit
        10.17 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).

10.18 Purchase Agreement dated November 21, 1994 between the Registrant and TriNet Corporate Realty Trust, Inc. (incorporated by reference to
        Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).

10.19 Form of Employment Agreement between the Company and Alfred A. Plamann (incorporated by reference to Exhibit 10.19 to Form S-4 Registration Statement of the Registrant filed on August 26, 1999, File No. 333-85917).

10.19.1 Amendment to Employment Agreement dated as of August, 1999, between the Registrant and Alfred A. Plamann (incorporated by reference to Exhibit
        10.27 to Form S-4 Registration Statement of the Registrant filed on August 26, 1999, File No. 333-85917).

10.20 Severance Agreement between the Company and Charles J. Pilliter (incorporated by reference to Exhibit 10.21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed on November 28, 1997, File No. 0-10815).

10.21 Severance Agreement between the Company and Robert M. Ling, Jr. (incorporated by reference to Exhibit 10.21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 29, 1998 filed on November 16, 1998, File No. 0-10815).

10.22 Severance Agreement between the Company and Richard J. Martin (incorporated by reference to Exhibit 10.22 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 29, 1998 filed on November 16, 1998, File No. 0-10815).

10.23 Form of Indemnification Agreement between the Company and each Director and Officer (incorporated by reference to Exhibit A to the Registrant's Proxy Statement dated February 24, 1997 filed on February 24, 1997, File No. 0-10815).

10.24 Annual Incentive Plan for Chief Executive Officer (incorporated by reference to Exhibit 10.23 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed on November 28, 1997, File No. 0-10815).

10.25 Annual Incentive Plan for Senior Management (incorporated by reference to Exhibit 10.24 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed on November 28, 1997, File No. 0-10815). 10.26 Sublease Agreement dated August 28, 1991 for the Tigard Store between United Grocers, Inc. (predecessor-in-interest to the Registrant) and a corporation in which Gaylon G. Baese, a director of the Registrant, has an interest (incorporated by reference to Exhibit 10.G of United Grocers, Inc. Annual Report on Form 10-K for the fiscal year ended October 2, 1998 filed on January 20, 1999, File No. 002-60487).

10.27 Sublease Agreement dated October 27, 1991 for the Eugene Store between United Grocers, Inc. (predecessor-in- interest to the Registrant) and a corporation in which Richard L. Wright, a director of the Registrant, has an interest (incorporated by reference to Exhibit 10.H1 of United Grocers, Inc. Annual Report on Form 10-K for the fiscal year ended October 2, 1998 filed on January 20, 1999, File No. 002-60487).

10.28 Sublease Agreement dated October 27, 1991 for the Cottage Grove Store between United Grocers, Inc. (predecessor-in-interest to the Registrant) and a corporation in which Richard L. Wright, a director of the Registrant, has an interest (incorporated by reference to Exhibit 10.H2 of United Grocers, Inc. Annual Report on Form 10-K for the fiscal year ended October 2, 1998 filed on January 20, 1999, File No. 002-60487).

10.29 Sublease Agreement dated February 1, 1994 for the Albany Store between United Grocers, Inc. (predecessor-in- interest to the Registrant) and a corporation in which Richard L. Wright, a director of the Registrant, has an interest (incorporated by reference to Exhibit 10.H3 of United Grocers, Inc. Annual Report on Form 10-K for the fiscal year ended October 2, 1998 filed on January 20, 1999, File No. 002-60487).

10.30 Sublease Agreement dated July 26, 1979 for the Gold Beach Store between United Grocers, Inc. (predecessor-in interest to the Registrant) and Raymond L. Nidiffer, a holder of more than five percent of the Registrant's shares (incorporated by reference to Exhibit 10-Q3 of United Grocers' Registration Statement on Form S-2, File No. 33-26631).

10.31 Assignment of Lease and related documents for Mt. Shasta Store between United Grocers, Inc. (predecessor-in interest to the Registrant) and C&K Market, Inc., an affiliate of Raymond L. Nidiffer (incorporated by reference to Exhibit 10-Q4 of United Grocers, Inc.'s Registration Statement on Form S-2, File No. 33-26631).

10.32 Loan guaranties dated June 12, 1980 and September 30, 1988, given by United Grocers, Inc. (predecessor-in interest to the Registrant) for the benefit of C&K Market, Inc., an affiliate of Raymond L. Nidiffer (incorporated by reference to Exhibit 10-I12 to United Grocer's Form 10-K for the fiscal year ended September 30, 1989).

10.33 Agreement for Purchase and Sale and Escrow Instructions dated September 17, 1997, between United Grocers, Inc. (predecessor-in interest to the Registrant) and C&K Market, Inc., an affiliate of Raymond L. Nidiffer (incorporated by reference to Exhibit 10.I5 to United Grocers, Inc.'s Form 10-K for the fiscal year ended October 2, 1998 filed on January 20, 1999, File No. 002-60487).

10.34 Stock Purchase Agreement dated November 17, 1997, by and among United Grocers, Inc. (predecessor-in interest to the Registrant) and C&K Market, an affiliate of Raymond L. Nidiffer (incorporated by reference to Exhibit 10.I6 to Form 10-K of United Grocers, Inc. filed on January 20, 1999, File No. 002-60487).

10.35 Stock Purchase Agreement dated March 26, 1999 by and among Grocers Capital Company, K.V. Mart Co., an affiliate of Darioush Khaledi, Khaledi Family Partnership I, Khaledi Family Trust dated May 17, 1995, and Parviz Vazin and Vida Vazin (incorporated by reference to Exhibit
        10.35 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

10.36 Pledge Agreement dated March 26, 1999 by Khaledi Family Partnership I, Khaledi Family Trust dated May 17, 1995, and Parviz Vazin and Vida Vazin in favor of Grocers Capital Company (incorporated by reference to Exhibit 10.36 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

10.37 Guaranty dated March 26, 1999 by K.V. Mart Co. in favor of Grocers Capital Company (incorporated by reference to Exhibit 10.37 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

10.38 Term Loan Agreement dated as of May 12, 2000 between K.V. Mart Co. and Unified Western Grocers, Inc. relating to a $7,000,000 Promissory Note due May 12, 2005 in favor of Unified Western Grocers, Inc. by K.V. Mart Co. (incorporated by reference to Exhibit 10.38 to the Registrant's Form 10-Q for the quarterly period ended July 1, 2000 filed on August 17, 2000, File No. 0-10815)

10.39 Security Agreement dated as of May 12, 2000 between K.V. Mart Co. and Unified Western Grocers, Inc. relating to the Term Loan Agreement dated as of May 12, 2000 between K.V. Mart Co. and Unified Western Grocers, Inc. (incorporated by reference to Exhibit 10.39 to the Registrant's Form 10-Q for the quarterly period ended July 1, 2000 filed on August 17, 2000, File No. 0-10815)

10.40 Guaranty dated as of May 12, 2000 by Darioush Khaledi and Shahpar Khaledi, husband and wife, Darioush Khaledi, as Trustee of the Khaledi Family Trust under Declaration of Trust dated May 17, 1995, K.V. Property Company, and Parviz Vazin and Vida Vazin in favor of Unified Western Grocers, Inc. issued pursuant to that certain Term Loan Agreement dated as of May 12, 2000 between K.V. Mart Co. and Unified Western Grocers, Inc. (incorporated by reference to Exhibit 10.40 to the Registrant's Form 10-Q for the quarterly period ended July 1, 2000 filed on August 17, 2000, File No. 0-10815)

10.41 Stock Collateral Acknowledgement and Consent dated as of May 12, 2000 executed by the shareholders of K.V. Mart Co. (incorporated by reference to Exhibit 10.41 to the Registrant's Form 10-Q for the quarterly period ended July 1, 2000 filed on August 17, 2000, File No. 0-10815)

10.42 Term Loan Agreement dated as of July 15, 2000 between 1999 Lawndale Associates LLC and Unified Western Grocers, Inc. relating to the $3,000,000 Promissory Note due January 5, 2002 in favor of Unified Western Grocers, Inc. by 1999 Lawndale Associates LLC (incorporated by reference to Exhibit 10.42 to the Registrant's Form 10-Q for the quarterly period ended July 1, 2000 filed on August 17, 2000, File No. 0-10815)

10.43 Pledge Agreement dated as of July 5, 2000 by and among certain shareholders of K.V. Mart Co., Unified Western Grocers, Inc. and Grocers Capital Company relating to the Term Loan Agreement dated as of July 5, 2000 between 1999 Lawndale Associates LLC and Unified Western Grocers, Inc. (incorporated by reference to Exhibit 10.43 to the Registrant's Form 10-Q for the quarterly period ended July 1, 2000 filed on August 17, 2000, File No. 0-10815)

 10.44 Pledge Agreement dated as of July 5, 2000 by and among certain shareholders of K.V. Mart Co., Unified Western Grocers, Inc. and Grocers Capital Company relating to the Term Loan Agreement dated as of July 5, 2000 between 1999 Lawndale Associates LLC and Unified Western Grocers, Inc. (incorporated by reference to Exhibit 10.44 to the Registrant's Form 10-Q for the quarterly period ended July 1, 2000 filed on August 17, 2000, File No. 0-10815)

10.45 Guaranty dated as of July 5, 2000 by shareholders and affiliates of K.V. Mart Co. in favor of Unified Western Grocers, Inc. issued pursuant to that certain Term Loan Agreement dated as of July 5, 2000 between 1999 Lawndale Associates LLC and Unified Western Grocers, Inc. (incorporated by reference to Exhibit 10.45 to the Registrant's Form 10-Q for the quarterly period ended July 1, 2000 filed on August 17, 2000, File No. 0-10815)

10.46 Trust Agreement for Unified Western Grocers, Inc., effective as of April 1, 2000, between Registrant and Robert M. Ling, Jr., Richard J. Martin and David A. Woodward (incorporated by reference to Exhibit 10.46 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000, file No. 0-10815).

23.1    Consent of Deloitte & Touche LLP.

24      Power of Attorney (previously filed).

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 13 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on January 19, 2001.

                                 UNIFIED WESTERN GROCERS, INC.


                                 By     /s/ Robert M. Ling, Jr.
                                   ------------------------------------
                                            Robert M. Ling, Jr.,
                                   Executive Vice President, General Counsel
                                                  and Secretary


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature               Title                                       Date
              ---------               -----                                       ----
                 *
------------------------------------- President and Chief Executive        January 19, 2001
          Alfred A. Plamann           Officer (Principal Executive
                                      Officer)
     /s/ Richard J. Martin
------------------------------------- Executive Vice President,            January 19, 2001
          Richard J. Martin           Finance and Administration,
                                      and Chief Executive Officer
                                      (Principal Executive Officer)
     /s/ William O. Cote
------------------------------------- Vice President and Controller        January 19, 2001
           William O. Cote            (Principal Accounting Officer)
                 *
------------------------------------- Director                             January 19, 2001
            Louis A. Amen
                 *
------------------------------------- Director                             January 19, 2001
           Bill Andronico
                 *
------------------------------------- Director                             January 19, 2001
            David Bennett
                 *
------------------------------------- Director                             January 19, 2001
           John Berberian
                 *
------------------------------------- Director                             January 19, 2001
           Edmund K. Davis
                 *
------------------------------------- Director                             January 19, 2001
         Kenneth W. Findley

              Signature               Title                                       Date
              ---------               -----                                       ----
                 *
------------------------------------- Director                             January 19, 2001
          James F. Glassel
                 *
------------------------------------- Director                             January 19, 2001
          David M. Goodwin
                 *
------------------------------------- Director                             January 19, 2001
          Darioush Khaledi
                 *
------------------------------------- Director                             January 19, 2001
              Mark Kidd
                 *
------------------------------------- Director                             January 19, 2001
            Jay McCormack
                 *
------------------------------------- Director                             January 19, 2001
            Mary McDonald
                 *
------------------------------------- Director                             January 19, 2001
           Morrie Notrica
                 *
------------------------------------- Director                             January 19, 2001
           Peter J. O'Neal
                 *
------------------------------------- Director                             January 19, 2001
         Michael Provenzano
                 *
------------------------------------- Director                             January 19, 2001
          Edward J. Quijada
                 *
------------------------------------- Director                             January 19, 2001
           Gordon E. Smith
                 *
------------------------------------- Director                             January 19, 2001
            Mimi R. Song
                 *
------------------------------------- Director                             January 19, 2001
          Robert E. Stiles
                 *
------------------------------------- Director                             January 19, 2001
           James R. Stump
                 *
------------------------------------- Director                             January 19, 2001
           Kenneth Tucker
                 *
------------------------------------- Director                             January 19, 2001
             Floyd West
                 *
------------------------------------- Director                             January 19, 2001
          Richard L. Wright

*By: /s/ Robert M. Ling, Jr.

     ________________________________
         Robert M. Ling, Jr.
         Attorney-In-Fact

                                INDEX OF EXHIBITS



Exhibit:

Exhibit 23.1    Consent of Deloitte & Touche LLP

                                                                    EXHIBIT 23.1





                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post Effective Amendment No. 13 to Registration Statement No. 33-38152 of Unified Western Grocers, Inc. on Form S-2 of our report dated December 5, 2000, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
__________________________
DELOITTE & TOUCHE LLP

Los Angeles, California
January 19, 2001





































                                    Exh. 23-1